UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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JOHNSON CONTROLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Johnson Controls, Inc.

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Notice of 2013

Annual Meeting

and Proxy Statement

Date of Notice: December 10, 2012

NOTICE OF THE 2013

ANNUAL MEETING OF SHAREHOLDERS

Johnson Controls, Inc. will hold the Annual Meeting of Shareholders on Wednesday, January 23, 2013, at 1:00 P.M. CT at Johnson Controls, Inc.’s headquarters located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin. The purposes of the Annual Meeting are to:

1.	Elect four directors, with the following as the Board of Directors’ nominees:

David P. Abney

Julie L. Bushman

Eugenio Clariond Reyes-Retana

Jeffrey A. Joerres

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Johnson Controls, Inc.’s independent registered public accounting firm for fiscal year 2013;

3.	Approve a proposed restatement of the Restated Articles of Incorporation of Johnson Controls, Inc. to declassify the Board of Directors and effectuate certain other non-substantive changes;

4.	Approve the Johnson Controls, Inc. 2012 Omnibus Incentive Plan;

5.	Approve on an advisory basis named executive officer compensation;

6.	Consider a shareholder proposal for an independent Chair of the Board of Directors, if properly presented at the meeting;

7.	Consider a shareholder proposal requesting the Board to take action to permit the shareholders of Johnson Controls, Inc. to act by written consent, if properly presented at the meeting;

and, to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR all nominees listed in item 1, FOR items 2, 3, 4 and 5, and AGAINST items 6 and 7. The persons named as proxies will use their discretion to vote on other matters that may properly be presented at the Annual Meeting.

If you were a shareholder of record at the close of business on November 15, 2012, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact:

Johnson Controls, Inc.

Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

(414) 524-2363

(800) 524-6220

By Order of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 23, 2013:

Our Proxy Statement and our fiscal year 2012 Annual Report on Form 10-K are available at

http://www.johnsoncontrols.com/proxy.

Johnson Controls, Inc. 5757 North Green Bay Avenue Milwaukee, Wisconsin 53209-4408

December 10, 2012

Dear Shareholder:

The Johnson Controls, Inc. 2013 Annual Shareholders Meeting will convene on Wednesday, January 23, 2013, at 1:00 P.M. CT at the headquarters of Johnson Controls, Inc., 5757 North Green Bay Avenue, Milwaukee, Wisconsin. We are mailing to shareholders on or about December 10, 2012 our proxy statement, which details the business we will conduct at the Annual Shareholders Meeting, and the Company’s Annual Report on Form 10-K for fiscal year 2012. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, as proxy solicitation materials. If you have elected not to receive printed proxy materials, you may access them electronically at http://www.johnsoncontrols.com/proxy.

We are pleased to once again offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of this proxy statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Johnson Controls and the compensation of its executive officers, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of the Company.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

Stephen A. Roell

Chairman and Chief Executive Officer

PROXY STATEMENT	1
QUESTIONS AND ANSWERS	1
*PROPOSAL ONE: ELECTION OF DIRECTORS	8
BOARD INFORMATION	13
*PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF JOHNSON CONTROLS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013	24
AUDIT COMMITTEE REPORT	25
*PROPOSAL THREE: APPROVAL OF A PROPOSED RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF JOHNSON CONTROLS, INC. TO DECLASSIFY THE BOARD OF DIRECTORS AND EFFECTUATE CERTAIN OTHER NON-SUBSTANTIVE CHANGES	29
*PROPOSAL FOUR: APPROVAL OF THE JOHNSON CONTROLS, INC. 2012 OMNIBUS INCENTIVE PLAN	31
*PROPOSAL FIVE: APPROVAL ON AN ADVISORY BASIS OF NAMED EXECUTIVE OFFICER COMPENSATION	47
COMPENSATION COMMITTEE REPORT	48
•COMPENSATION DISCUSSION AND ANALYSIS	49
•SUMMARY	49
•SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2012, 2011 AND 2010	72
•GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2012	74
•OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2012 YEAR-END	76
•OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2012	78
•PENSION BENEFITS AS OF SEPTEMBER 28, 2012	79
•NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2012	82
•DIRECTOR COMPENSATION DURING FISCAL YEAR 2012	84
•POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL	85
*PROPOSAL SIX: CONSIDERATION OF A SHAREHOLDER PROPOSAL FOR AN INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS	92
*PROPOSAL SEVEN: CONSIDERATION OF A SHAREHOLDER PROPOSAL TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT	95
JOHNSON CONTROLS SHARE OWNERSHIP	99
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	101

* Agenda items for the Annual Meeting

PROXY STATEMENT

The Board of Directors (the “Board”) of Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls” or the “Company”), is soliciting proxies for our 2013 Annual Meeting of Shareholders (the “Annual Meeting”). You are receiving a proxy statement because you own shares of our common stock that entitle you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

QUESTIONS AND ANSWERS

Q:	What am I voting on and what are the voting recommendations of the Board?

A:	You are voting on the following 7 proposals:

Proposals:	The Board’s Voting Recommendations:
1. The election of four directors for a term of three years, with the following as the Board’s nominees: David P. Abney Julie L. Bushman Eugenio Clariond Reyes-Retana Jeffrey A. Joerres	“FOR” each nominee to the Board
2. The ratification of the appointment of PricewaterhouseCoopers LLP as Johnson Controls’ independent registered public accounting firm for fiscal year 2013.	“FOR”
3. The approval of a proposed restatement of the Restated Articles of Incorporation of Johnson Controls to declassify the Board and accomplish other non-substantive updates.	“FOR”
4. The approval of the Johnson Controls, Inc. 2012 Omnibus Incentive Plan.	“FOR”
5. The approval on an advisory basis of named executive officer compensation.	“FOR”
6. The consideration of a shareholder proposal for an independent Chair of the Board, if properly presented at the Annual Meeting.	“AGAINST”

7.         The consideration of a shareholder proposal requesting the Board to take action to permit the shareholders of Johnson Controls to act by written consent, if properly presented at the Annual Meeting.

“AGAINST”

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a director nominee cannot or will not serve as director, then the proxy holders will vote for a person whom they believe will carry out our present policies.

Q:	Who can vote?

A:	If you hold shares of our common stock, CUSIP No. 478366107, as of the close of business on November 15, 2012, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Q:	How do I vote?

A:	There are four ways to vote:
•	by Internet at http://www.eproxy.com/jci/. We encourage you to vote this way as it is the most cost-effective method;
•	by toll-free telephone at 1-800-560-1965;
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	notifying Jerome D. Okarma, Vice President, Secretary and General Counsel, by written revocation letter to the Milwaukee address listed on the front page of this proxy statement; or
•	completing a written ballot at the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes. Only the inspectors of the election and certain individuals, independent of Johnson Controls, who assist with the processing and counting of the vote, have access to your vote. Our directors and employees may see your vote only if we need to defend ourselves against a claim or in the event of a proxy solicitation by someone other than us.

Q:	Who will count the vote?

A:	Wells Fargo Bank, N.A. will count the vote. Its representatives will serve as the inspectors of the election.

Q:	Why is it important for me to vote?

A:	If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval. Further, as discussed below, if you own shares in “street name” and do not vote, your broker may not be able to vote your shares in its discretion if you do not provide voting instructions to your broker.

Q:	What is the quorum requirement of the Annual Meeting?

A:	A majority of the shares outstanding on the record date of November 15, 2012 constitutes a quorum for voting at the Annual Meeting. On the record date, 683,922,025 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. If you vote (or if a plan trustee votes your shares for you), your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum.

Q:	What is a broker non-vote?

A:	A “broker non-vote” occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	When are brokers permitted to vote your shares?

A:	Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, your broker is only permitted to vote on your behalf on “routine” matters, such as the ratification of auditors. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote on executive compensation) and corporate governance proposals.

Q:	What is an “abstention” and how would it affect the vote?

A:	An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. An abstention with respect to Proposal One is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to Proposals Two and Proposal Four through Seven will have no effect on the outcome of the vote; however, an abstention with respect to Proposal Four will count as a vote for purposes of calculating the total votes cast on the proposal. Abstentions with respect to Proposal Three will have the same effect as voting “against” the proposal.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:

•

Own shares in “street name” through a broker and you do not vote: For all proposals that shareholders will consider at the Annual Meeting other than Proposal Two, if you own shares in “street name” and do not direct your broker how to vote your shares on the proposals, the result is a “broker non-vote.” We believe that Proposal Two — ratification of our independent registered public accounting firm — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. “Broker non-votes” will not impact Proposals One, Two, Five, Six or Seven. For Proposal Three, “broker non-votes” will have the same effect as votes against the proposal. For Proposal Four, “broker non-votes” could have the same effect as votes cast “against” the proposal if the “broker non-votes” cause the total votes cast on the matter to be 50% or less of the total voting power entitled to vote on the proposal.

•

Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact Proposals One, Two, Five, Six or Seven; however, for Proposal Three unvoted shares will have the same effect as votes against the proposal. For Proposal Four, “broker non-votes” could have the same effect as votes cast “against” the proposal if the “broker non-votes” cause the total votes cast on the matter to be 50% or less of the total voting power entitled to vote on the proposal.

•

Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in the same manner if the trustee does not receive your vote by January 17, 2013.

•

Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal One; “for” Proposals Two through Five; “against” Proposals Six and Seven; and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual Meeting or any adjournments thereof.

Q:	What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

A:	The vote to approve each proposal depends on the proposal itself as outlined below.

•

Proposal One:  Because this is an uncontested election, our majority voting standard for uncontested election of directors will apply. Under this majority vote standard, the four director nominees will be elected if, and only if, the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election.

•

Proposal Two:  The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the ratification of the appointment of PricewaterhouseCoopers LLP as Johnson Controls’ independent registered public accounting firm for fiscal year 2013.

•

Proposal Three:  The holders of two-thirds of all the shares entitled to vote at the Annual Meeting must vote “for” to approve the further restatement of Johnson Controls’ Restated Articles of Incorporation.

•

Proposal Four:  The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the Johnson Controls, Inc. 2012 Omnibus Incentive Plan and shareholders holding a majority of the outstanding shares of our common stock must cast votes on the proposal.

•

Proposal Five:  The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the advisory vote on compensation of our named executive officers. Because this shareholder vote is advisory, it will not be binding on the Board or Johnson Controls. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•	Proposals Six and Seven: In each case, the votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the shareholder proposal.

Q:	What shares are covered by my proxy card?

A:	The shares covered by your proxy card represent the shares of our common stock that you own that are registered with us and our transfer agent, Wells Fargo Bank, N.A., including those shares you own through our dividend reinvestment plan and employee stock purchase plan. Additionally, shares that our employees and retirees own that are credited to our employee retirement and savings and investment plans (401(k) plans) are also covered by your proxy card. The trustee of these plans will vote these shares as directed. If you do not direct the trustee to vote your shares, the trustee will vote the shares credited to your account on all proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in the same manner if the trustee does not receive your vote by January 17, 2013.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards using one of the four ways to vote. To provide better shareholder services, we encourage you to have all of your non-broker account shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 15, 2012 can attend the Annual Meeting. Seating at the Annual Meeting, however, is limited and attendance will be on a first-arrival basis.

Q:	What do I need to do to attend the Annual Meeting?

A:	To attend the Annual Meeting, please follow these instructions:
•

If shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring your proof of ownership of our common stock and a form of identification;

•	If a broker or other nominee holds your shares, bring proof of your ownership of our common stock through such broker or nominee and a form of identification; or
•	Bring the attendance card you received with the attached proxy materials and a form of identification.

Q:	Will there be a management presentation at the Annual Meeting?

A:	Management will give a brief presentation at the Annual Meeting.

Q:	Can I bring a guest?

A:	While bringing a guest is not prohibited, please be aware that seating is limited at the Annual Meeting.

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to us of $12,750 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Q:	How do I recommend or nominate someone to be considered as a director for the 2014 Annual Meeting of Shareholders?

A:	You may recommend any person as a candidate for director by writing to Jerome D. Okarma, our Vice President, Secretary and General Counsel. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Qualifications” section of Johnson Control’s Corporate Governance Guidelines, which is discussed in the “Board Information — Nominating Committee Disclosure” section of this proxy statement.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us written notice of the intent to nominate before the annual meeting of shareholders within a 30-day timeframe. Your notice must include all of the information required by our By-Laws including, but not limited to, your intention to nominate a person as a director, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a director nominee and to serve as a director. Under our By-Laws, to nominate a person as a director for the 2014 Annual Meeting of Shareholders, a shareholder must send written notice not less than 90 days and not more than 120 days prior to the first anniversary of the 2013 Annual Meeting. Therefore, because the 2013 Annual Meeting will take place on January 23, 2013, we must receive notice of shareholder intent to nominate a person as a director no sooner than September 25, 2013 and no later than October 25, 2013.

Q:	When are shareholder proposals due for the 2014 Annual Meeting of Shareholders?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”), we must receive shareholder proposals by August 12, 2013 to consider them for inclusion in our proxy materials for the 2014 Annual Meeting of Shareholders. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Johnson Controls, Inc., Attn: General Counsel X-32, 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209.

Q:	What are the requirements for proposing business other than by a shareholder proposal at the 2014 Annual Meeting of Shareholders?

A:

A shareholder who intends to propose business at the 2014 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us written notice of the intent to propose business before the annual meeting of shareholders within the 30-day timeframe relating to nominating a director described above. Therefore, based upon the 2013 Annual Meeting date of

January 23, 2013, Mr. Okarma, Johnson Controls’ Secretary, must receive notice of a shareholder’s intent to propose business to be brought before the 2014 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8) no sooner than September 25, 2013, and no later than October 25, 2013.

If we receive the notice after October 25, 2013, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2014 Annual Meeting of Shareholders. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2014 Annual Meeting of Shareholders, then the persons named in the proxies that the Board requests for the 2014 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

Q:	Where can I find Corporate Governance materials for Johnson Controls?

A:	We have provided our Corporate Governance Guidelines, Disclosure Policy, Ethics Policy, Insider Trading Policy, Lead Director Charter and the Charters for the Audit, Compensation, Corporate Governance, Executive, and Finance Committees of the Board, as well as our Disclosure Committee, on our website at http://www.johnsoncontrols.com/governance. Our Securities and Exchange Commission (“SEC”) filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at http://www.johnsoncontrols.com/investors.

The Ethics Policy is applicable to the members of the Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves will be disclosed on our website. However, we are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:
•	contacting Shareholder Services at 1-800-524-6220; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	What is the process for reporting possible violations of Johnson Controls’ policies?

A:	Employees may anonymously report a possible violation of our policies by calling 1-866-444-1313 in the U.S. and Canada. Toll-free telephone numbers and instructions in most local languages can be found at http://jci.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Mark L. Koczela, our Vice President of Compliance, at Mark.L.Koczela@jci.com or to the attention of Mr. Koczela at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chair of the Corporate Governance Committee. Natalie A. Black currently serves as the Chair of the Corporate Governance Committee. Reports of such possible violations may be sent to her at Natalie.A.Black@jci.com or by letter to her attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of financial or accounting policies may be made to the Chair of the Audit Committee. Richard Goodman currently serves as the Chair of the Audit Committee. Reports of such possible violations may be sent to him at Richard.Goodman-EXT@jci.com or by letter to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Q:	How do I obtain more information about Johnson Controls?

A:	To obtain additional information about Johnson Controls, you may contact Shareholder Services by:
•	calling 1-800-524-6220;
•	emailing shareholder.services@jci.com;
•	visiting the website at http://www.johnsoncontrols.com; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	Is the proxy statement available online?

A:	Yes, we have provided the proxy statement on our website at http://www.johnsoncontrols.com/proxy.

Q:	If more than one shareholder lives in my household, how can I obtain an extra copy of this proxy statement?

A:	Pursuant to the rules of the SEC, services that deliver our communications to shareholders who hold their stock through a broker or other nominee may deliver to multiple shareholders sharing the same address a single copy of our proxy statement unless we have received prior instructions to the contrary. Upon written or oral request, we will mail a separate copy of the proxy statement and annual report to any shareholder at a shared address to which a single copy of each document was delivered. Conversely, upon written or oral request, we will cease delivering separate copies of the proxy statement and annual report to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access the proxy statement and annual report online at www.johnsoncontrols.com/proxy.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the

Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

BOARD DIRECTOR NOMINEES

At the Annual Meeting, four directors will be elected for terms expiring in 2016. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election: David P. Abney, Julie L. Bushman, Eugenio Clariond Reyes-Retana, and Jeffrey A. Joerres, all of whom are current directors of Johnson Controls. Each person whom shareholders elect as a director will serve until the 2016 Annual Meeting of Shareholders or until his or her successor has been duly-elected and qualified. For further information regarding the Board, please see the “Board Information” section of this proxy statement.

The follow biographies summarize the experiences, qualifications, attributes, and skills that qualify our director nominees and continuing directors to serve as directors of Johnson Controls. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” EACH OF ITS NOMINEES.

David P. Abney	Director since 2009 Age 57

Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., Atlanta, Georgia (package delivery, supply chain and freight services provider), since 2007. Mr. Abney served as President of UPS Airlines from 2007 to 2008, and he served as Senior Vice President and President of UPS International from 2003 to 2007. Within the past five years, Mr. Abney also served as a director of Allied Waste Industries Inc.

Mr. Abney brings to the Board, among other skills and qualifications, management experience and international business expertise from his roles in the senior management of United Parcel Service, Inc. As COO of UPS, Mr. Abney has advanced knowledge of global logistics and international human resources. His experience also includes service on the boards of a number of non-profits and industry groups.

Mr. Abney is a member of the Audit and Corporate Governance Committees.

Julie L. Bushman	Director since 2012 Age 51

Executive Vice President Safety & Graphics Business of 3M Company, St. Paul, Minnesota (diversified technology company), since October 2012. Ms. Bushman served as Executive Vice President Safety, Security and Protection Services Business of 3M Company, from 2011 to October 2012, as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M Company from 2007 to 2011, and as Division Vice President, Occupational Health and Environmental Safety Division from 2006 to 2007.

Ms. Bushman brings to the Board, among other skills and qualifications, manufacturing and technical expertise, management and information technology experience, and leadership in product safety initiatives from her roles in the management of a number of different 3M Company departments and divisions.

Ms. Bushman is a member of the Audit and Corporate Governance Committees.

Eugenio Clariond Reyes-Retana	Director since 2005 Age 69

Non-Executive Chairman of Grupo Cuprum, S.A. de C.V. (manufacturer of aluminum products), since 2010. Mr. Clariond served as Chief Executive Officer of Grupo IMSA, S.A., Nuevo Leon, Mexico (industrial conglomerate specializing in steel, aluminum and plastic products) from 1985 through 2006 and as Chairman from 2003 through 2006. Mr. Clariond serves as independent director of Texas Industries, Inc. (cement and concrete production) and Mexichem, S.A. (chemicals and petrochemicals). Mr. Clariond is a member of the Audit and Compensation Committees of Texas Industries, Inc., and serves on the Audit, Compensation and Executive Committees of Mexichem, S.A. Within the past five years, Mr. Clariond also served on the boards of The Mexico Fund, Inc., Grupo Industrial Saltillo, Grupo Financiero Banorte, S.A. and Navistar International Corp.

Mr. Clariond brings to the Board, among other skills and qualifications, management and functional experience in the automotive industry from his career at Grupo IMSA, S.A. He has served on boards of multi-national publicly-traded companies operating in the United States, Mexico, and other Latin American countries, giving him valued international expertise. Mr. Clariond’s service with Texas Industries, Inc. and Grupo IMSA, S.A., gives him unique insight into the construction industry. He provides significant insights into international finance and investment based on his directorships with The Mexico Fund, Inc. and Grupo Financiero Banorte S.A.

Mr. Clariond is a member of the Compensation and Finance Committees.

Jeffrey A. Joerres	Director since 2001 Age 53

Chairman, Chief Executive Officer and President of Manpower Inc. (d/b/a ManpowerGroup), Milwaukee, Wisconsin (provider of employment services). Mr. Joerres was elected Chairman in 2001 and has served as Chief Executive Officer and President since 1999. Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999 and as Senior Vice President of Major Account Development from 1995 to 1998. Prior to joining ManpowerGroup, Mr. Joerres held the position of Vice President of Sales and Marketing for ARI Network Services, a publicly held, high-tech electronic data interchange company. Mr. Joerres is a director of the Federal Reserve Bank of Chicago. Within the last five years, Mr. Joerres also served on the board of Artisan Funds, Inc.

Mr. Joerres brings to the Board, among other skills and qualifications, experience in management, labor and employment through his various senior management positions at ManpowerGroup. His position as a current CEO of this large global company provides the Board with beneficial insights into corporate best practices in the service industry as well as with mergers and acquisitions.

Mr. Joerres is currently chair of the Compensation Committee and a member of the Executive and Finance Committees. Effective December 31, 2012, Mr. Joerres will step down as chair and a member of the Compensation Committee and as a member of the Executive Committee. Mr. Joerres will continue to serve on the Finance Committee.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” EACH OF ITS NOMINEES IN THIS PROPOSAL

CONTINUING DIRECTORS

Terms Expiring at the 2014 Annual Meeting of Shareholders:

Natalie A. Black	Director since 1998 Age 62

Senior Vice President and Chief Legal Officer, Kohler Co., Kohler, Wisconsin (manufacturer and marketer of plumbing products, power systems and furniture and operator of hospitality facilities). Ms. Black has served as Chief Legal Officer since 2012 and as Senior Vice President since 2000. Ms. Black served as General Counsel from 1983 to 2012 and as Secretary from 2000 to 2012. Ms. Black also served as a Group President for Kohler Co. from 1998 to 2000 and as Group Vice President — Interiors from 1991 to 1998. Ms. Black holds a bachelors degree in economics and mathematics from Stanford University and a law degree from Marquette University Law School, and completed the program for management development at Harvard Business School.

Ms. Black brings to the Board, among other skills and qualifications, expertise in brand management, distribution, sales, and marketing from her executive management experience at Kohler Co. Her current role as Chief Legal Officer and former role as General Counsel of a large Wisconsin-based multinational company provides the Board with meaningful insight into federal and state regulatory matters.

Ms. Black is chair of the Corporate Governance Committee and a member of the Executive and Finance Committees.

William H. Lacy	Director since 1997 Age 67

Retired Chairman and Chief Executive Officer, MGIC Investment Corporation, Milwaukee, Wisconsin (holding company for private mortgage insurers). Mr. Lacy retired in 1999 after a 28-year career at MGIC Investment Corporation and its principal subsidiary, Mortgage Guaranty Insurance Corp. (MGIC), the nation’s leading private mortgage insurer. Mr. Lacy is a Director of Ocwen Financial Corporation, where he is the Chairman of the Compensation Committee and serves on the Nomination/Governance Committee. Within the past five years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc.

Mr. Lacy brings to the Board, among other skills and qualifications, financial expertise and significant experience as a senior executive of a large public company. He has management experience and an in-depth knowledge of finance, insurance and banking from his long-time employment at MGIC. Mr. Lacy also brings the experience of serving as a director of other public companies.

Mr. Lacy is chair of the Finance Committee and a member of the Compensation and Executive Committees. Effective January 1, 2013, Mr. Lacy will become Lead Director.

Stephen A. Roell	Director since 2004 Age 62
Chairman of the Board, President and Chief Executive Officer, Johnson Controls, Inc. Mr. Roell was elected President in 2009, Chairman in 2008, and Chief Executive Officer in 2007. He served as Vice Chairman from 2005 to 2007 and as Executive Vice President from 2004 to 2007. Previously, Mr. Roell served as Chief Financial Officer of Johnson Controls, Inc. from 1991 to 2005, as Senior Vice President from 1998 to 2004, and as Vice President from 1991 to 1998. Mr. Roell joined Johnson Controls in 1982.

The Board believes that Mr. Roell’s strong leadership skills, extensive business experience, and knowledge of Johnson Controls, its products and services are tremendously valuable to the Board. In addition to his other skills and qualifications, Mr. Roell’s position as both Chairman and Chief Executive Officer of Johnson Controls serves as a vital link between management and the Board, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy. Mr. Roell brings to the Board a broad strategic vision for Johnson Controls, which is valuable to developing and implementing Johnson Controls’ strategic growth initiatives.

Mr. Roell is chair of the Executive Committee.

Terms Expiring at the 2015 Annual Meeting of Shareholders:

Dennis W. Archer	Director since 2002 Age 70

Chairman and CEO, Dennis W. Archer PLLC, Detroit, Michigan (law firm); gender and diversity consultant. Mr. Archer served as Chairman of Dickinson Wright PLLC, Detroit, Michigan (law firm) from 2002 to 2009. Mr. Archer also served as Chairman of the Board of Directors of the Detroit Regional Chamber from 2006 to 2007 and as President of the American Bar Association from 2003 to 2004. Mr. Archer served as Mayor of Detroit from 1994 to 2001 and as Associate Justice of the Michigan Supreme Court from 1986 to 1990. Mr. Archer is a director of Compuware Corp. and Masco Corp., serving on the Compensation Committee of Compuware Corp. and the Audit and Corporate Governance & Nominating Committees of Masco Corp.

Mr. Archer’s long career as an attorney, judge, and public servant provides the Board with significant experience in addressing issues and challenges facing Johnson Controls. His position as mayor of Detroit gives him management and government relations experience. Mr. Archer’s experiences and qualifications also include his active involvement in other public company boards and charitable organizations.

Mr. Archer is a member of the Compensation and Corporate Governance Committees.

Richard Goodman	Director since 2008 Age 64
Retired senior executive of PepsiCo, Inc., Purchase, New York (food and beverage manufacturer). Mr. Goodman served as Executive Vice President of Global Operations, PepsiCo, Inc. from 2010 to December 31, 2011. From 2006 to 2010, Mr. Goodman served as Chief Financial Officer of PepsiCo. Prior to 2006, he served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor.

Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman also serves on the boards of The Western Union Company and Toys “R” Us, Inc., serving as chair of the Audit Committee and a member of the Compensation Committee of The Western Union Company and as chair of Audit Committee of Toys “R” Us, Inc.

Mr. Goodman brings to the Board, among other skills and qualifications, years of financial management, risk management, and auditing expertise from his various positions at PepsiCo and W.R. Grace. He possesses valuable experience in mergers and acquisitions, investment, and corporate finance from his many years of service at global corporations.

Mr. Goodman is chair of the Audit Committee and a member of the Executive and Finance Committees.

Mark P. Vergnano	Director since 2011 Age 54

Executive Vice President, E. I. du Pont de Nemours and Company, Wilmington, Delaware (agriculture and industrial biotechnology, chemistry, biology, materials science and manufacturing), since 2009. Mr. Vergnano is responsible for the Building Innovations, Protection Technologies, Sustainable Solutions, Electronics & Communications, Chemicals & Fluoroproducts, and Titanium Technologies businesses. He also leads the company’s safety, health and environment, sales, marketing, sustainability and communication functions. He joined DuPont in 1980 as a process engineer in the former Fibers Department. Since joining DuPont, Mr. Vergnano has held a variety of manufacturing, technical and management assignments in DuPont’s global organization. He was named vice president and general manager — Nonwovens in February 2003 and vice president and general manager — Surfaces and Building Innovations in October 2005. In June 2006 he was named group vice president of DuPont Safety & Protection. Mr. Vergnano serves as vice chairman of the National Safety Council board of directors.

Mr. Vergnano brings to the Board, among other skills and qualifications, manufacturing and technical expertise, global sales and marketing experience, leadership in safety and sustainability initiatives and many years of senior leadership experience managing a variety of DuPont’s diverse business units.

Mr. Vergnano is a member of the Audit and Compensation Committees. Effective January 1, 2013, Mr. Vergnano will become chair of the Compensation Committee and a member of the Executive Committee.

RETIRING DIRECTORS

Robert L. Barnett and Robert A. Cornog will retire from the Board effective December 31, 2012, consistent with Johnson Controls’ retirement policy under our Corporate Governance Guidelines. Mr. Barnett has served as a director since 1986 and has been a member of the class of directors whose terms expire at this Annual Meeting. Mr. Cornog has served as a director since 1992 and as Lead Director since 2010 and has been a member of the class of directors whose terms expire at the 2014 Annual Meeting of Shareholders.

BOARD INFORMATION

Board Structure

Our By-Laws state the Board may be comprised of not less than 9 nor more than 13 members with the exact number determined by resolution of the Board. Accordingly, on November 14, 2012, the Board increased its size from 11 to 12 members, and the Board elected Julie L. Bushman as a director to fill the vacancy created by the increase in the number of directors. However, due to the impending retirements from the Board of Messrs. Barnett and Cornog effective December 31, 2012, the Board also acted to reduce its size from 12 to 10 members effective January 1, 2013.

Currently, the directors are divided into three classes. At each annual meeting of shareholders, the term of one class expires. Directors in each class serve three-year terms, or until the director’s earlier retirement pursuant to our Corporate Governance Guidelines or until his or her successor is duly-elected and qualified. However, if the shareholders approve the restatement of our Restated Articles of Incorporation as further explained in Proposal Three beginning on page 29, the Board’s classified nature will be phased-out over the next three years. Assuming Proposal Three is approved, beginning with the 2014 annual meeting of shareholders, and at all annual meetings thereafter, directors whose terms are expiring will be subject to election for a one-year term expiring at the next annual meeting.

Election of Julie L. Bushman

Ms. Bushman’s initial term as a director expires at the Annual Meeting, and Ms. Bushman is a nominee of the Board for election as a director in the class of directors whose terms expire at the 2016 Annual Meeting of Shareholders. For Ms. Bushman’s biographical information, please refer to the section entitled “Proposal One: Election of Directors,” “Board Nominees.”

A third-party search firm recommended Ms. Bushman to the Corporate Governance Committee as a director candidate. The Corporate Governance Committee evaluated her pursuant to the process described in the section below entitled “Nominating Committee Disclosure” and subsequently nominated her for director. The Corporate Governance Committee determined that Ms. Bushman was qualified to serve as a director based upon the standards outlined in the “Director Qualifications” section of our Corporate Governance Guidelines, as further described in this proxy statement under “Nominating Committee Disclosure”. For Ms. Bushman’s qualification information, please refer to the section entitled “Proposal One: Election of Directors,” “Board Nominees.”

Director Attendance at the Annual Meeting

We have a long-standing policy of director attendance at our annual meeting of shareholders. All 11 of our directors serving on the Board at the time of the 2012 Annual Meeting of Shareholders attended the 2012 Annual Meeting of Shareholders.

Shareholder and Other Interested Party Communication with the Board

We encourage shareholder and other interested party communication with directors. General communication to the Board or any individual Board member may be sent to his or her attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408. Our Corporate Secretary’s office opens and screens these communications for security purposes and for relevance in the directors’ capacities as directors.

You may also send communications directly to the Lead Director. Robert A. Cornog will continue to serve as Lead Director until December 31, 2012 and you may send communications to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408. Effective January 1, 2013, William H. Lacy

will become Lead Director and at that time you may send communications to him at William.H.Lacy@jci.com or to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408. In addition, at the request of a major shareholder, our Lead Director will make himself reasonably available for consultation and direct communication.

You may send communications regarding financial or accounting policies to the Chair of the Audit Committee, who is currently Richard Goodman. You may send such communications to him at Richard.Goodman-EXT@jci.com or to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

You may send other communications to the Chair of the Corporate Governance Committee, who is currently Natalie A. Black. You may send such other communications to her at Natalie.A.Black@jci.com or to her attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Nominating Committee Disclosure

The Corporate Governance Committee serves the nominating committee role. We describe the material terms of this role in the Corporate Governance Committee’s Charter, a description of which appears under the “Board Committees” section of this proxy statement. We have published the Corporate Governance Committee’s Charter and our Corporate Governance Guidelines on our website at http://www.johnsoncontrols.com/governance. The “Committee Independence” section of our Corporate Governance Guidelines requires that all members of the committee be independent, as defined by the NYSE listing standards and our Corporate Governance Guidelines. The Corporate Governance Committee develops criteria and qualifications for directors and candidates that the Board reviews and approves annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by our By-Laws and Corporate Governance Guidelines. To identify director candidates, the Corporate Governance Committee maintains a file of potential director nominees (including those recommended by shareholders), solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and has retained for a fee recruiting professionals to identify and evaluate candidates. The Corporate Governance Committee uses the following criteria, among others, to evaluate any candidate’s capabilities to serve as a member of the Board: skill sets, professional experience, management experience, independence, other time demands (including service on other boards), diversity, technical capabilities, international experience, industry knowledge, as well as financial, investment and other functional expertise. Further, the Corporate Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and electronics, and in functional areas, such as finance, manufacturing, technology, and investing. The Chairman of the Board and the Chair of the Corporate Governance Committee also lead an evaluation of each director whose term is expiring at the upcoming annual meeting of shareholders based upon the preceding criteria and input from directors whose terms are not expiring at the upcoming annual meeting of shareholders before nominating and recommending such director for reelection. The Corporate Governance Committee will evaluate all director candidates in a similar manner regardless of how each director was identified, recommended, or nominated. We measure the success of our Board in part by the number of diverse candidates that are identified, evaluated, and added to our Board. No director candidates were nominated by third parties during the year.

Board Meetings and Management Structure

In fiscal year 2012, the Board held a total of six regular meetings, with each Director attending 100% of the Board meetings for which he or she was eligible to attend (Mark P. Vergnano was not yet a director for one Board meeting that occurred during fiscal year 2012). Further, each director attended at least 94% of Board committee meetings for the committees on which the director served.

The Board is currently comprised of 11 independent directors of 12 in total. Mr. Roell serves as the Chairman of the Board and our Chief Executive Officer (“CEO”). Mr. Roell’s position as both Chairman and CEO serves as a vital link between management and the Board, allowing the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Mr. Roell’s in-depth knowledge of each of our businesses and their management structures, and the competitive challenges each business faces, creates an indispensable link between management and the independent board members, and makes him the director best qualified to serve as Chairman at this time. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Lead Director

In July 2010, the Board amended our Corporate Governance Guidelines to provide for a Lead Director position; previously, the Board had a presiding director. The Board believes the Lead Director position provides guidance to the non-management (independent) directors in their active oversight of management, including the Chairman and CEO, which is a crucial feature of sound corporate governance. Robert A. Cornog, the current Lead Director, is a nonexecutive, independent director who was appointed by the affirmative vote of a majority of independent directors. In connection with Mr. Cornog’s retirement from the Board effective December 31, 2012 he will be stepping down as Lead Director. Pursuant to an affirmative vote on November 14, 2012 the majority of the Board’s independent directors appointed William H. Lacy, a nonexecutive, independent director, as Lead Director effective January 1, 2013.

In addition, in July 2012, the Board adopted a Lead Director Charter, which was further amended in November 2012 to further outline and enhance the Lead Director’s responsibilities and authority. The Lead Director Charter is published at http://www.johnsoncontrols.com/governance. The Lead Director’s responsibilities include, among other things:

•	Approving the Board meeting schedules to assure there is sufficient time for discussion of all Board agenda items;

•	Approving the Board meeting agendas to ensure that topics deemed important by our independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed;

•	Calling meetings of the Board’s independent directors;

•	Developing the agenda for and serving as chairman of the Board’s executive sessions;

•	Serving as principal liaison between the Board’s independent directors and the Board Chairman and CEO;

•	Serving as chair of Board meetings when the Board Chairman is not present;

•	Approving information sent to the Board; and

•	If requested by our major shareholders, ensuring that he is available for consultation and direct communication.

In addition, the Lead Director performs other duties as the Board may determine. The Lead Director also provides feedback after each Board meeting to the Chairman on the substance of the items presented and may make suggestions for enhancing management’s and the Board’s effectiveness. In addition, the Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the Lead Director has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda.

Board Independence

The Board annually determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE’s listing standards for the independence of directors. The Board has established categorical standards of independence to assist it in making determinations of director independence, which we have set forth in our Corporate Governance Guidelines and posted on our website. Under these standards, we will not consider the following relationships that currently exist or that have existed, including during the preceding three years, to be material relationships that would impair a director’s independence:

a)	A family member of the director is or was an employee (other than an executive officer) of Johnson Controls.

b)	A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from Johnson Controls, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Johnson Controls). We will not consider compensation that (a) a director receives for former service as an interim Chairperson or CEO or other executive officer of Johnson Controls or (b) a family member of the director receives for service as a non-executive employee of Johnson Controls.

c)	A director, or a family member of the director, is a former partner or employee of Johnson Controls’ internal or external auditor but did not personally work on Johnson Controls’ audit within the last three years; or a family member of a director is employed by an internal or external auditor of Johnson Controls but does not personally work on Johnson Controls’ audit.

d)	A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of Johnson Controls’ present executives serve on that company’s compensation committee.

e)	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to or receives payments from Johnson Controls for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported in the last completed fiscal year).

f)	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which Johnson Controls and its foundation’s contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

g)	A director is a shareholder of Johnson Controls.

h)	A director has a relationship that currently exists or that has existed (including through a family member) with a company that has a relationship with Johnson Controls, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of Johnson Controls that constitutes less than 10% of the outstanding stock or other equity interests of that company.

i)	A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Johnson Controls but the family member is not an executive officer of that company.

j)	A family member of the director has a relationship with Johnson Controls but the family member is not an immediate family member of the director. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

k)	Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

l)	A director (or an immediately family member of the director) has purchased products or services from Johnson Controls in a transaction on standard pricing and terms that arose in the ordinary course of Johnson Controls’ business in an amount which, in any single fiscal year, does not exceed $1 million.

The Board is comprised of greater than two-thirds of independent directors. The Board has affirmatively determined by resolution that each of Mss. Black and Bushman and Messrs. Abney, Archer, Barnett, Clariond Reyes-Retana, Cornog, Goodman, Joerres, Lacy and Vergnano is independent. Based on the NYSE’s listing standards and our Corporate Governance Guidelines, the Board affirmatively determined that Mr. Roell is not independent.

When making the Board’s director independence determinations, based on the information provided by the directors, the executive officers, and a survey by our legal and finance departments, the Board was aware of the following relationships:

•

our business relationship with United Parcel Service, Inc. and its subsidiaries (package delivery, supply chain and freight services provider), of which Mr. Abney is a Senior Vice President and the Chief Operating Officer;

•	our business relationship with Dickinson Wright PLLC (law firm), of which Mr. Archer was Chairman until December 31, 2009;

•

our business relationship with Kohler Co. and its subsidiaries and affiliates (manufacturer and marketer of plumbing products, power systems and furniture and operator of hospitality facilities), of which Ms. Black is a Senior Vice President and the Chief Legal Officer, which also includes our business relationship with The American Club (hotel and conference services), an affiliate of Kohler Co.;

•	our business relationship with PepsiCo. Inc. (food and beverage producer), of which Mr. Goodman was a senior executive until December 31, 2011 and was previously the Chief Financial Officer;

•	our business relationship with ManpowerGroup and its subsidiaries (employment services provider), of which Mr. Joerres is the Chairman, Chief Executive Officer and President;

•

our business relationship with E. I. du Pont de Nemours and Company (agriculture and industrial biotechnology, chemistry, biology, materials science and manufacturing), of which Mr. Vergnano is Executive Vice President; and

•	our business relationship with 3M Company (diversified technology company), of which Ms. Bushman is Executive Vice President.

All the business relationships noted above were entered into on standard pricing and terms as arose in the ordinary course of our business. The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues. As a result, each qualified under a categorical standard of independence that the Board previously approved (paragraph

(e) in the listing above), and therefore, none of the relationships were deemed to be a material relationship that impaired the director’s independence.

Related Person Transactions

The Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” generally means any of our directors, executive officers, or director nominees, or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Under our policies, each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. In addition, the questionnaire we send annually to directors and executive officers solicits information regarding related person transactions that are currently proposed or that occurred since the beginning of our last fiscal year. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must also be disclosed to the full Board.

There were no related person transactions in fiscal year 2012.

Board Succession Plan

We designed the Board succession plan as generally outlined in our Corporate Governance Committee Charter and Corporate Governance Guidelines (the “Succession Plan”) to maintain effective shareholder representation. The Succession Plan has three important elements. First, the Succession Plan sets the mandatory retirement age for directors as the last day of the calendar year in which a director reaches his or her 72nd birthday. Second, the Succession Plan states that no director may serve as a committee chair after the last day of the calendar year in which the director reaches his or her 70th birthday. Before a committee chair reaches his or her 70th birthday, we will implement a transition process in which the new chair will work collaboratively with the retiring chair as they transition duties and responsibilities. Third, the Succession Plan requires that at the time the CEO either resigns or retires from Johnson Controls, he or she must also resign and retire from the Board, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

As previously stated, pursuant to the terms of the Succession Plan, Messrs. Barnett and Cornog will retire from the Board on December 31, 2012.

Board Evaluation

Each year, the Board conducts an evaluation of itself, the Board committees, and each director whose term is expiring at the upcoming annual meeting of shareholders to determine their respective effectiveness. The Corporate Governance Committee annually determines the manner of these evaluations to ensure that the Board receives accurate and insightful information.

During fiscal year 2012, each director whose term is expiring at the upcoming annual meeting of shareholders underwent a performance review. Further each director whose term is not expiring at the upcoming annual meeting of shareholders provided an evaluation of each director whose term is expiring at the upcoming annual meeting of shareholders to determine each such individual’s effectiveness. Based on that input, areas were identified where each nominee could make an enhanced contribution to the Board to foster continuous improvement of the nominee and the Board in general.

In addition, during fiscal year 2012, the Board and the Board committees reviewed the independent third party evaluation performed in fiscal year 2011 that covered the Board and the Board committees. One of the primary purposes of this review was to gain insight into the progress of implementing those suggested steps, which was proceeding as planned. As a result of the quality of the information it gained through these evaluation processes, the Board was able to objectively evaluate its opportunities to enhance its procedures to ensure greater director, committee and Board effectiveness.

Board Oversight of Risk

We have a comprehensive risk management program. Directors are involved in the program in the following ways:

•

The Board has primary responsibility for overall risk oversight, including our risk profile and management controls. The Board oversees the implementation of our strategic plan and the risks inherent in the operation of its businesses. In 2008, we implemented an Enterprise Risk Management (“ERM”) process to identify, assess, prioritize and manage a broad set of risks across the corporation. These risks fell into six categories: external risk, strategic risk, operational risk, people risk, financial risk, and legal and compliance risk. The assessment process was administered by the corporate strategic planning department and the Board received an annual overview of top risks along with plans for managing and, where appropriate, mitigating them. These activities supplemented a rigorous internal audit function that reported regularly to the Audit Committee.

•

In 2010, the Board endorsed an expansion of our ERM program. Our management created a Senior Executive Risk Committee (“Risk Committee”) to provide increased leadership focus and more frequent risk related communication with the Board. The Risk Committee is comprised of the following senior leaders: Chief Executive Officer, Chief Financial Officer, Executive Vice President – Human Resources, General Counsel, Vice President – Corporate Strategic Planning, Executive Director – Risk & Insurance, and a senior business leader from each of our business units. The Risk Committee meets regularly to actively manage the ERM program and has increased our overall awareness of enterprise risk. The Risk Committee created, and the Board reviewed, a series of statements outlining our risk tolerance. The Risk Committee reviews areas of risk within the operations and regularly identifies potential emerging risks. They report their findings, discussion and recommendations to the Board in detailed minutes and at regularly scheduled reviews. These reviews occur at an annual dedicated risk management session in January, in an extensive risk narrative report in July, and as part of regularly-scheduled Board meetings to the extent relevant risk topics need to be reviewed.

•

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board as a group also reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning
Audit Committee	Risks and exposures associated with financial reporting and disclosure, tax, accounting, internal controls, legal & compliance, information technology and financial policies
Corporate Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; director independence; conflicts of interest; ethics; and director candidate and succession planning
Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, recruiting and retention and executive compensation programs and arrangements, including incentive plans
Finance Committee	Risks and exposures associated with capital structure, credit and liquidity, financing, employee pension and savings plans (including their relative investment performance, asset allocation strategies and funded status), and significant capital investments and acquisitions

Accordingly, while each of the above four committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of our overall ERM program.

Board Committee Membership as of December 10, 2012

Effective January 1, 2013, Robert A. Cornog will be succeeded as Lead Director by William H. Lacy. Further, effective January 1, 2013, Mark P. Vergnano will succeed Jeffrey A. Joerres as chair of the Compensation Committee and will become a member of the Executive Committee, and Mr. Joerres will no longer serve on the Compensation Committee or Executive Committee.

	Audit	Executive	Compensation	Corporate Governance	Finance
David P. Abney	✓			✓
Dennis W. Archer			✓	✓
Robert L. Barnett§	✓			✓
Natalie A. Black		✓		*	✓
Julie L. Bushman	✓			✓
Eugenio Clariond Reyes-Retana			✓		✓
Robert A. Cornog†, §	✓	✓		✓
Richard Goodman	*	✓			✓
Jeffrey A. Joerres‡		✓	*		✓
William H. Lacy		✓	✓		*
Stephen A. Roell		*
Mark P. Vergnano¥	✓		✓

* Chair of Committee

✓ Committee Member

† Lead Director. Effective January 1, 2013, Robert A. Cornog will be succeeded as Lead Director by William H. Lacy.

‡ Effective December 31, 2012, Jeffrey A. Joerres will step down as chair and a member of the Compensation Committee and a member of the Executive Committee.

§ Effective December 31, 2012, Robert L. Barnett and Robert A. Cornog will retire from the Board and all Board committees.

¥ Effective January 1, 2013, Mark P. Vergnano will become chair of the Compensation Committee and a member of the Executive Committee.

Board Committees

Executive Committee:     The primary function of the Executive Committee is to exercise all the powers of the Board when the Board is not in session, as the law permits. The Executive Committee did not hold a meeting during our 2012 fiscal year.

Audit Committee:     The primary functions of the Audit Committee are to:

•

Review and discuss the audited financial statements with management and our independent registered public accounting firm for inclusion of the financial statements and related disclosures in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	Review annually the internal audit and other controls that management establishes;

•

Review the results of management’s and our independent registered public accounting firm’s assessment of the design and operating effectiveness of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Review and discuss with management and our independent registered public accounting firm our financial reporting process and our critical accounting policies;

•	Appoint and oversee the compensation and work of our independent registered public accounting firm;

•	Evaluate, and review management’s evaluation of, our independent registered public accounting firm;

•	Review the audit plans prepared by internal audit and our independent registered public accounting firm;

•	Review applicable confidential reporting of possible concerns regarding internal accounting controls, accounting and auditing matters;

•	Pre-approve all auditing services and permitted non-audit services that our independent registered public accounting firm will perform;

•	Discuss with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	Review related person transactions and decide whether to approve or ratify a related person transaction;

•	Disclose any related person transaction to the full Board;

•	Review our tax situation and significant tax planning initiatives;

•	Review the status of major information technology plans;

•	Review our risk assessment process and risk management policies including reviewing our major financial risk exposure and the steps management has taken to monitor and control such exposure;

•	Report the results or findings of all activities to the Board on a regular basis; and

•	Review annually the Audit Committee’s performance and report its findings and recommendations to the Board.

The Audit Committee held eight regular meetings during our 2012 fiscal year. All members are independent as defined by the NYSE listing standards and our Corporate Governance Guidelines.

Compensation Committee:    The primary functions of the Compensation Committee are to:

•	Evaluate and recommend to the Board the CEO;

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

•	Establish objectives, determine performance, and approve compensation and salary adjustments of the CEO;

•	Administer our executive benefits;

•	Determine perquisites and other remuneration for the CEO and other officers;

•	Approve disclosure of executive compensation-related information in our proxy statement;

•	Approve the retention and termination of outside compensation consultants;

•	Review our executive compensation programs with outside consultants, as well as compare such programs with our peer companies, and, as necessary recommend such programs to the Board;

•	Review a management succession plan and recommend management succession decisions;

•	Review and approve employment-related agreements for the CEO and our officers;

•	Periodically review Pension Plan design;

•	Conduct an annual risk assessment of executive incentive compensation plans and programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Compensation Committee’s performance and report its findings and recommendations to the Board.

The Compensation Committee held five meetings during our 2012 fiscal year. All members are independent as defined by the NYSE listing standards and our Corporate Governance Guidelines. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. The Compensation Committee exercises the Board’s powers regarding compensation of our executive officers. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. All members of the Compensation Committee are “non-employee directors” as defined in SEC Rule 16b-3(b)(3).

Corporate Governance Committee:    The primary functions of the committee are to:

•	Recommend to the Board nominees for directors and the Lead Director;

•	Consider shareholder-recommended candidates for election as directors;

•	Review and recommend to the Board responses to shareholder proposals concerning corporate governance matters;

•	Recommend the size and composition of the Board;

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Approve director compensation programs;

•	Approve committees, committees’ rotational assignments, and committee structure for the Board;

•	Approve and review performance criteria for the Board;

•	Ensure formalization of written ethics policy and employee education in the policy;

•	Review and recommend our corporate governance practices and policies;

•	Review and decide on conflicts of interest that may affect us, our directors or our executive officers;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Corporate Governance Committee’s performance and report its findings and recommendations to the Board.

The Corporate Governance Committee held six meetings during our 2012 fiscal year. All members are independent as defined by the NYSE listing standards and our Corporate Governance Guidelines.

Finance Committee:    The primary functions of the committee are to:

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review and approve, within the limits established by the Board, our capital appropriations matters;

•	Monitor actual performance of significant capital appropriations against original projections;

•	Annually review and recommend to the Board capital expenditure authorization levels;

•	Review capital structure, financing plans, and other significant treasury policies;

•	Review and approve our policies governing long-term investment goals and asset allocation targets for significant defined benefit and defined contribution plans;

•	Approve funding for significant defined benefit and defined contribution plans;

•	Monitor performance of significant defined benefit and defined contribution plans;

•	Review dividend policy and share repurchase programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Finance Committee’s performance.

The Finance Committee held five meetings during our 2012 fiscal year. All members of the Finance Committee are independent as defined by the NYSE listing standards and the Corporate Governance Guidelines.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF JOHNSON CONTROLS’ INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

PricewaterhouseCoopers LLP has audited our financial statements for many years. The Audit Committee appointed them as our independent registered public accounting firm for fiscal year 2013.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews the charter at least annually, updating it in November 2012. The charter is available on our website at http://www.johnsoncontrols.com/governance. Each member of our Audit Committee meets our independence requirements, the NYSE’s independence requirements and the requirements of our Corporate Governance Guidelines. The Board has determined that Messrs. Abney, Barnett, Cornog, and Goodman are Audit Committee financial experts as defined by the rules of the SEC.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During fiscal year 2012, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter and held eight meetings. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditor our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•

reviewed with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewed with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor; and

•

received the annual letter from PricewaterhouseCoopers LLP provided to us pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2012, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended September 30, 2012, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other services. Fees we paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees	$22,917,000	$22,826,000
Audit-Related Fees	$1,656,000	$1,703,000
Tax Fees	$2,324,000	$3,813,000
All Other Fees	$45,000	$893,000

“Audit Fees” include fees for services performed to comply with audit standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements, issuance of consents and the audit of our internal control over financial reporting for fiscal year 2012. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

“Audit-Related Fees” include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding accounting principles generally accepted in the United States, reviews and evaluations of the impact of new regulatory pronouncements, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

“Tax Fees” primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

“All Other Fees” primarily include fees associated with training seminars related to accounting, finance and tax matters, information technology consulting, and other advisory services.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and it preapproved 100% of all such services in fiscal year 2012. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate preapproval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chairman David P. Abney Robert L. Barnett Robert A. Cornog Mark P. Vergnano Members, Audit Committee

PROPOSAL THREE:

APPROVAL OF A PROPOSED RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF JOHNSON CONTROLS, INC. TO DECLASSIFY THE BOARD OF DIRECTORS AND EFFECTUATE CERTAIN OTHER NON-SUBSTANTIVE CHANGES

SUPPORTING STATEMENT

We are asking shareholders to approve a proposed restatement of our Restated Articles of Incorporation (the “Articles”) to provide for a phased-in declassification of our Board and to effectuate other non-substantive changes (the “Restatement”). The following summary is qualified by reference to the full text of the proposed Restated Articles of Incorporation attached as Appendix A to this proxy statement. The Board has approved the Restatement and amendments to our By-Laws that will provide for a declassified Board if shareholders approve the Restatement. If shareholders approve the Restatement at the Annual Meeting, the phased-in declassification of the Board will begin at our next annual meeting of shareholders in 2014.

Restatement of Articles of Incorporation

Our Board has approved, and recommends that our shareholders approve at the Annual Meeting, the Restatement which would amend the Articles to eliminate the classified Board structure to provide for an annual election of directors commencing in 2014 as well as effect certain other non-substantive changes to our Restated Articles of Incorporation. The Restatement provides that directors who have been or will be elected to three-year terms prior to the 2014 annual meeting of shareholders, including those elected at the Annual Meeting, will complete those terms. Beginning with the 2014 annual meeting of shareholders, and at all annual meetings thereafter, directors whose terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. As a result, current directors whose terms expire in 2014, 2015 and 2016 will first be elected for one-year terms beginning in those respective years. Beginning with the 2016 annual meeting of shareholders, the entire Board will be elected annually.

In addition to eliminating the classified Board structure, our Board has approved other non-substantive amendments to the Articles as part of the Restatement, including correcting typographical errors, simplifying the par value of our Common Stock by changing it to $1.00 per share and eliminating from the Articles language regarding a long-retired series of our Preferred Stock, Series B, $2.00 Cumulative Convertible Preferred Stock, as further reflected in Appendix A attached to this proxy statement.

Rationale for Declassification

Our Board listened to the broad shareholder support for a non-binding proposal to declassify the Board that was presented at the 2012 annual meeting. In addition, the Board is committed to good corporate governance practices at Johnson Controls. Accordingly, in determining whether to propose the Restatement as described above, our Board carefully reviewed the various arguments for and against a classified board structure. Our Board recognizes that a classified structure may offer several advantages, such as promoting continuity and stability, encouraging directors to take a long-term perspective and reducing our vulnerability to coercive takeover tactics. The Board also recognizes, however, that a classified structure may appear to reduce directors’ accountability to shareholders because such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. Our Board believes that implementing annual elections for all directors is consistent with our shareholders’ expectations and our ongoing commitment to corporate governance “best practices” where the Board believes that the same are in the best interests of our shareholders. In view of the considerations described above, our Board has unanimously determined that it is in our and the shareholders’ best interests to eliminate the classified Board structure as proposed.

Text and Effectiveness of the Restatement

If shareholders approve the Restatement, the Articles will be amended and restated in their entirety as set forth in Appendix A. Under Wisconsin law, if shareholders approve the Restatement, the Restatement will become legally effective when we file the Restatement with the Wisconsin Department of Financial Institutions, which we intend to do following the Annual Meeting.

Amendment to By-Laws

Our Board has approved, subject to shareholder approval of the Restatement, amendments to Article III, Section 1 of our By-Laws to conform the provisions relating to the election of directors to those set forth in Article IV, Section A of the Restatement. The amendments to our By-Laws do not require any shareholder action. If the shareholders do not approve the Restatement, then the conforming amendments to our By-Laws will not take effect. The amendments to Article III, Section 1 of the By-Laws read as follows (with deletions indicated by strike-outs and additions indicated by double-underlining):

“Section 1. NUMBER AND TENURE QUALIFICATIONS. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, a Board of Directors comprised of not less than nine (9) nor more than thirteen (13) members. Until the annual meeting of shareholders of the Corporation held in 2014, the directors shall be divided into three classes, to consist of three to four members each, depending on the size of the Board of Directors, and the term of office of one class shall expire at each annual meeting, subject to the terms of the Restated Articles of Incorporation. The number of directors shall be determined by resolution of the Board of Directors. At each annual meeting~~,~~ prior to the annual meeting of shareholders of the Corporation held in 2014, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall hold office for the term for which he is elected and until his death or until he shall resign or shall have been removed from office. Any director may be removed from office by shareholders prior to the expiration of his or her term, but only (i) at a special meeting called for the purpose of removing the director, (ii) by the affirmative vote of the number of outstanding shares set forth in the Restated Articles of Incorporation and (iii) for cause as hereinafter defined; provided, however, that, if the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), shall have recommended removal of a director, then the shareholders may remove such director without cause by the vote referred to above. As used herein, “cause” shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction, where such conviction is no longer subject to direct appeal, or has been adjudged liable for actions or omissions in the performance of his or her duty to the Corporation in a matter which has a materially adverse effect on the business of the Corporation, where such adjudication is no longer subject to appeal. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director. Any action by the Board of Directors, other than pursuant to a Requisite Vote, or shareholders eliminating the requirement to establish cause for the removal of a director shall not operate to eliminate such requirement with respect to any director incumbent at the time of such action. The Board of Directors, at the regular meeting thereof held immediately after the annual meeting of shareholders, may elect one of its members to act as its Chairman until his successor is elected or his prior death, resignation or removal; and such Chairman shall, when present, preside at all meetings of the Board of Directors and perform all such other duties as may be prescribed by the Board from time to time.”

RECOMMENDATION OF THE BOARD:

FOR THE REASONS STATED ABOVE, THE BOARD

RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL FOUR:

APPROVAL OF THE JOHNSON CONTROLS, INC.

2012 OMNIBUS INCENTIVE PLAN

Our Board is asking our shareholders to approve the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”), including the authority to issue 36,800,000 shares of our common stock under the 2012 Plan. As we describe in the Compensation Discussion and Analysis on page 61, performance-based pay elements, including annual and long-term performance incentives and equity-based awards, are important components of our overall compensation program.

We believe that awarding stock options and restricted stock reflects our executive compensation philosophy and the principle of pay for performance. By awarding stock options and restricted stock, we link long-term incentives directly to stock price. If our stock price decreases, so does the value of the award holder’s compensation. Stock options and restricted stock also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements. We use annual performance incentives to encourage executives to focus on financial objectives that translates into stock price performance and value creation in that fiscal year. The long-term incentive performance plan awards that we have granted in the past are likewise tied to our long-term overall performance to ensure that an executive’s pay was directly linked to the achievement of strong, sustained long-term operating performance.

All of these pay elements are currently delivered under shareholder-approved plans that govern the awards’ terms and conditions. If shareholders approve the 2012 Plan, in the future we intend to deliver these or similar pay elements under the 2012 Plan.

As we describe in the Compensation Discussion and Analysis on page 66, for fiscal 2013, we intend to change the structure of our long-term incentive programs for certain executives by granting three-year performance-based share units to them rather than a cash-based long-term incentive performance plan award to increase the alignment with shareholder value creation. The 2012 Plan authorizes the use of performance-based share units, which is something that our existing shareholder-approved plans did not authorize.

We believe that awards under the 2012 Plan will support the creation of long-term value and business returns for our shareholders. We further believe that the 2012 Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The two complementary purposes of the 2012 Plan are (1) to attract and retain outstanding individuals to serve as officers and employees and (2) to increase shareholder value.

Key Terms

Participation:	• Eligible officers or other employees
• Approximately 3,000 employees are eligible to participate in the 2012 Plan

Shares authorized:	36,800,000 shares

Full-value awards:	Shares authorized will be depleted by 2.65 shares for each share subject to a full-value award such as restricted stock, restricted stock units and performance shares

No liberal share counting:	• Shares authorized are depleted by number of granted awards of any type • Shares used to pay exercise price of options or withholding taxes do not replenish shares authorized

Award types:

• Stock options

• Stock appreciation rights

• Performance shares

• Performance units

• Restricted stock

• Restricted stock units

• Deferred stock rights

• Dividend equivalent units

• Annual incentive award

• Long-term incentive award

• Other stock-based awards

Individual award limits:

• Fiscal year limits on awards of:

• options and stock appreciation rights of 2,000,000 shares

• restricted stock, restricted stock units and/or deferred stock rights of 500,000 shares

• performance shares and/or awards of performance units based on the fair market value of common stock of 1,000,000 shares

• performance units not based on the fair market value of common stock of $6,000,000

• other stock-based awards of 500,000 shares

• annual incentive awards of $6,000,000

• long-term incentive awards of $6,000,000

Key prohibitions:	• No backdating of options or stock appreciation rights • No repricing of options or stock appreciation rights • No discounted options or stock appreciation rights

Amendments:	Material amendments require shareholder approval

Administration:	By the Compensation Committee

Burn Rate:

Our three-year average burn rate is approximately 0.90% when calculated by dividing the total number of equity awards granted in any given year by the number of common shares outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by us.

Change of Control:

“Double trigger” is required for accelerated vesting of equity awards in a change of control in which the awards are assumed or replaced, meaning that, in addition to the change of control occurring, the employee’s employment must be terminated by us without cause or by the employee with good reason (if the employee has an agreement providing for good reason termination) for his or her unvested equity to become vested on an accelerated basis.

Effect of Proposal on Existing Incentive Compensation Plans

The Johnson Controls, Inc. 2007 Stock Option Plan and the Johnson Controls, Inc. 2001 Restricted Stock Plan (the “Existing Equity Plans”), under which we may grant equity awards to employees, had an aggregate of approximately 11,155,879 shares of common stock available for future equity grants as of November 15, 2012. We also maintain the Johnson Controls, Inc. Annual Incentive Plan and the Johnson Controls, Inc. Long-Term Incentive Plan (the “Existing Cash Incentive Plans”) under which we may grant cash-based incentive awards to employees. We refer to the Existing Equity Plans and the Existing Cash Incentive Plans together as the “Existing Plans.” If our shareholders approve the 2012 Plan, then the Existing Plans will terminate on the date of approval, no new awards will be granted under the Existing Plans, and the authority to issue the remaining shares of common stock available under the Existing Equity Plans will terminate. All awards that we granted under the Existing Plans that are outstanding as of the date that shareholders approve the 2012 Plan will remain outstanding and will continue to be governed by the Existing Plans. As of November 15, 2012, there were 40,239,678 shares of common stock subject to outstanding options and 1,157,909 shares/units of restricted stock that had not vested under the Existing Equity Plans. The options had a weighted average exercise or strike price of $26.92 and a weighted average term of 5.89 years.

If shareholders do not approve the 2012 Plan, then the Existing Plans will remain in effect in accordance with their respective terms. However, there will be insufficient shares available under the Existing Equity Plans to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee of our Board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate its management employees.

Authorized Shares and Stock Price

Our restated articles of incorporation authorize the issuance of 1,800,000,000 shares of common stock. There were 683,922,025 shares of our common stock issued and outstanding as of November 15, 2012, and the market value of a share of our common stock as of that date was $25.11.

Summary of the Terms of the 2012 Plan

The following is a summary of the material provisions of the 2012 Plan, a copy of which is attached hereto as Appendix B and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the 2012 Plan. Any inconsistencies between this summary or the highlights above and the text of the 2012 Plan will be governed by the text of the 2012 Plan.

Administration and Eligibility

The 2012 Plan is administered by the Compensation Committee of our Board (which we refer as the “administrator”), which has the authority to interpret the provisions of the 2012 Plan and any award; make, change and rescind rules and regulations relating to the 2012 Plan; and change or reconcile any inconsistency in any award or agreement covering an award. In addition, subject to any limitations imposed by law and any restrictions imposed by the Compensation Committee, our Chief Executive Officer may act as the administrator with respect to awards granted to employees who are not “officers” subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or “covered employees” subject to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) at the time such authority or responsibility is exercised.

The administrator may not increase the amount of compensation payable under an award that is intended to be performance-based compensation under Section 162(m) of the Code, although the administrator may decrease the amount of compensation that a participant may earn under the award.

The administrator (to the extent of its authority) may designate any of the following as a participant under the 2012 Plan: any officer or other employee of our company or its affiliates or any individual that our company or one of its affiliates have engaged to become an officer or employee. We currently have approximately 3,000 employees who are eligible to participate in the 2012 Plan.

The Board may delegate some or all of its authority under the 2012 Plan to a committee of the Board or to one or more officers of the Company, and the Compensation Committee may delegate some or all of its authority under the 2012 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16 of the Exchange Act or awards to “covered employees” under Code Section 162(m), unless the delegation is to a committee of the Board that consists only of non-employee, outside directors.

Types of Awards

Awards under the 2012 Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, deferred stock rights, dividend equivalent units, other stock-based awards, annual incentive awards or long-term incentive awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the 2012 Plan’s prohibition on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved under the 2012 Plan

The 2012 Plan provides that 36,800,000 shares of common stock are reserved for issuance under the plan. The 2012 Plan also provides that we may only issue an aggregate of 3,000,000 shares of common stock upon the exercise of incentive stock options.

The number of shares of common stock reserved under the 2012 Plan is depleted by one share for each option or stock appreciation right, and by 2.65 shares for every share that is subject to an award other than an option or stock appreciation right.

In general, if an award granted under the 2012 Plan expires, is canceled or terminates without the issuance of shares under the award, if it is determined during or at the conclusion of the term of an award that all or some portion of the shares under the award will not be issuable on the basis that the conditions for such issuance will not be satisfied, if shares are forfeited under an award or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the 2012 Plan in the same number as they depleted the reserve, except that shares reacquired pursuant to reserved rights may not be issued pursuant to incentive stock options. Shares tendered in payment of the exercise price of an option, shares withheld to satisfy tax withholding obligations and shares purchased by us using proceeds from option exercises may not be recredited to the reserve.

If, after the termination of the Existing Plans, any shares subject to awards granted under the Existing Plans would again become available for new grants under the terms of such plans if such plans were still in effect (taking into account such plan’s provisions concerning termination or expiration, if any), then those shares will be available for the purpose of granting awards under the 2012 Plan, thereby increasing the number of shares available for issuance under the 2012 Plan.

Options

The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option, including the number of options granted; whether an option is to be an incentive stock option or non-qualified stock option; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the option on the date of grant; and the terms and conditions of exercise. Fair market value is defined as the last sales price of a share of our common stock for the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which there was such a sale. The administrator determines terms and conditions of exercise as well as the expiration date of each option, but the expiration date will not be later than 10 years after the grant date. If the aggregate fair market value of the shares subject to the portion of an incentive stock option that becomes exercisable during a calendar year exceeds $100,000, then the option is treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

Each incentive stock option that the administrator grants to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by our company or a subsidiary must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant and must terminate no later than five years after the date of grant.

Stock Appreciation Rights

The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2012 Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, common stock or a combination of the two.

Performance and Stock Awards

The administrator has the authority to grant awards of restricted stock, restricted stock units, deferred stock rights, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of common stock. Deferred stock right means the right to receive shares of common stock or shares of restricted stock at some future time. Performance share means the right to receive shares of common stock, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The administrator determines all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the period of restriction with respect to restricted stock or restricted stock units and the period of deferral for deferred stock rights; the performance period for performance awards; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

Incentive Awards

The administrator has the authority to grant annual and long-term incentive awards. Incentive awards are the right to receive a cash payment to the extent performance goals are achieved. The administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the administrator specifies, although the administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or (for awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) retirement, or such other circumstances as the administrator may specify. For annual incentive awards, the performance period must relate to a period of one fiscal year, and for long-term incentive awards, the performance period must relate to a period of more than one fiscal year, provided that, for annual incentive awards, if the award is made in the year the 2012 Plan becomes effective, at the time of commencement of employment or on the occasion of a promotion, then the award may relate to a period shorter than one fiscal year.

Dividend Equivalent Units

The administrator has the authority to grant dividend equivalent units in connection with “full value” awards, defined to include restricted stock, restricted stock units, performance shares, performance units (valued in relation to a share), deferred stock rights and any other similar award under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The administrator determines all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units that relate to performance awards that are contingent on the achievement of a performance goal at the time the cash dividend or other distribution is paid with respect to a share must also be contingent on the achievement of such performance goal and may not be paid until the performance goal is achieved.

Other Awards

The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of the award.

Performance Goals

For purposes of the 2012 Plan, performance goals means the following categories, including in each case any measure based on such category: basic earnings per common share on a consolidated basis, diluted earnings per common share on a consolidated basis, total shareholder return, fair market value of shares, net sales, cost of sales, gross profit, selling, general and administrative expenses, operating income, segment income, earnings before interest and the provision for income taxes, earnings before interest, the provision for income taxes, depreciation, and amortization, net income, accounts receivable, inventories, trade working capital, return on equity, return on assets, return on invested capital, return on sales, economic value added (or other measure of profitability that considers the cost of capital employed), free cash flow, net cash provided by operating activities, net increase (decrease) in cash and cash equivalents, customer satisfaction (which may include customer backlog and/or relationships), market share, quality, safety, realization or creation of innovation projects or products, employee engagement, employee and/or supplier diversity improvement, sustainability measures, completion of integration of acquired businesses and/or strategic activities and development, completion and implementation of succession planning. The performance goals, other than, in general, the per-share or share-based goals, may be measured for us on a consolidated basis, for any one or more of our affiliates or divisions and/or for any other business unit or units of ours or an affiliate as defined by the administrator at the time of selection.

In addition, the administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above with respect to Awards that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the award.

To qualify as “performance-based compensation” under Section 162(m) of the Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the 2012 Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the 2012 Plan, no participant may be granted awards that could result in such participant:

•	receiving options for, or stock appreciation rights with respect to, more than 2,000,000 shares of common stock during any fiscal year;

•	receiving awards of restricted stock, restricted stock units and/or deferred stock rights relating to more than 500,000 shares of common stock during any fiscal year;

•

receiving awards of performance shares and/or awards of performance units, the value of which is based on the fair market value of common stock, for more than 1,000,000 shares of common stock during any fiscal year;

•	receiving awards of performance units, the value of which is not based on the fair market value of shares of common stock, that would pay more than $6,000,000 in any fiscal year;

•

receiving other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code with respect to more than 500,000 shares of common stock during any fiscal year;

•	receiving an annual incentive award in any fiscal year that would pay more than $6,000,000; or

•	receiving a long-term incentive award in any fiscal year that would pay more than $6,000,000.

Each of these limitations is subject to adjustment as described below.

Performance goals will generally be determined after excluding any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transition, one-time or similar items or charges; the diluted impact of goodwill on acquisitions; and any other items specified by the administrator. For awards intended to qualify as performance-based compensation under Code Section 162(m), the administrator will specify the excluded items in writing at the time the award is made unless, after application of the excluded items, the amount payable under the award is reduced.

Effect of Termination of Employment or Service on Awards

The administrator will have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of the participant’s termination of employment or service with our company or our affiliates on the award.

Transferability and Restrictions on Exercise

No award (other than unrestricted shares), and no right under any such award, is assignable, alienable, saleable, or transferable by a participant except by will or by the laws of descent and distribution, unless and to the extent the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death, or transfer an award.

Each award, and each right under any award, will be exercisable during the lifetime of the participant only by the participant or, if permissible under applicable law, by such individual’s guardian or legal representative.

Adjustments

If any of the following occurs:

•	we are involved in a merger or other transaction in which our common stock is changed or exchanged;

•	we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities or other property;

•

we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or

•

any other event occurs, which, in the judgment of the Board or Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2012 Plan;

then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2012 Plan and subject to certain provisions of the Internal Revenue Code, adjust the number and type of shares of common stock subject to the 2012 Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder) in an amount and at a time determined by the administrator.

No such adjustments may be authorized in the case of incentive stock options to the extent that such authority would cause the 2012 Plan to violate Code Section 422(b).

Without limitation, if there is a reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a change of control (other than any such transaction in which we are the continuing corporation and in which the outstanding shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the administrator may substitute for each share then subject to an award and the shares subject to the 2012 Plan the number and kind of shares of stock, other securities, cash or other property to which holders of commons stock will be entitled in respect of each share pursuant to the transaction.

In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares (including a reverse stock split), if no action is taken by the administrator, the adjustments described above will automatically be made.

In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the administrator may authorize the issuance or assumption of awards under the 2012

Plan, subject to the listing requirements of any principal securities exchange or market on which the shares are then traded.

Change of Control

Unless otherwise provided in an applicable employment, retention, change of control, severance, award or similar agreement, or by the administrator prior to the event, in the event of a change of control of our company:

•

If the purchaser, successor or surviving corporation (or parent thereof) (which we refer to as the “Survivor”) so agrees, some or all outstanding awards will be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor in the change of control transaction, subject to appropriate adjustments. In this case, the terms of the 2012 Plan do not provide for automatic acceleration of vesting of awards. In addition, the 2012 Plan does not provide for an automatic payout of cash incentive awards upon such a change of control, although individual cash incentive awards may provide for an automatic pro rata payout, as do our current performance incentives and our current long-term incentive performance plan awards.

•	To the extent the Survivor in the change of control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change of control:

•

each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and, unless otherwise determined by the Board or the Compensation Committee, all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•	restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest;

•

all performance and incentive awards that are earned but not yet paid will be paid, and all performance and incentive awards for which the performance period has not expired will be cancelled in exchange for a cash payment to be made within 30 days of the change of control equal to a pro rated portion of the target value of the award reflecting the portion of the performance period that had elapsed prior to the change of control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

If the Survivor terminates the participant’s employment or service without cause (as defined in the agreement relating to the award or, if not defined in such an agreement, as defined by the administrator) or if the participant has in effect an employment, retention, change of control, severance or similar agreement with us or any affiliate that contemplates the termination of his or her employment or service for good reason, and the participant terminates his or her employment or service for good reason (as defined in such agreement), in either case within 24 months after a change of control, then any assumed or replaced awards, and any awards not cancelled in connection with the change of control, will be treated as follows:

•	all outstanding awards or replacement awards will vest automatically (assuming, for any award the vesting of which is subject to performance goals, that such goals had been met at the target level);

•

stock options and stock appreciation rights will, at the election of the participant, be cancelled in exchange for a payment in cash and/or shares (which may include shares or other securities of the Survivor) equal to the excess of the fair market value of the shares on the date of such termination covered by the portion of the option or stock appreciation right that has not been exercised over the exercise or grant price of such shares under the award;

•

restricted stock, restricted stock units or deferred stock rights will, at the election of the participant, be cancelled as of the date of such termination in exchange for a payment in cash and/or shares (which may include shares or other securities of the Survivor) equal to the fair market value of a share;

•

performance awards and annual and long-term incentive awards that are earned but not yet paid will be paid upon the termination of employment or service, and performance awards and annual and long-term incentive awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to a pro rated portion of the target value of the award reflecting the portion of the performance period that had elapsed prior to the termination; and

•	other awards will be cancelled as of the date of such termination in exchange for a payment in cash in an amount equal to the value of the award.

If the participant has a deferral election in effect with respect to any amount payable under these change of control provisions, that amount will be deferred pursuant to such election and will not be paid in a lump sum, except that, with respect to amounts payable to a participant (or the participant’s beneficiary or estate) who is entitled to a payment hereunder because the participant’s employment terminated as a result of death or disability, or payable to a participant who has met the requirements for retirement (without regard to whether the participant has terminated employment), no payment will be made unless the change of control also constitutes a change of control within the meaning of Code Section 409A.

Except as otherwise expressly provided in any agreement between a participant and us or an affiliate, if the receipt of any payment by a participant under the circumstances described above would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

A “change of control” is generally defined by the 2012 Plan as the first to occur of the following:

•

The acquisition by a person of 35% or more beneficial ownership of our then-outstanding common stock or our then-outstanding voting securities (excluding acquisitions from or by us or by any of our employee benefit plans);

•	A majority change in our board that is not approved by at least a majority of our incumbent Board (or their Board-approved successors);

•

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of its subsidiaries, a sale or other disposition of all or substantially all of our the assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries, in each case unless, following such event, (1) all or substantially all of the individuals and entities that were the beneficial owners of our then-outstanding common stock or our then-outstanding voting securities beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event of the outstanding company common stock and the outstanding company voting securities, as the case may be, (2) no person (excluding specified persons) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such event or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the event, and (3) at least a majority of the members of the board of directors of the corporation resulting from such event were members of our incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such event; or

•	approval by our shareholders of a complete liquidation or dissolution of our company.

We have no agreements or other arrangements with our executive officers that alter the “double trigger” treatment of equity awards under the 2012 Plan.

Term of 2012 Plan

Unless earlier terminated by our Board, the 2012 Plan will remain in effect until all common stock reserved for issuance under the 2012 Plan has been issued. If the term of the 2012 Plan extends beyond ten years, no further incentive stock options may be granted unless the shareholders have approved an extension of the 2012 Plan for that purpose.

Termination and Amendment

The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2012 Plan at any time, except:

•	the Board must approve any amendment to the 2012 Plan if we determine such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the 2012 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law; and

•

shareholders must approve any amendment to the 2012 Plan that materially increases the number of shares of common stock reserved under the 2012 Plan, the incentive stock option award limits or the per participant award limitations set forth in the 2012 Plan, that materially expands the group of individuals that may become participants under the 2012 Plan or that diminishes the provisions on repricing or backdating stock options and stock appreciation rights.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2012 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded, to the extent the administrator deems necessary to preserve favorable accounting or tax treatment of any award for us, or to the extent the administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.

The authority of the administrator to terminate or modify the 2012 Plan or awards will extend beyond the termination date of the 2012 Plan. In addition, termination of the 2012 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2012 Plan except as they may lapse or be terminated by their own terms and conditions.

Awards Subject to Recoupment; Compliance with Award Agreement and Plan Required

Awards and any stock issued or cash paid under an award are subject to any recoupment, clawback, equity holding, stock ownership or similar policies that we adopt from time to time and any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to us from time to time. As we describe in the Compensation Discussion and Analysis on page 70, we implemented the Executive Compensation Incentive Recoupment (Clawback) Policy during fiscal year 2009. Under the policy, the Committee requires all executive officers elected by the Board to reimburse any incentive awards if (1) the awards were based on that performance period’s financial results and became the subject of a material restatement, other than a restatement due to changes in accounting policy, (2) the Committee believes the elected officer engaged in conduct that caused, or even partially caused, the need for the restatement and (3) a lower payment could have been made to the elected executive officer based upon the restated financial results. For fiscal year 2013, the Committee revised the Executive Compensation Incentive Recoupment Policy to include the ability to claw back performance-based share units in addition to cash performance incentives. We will continue to monitor developments under the Dodd-Frank Act to stay compliant with regulations. Unless an award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2012 Plan.

Repricing Prohibited

Neither the administrator nor any other person may: (1) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; (2) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights; or (3) cancel outstanding stock options or stock appreciation rights with an exercise price above the current share price in exchange for cash or other securities.

Backdating Prohibited

The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Foreign Participation

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2012 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2012 Plan in a foreign country will not affect the terms of the 2012 Plan for any other country.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the 2012 Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2012 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the 2012 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the 2012 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2012 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2012 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards

A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to our chief executive officer and our four other highest paid officers (determined as of the end of each year) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2012 Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation. In the case of awards that are performance-based compensation because they are contingent on the achievement of Performance Goals, the regulations under Code Section 162(m) require, among other things, that shareholders approve the Performance Goals every five years to enable awards under the 2012 Plan to continue to qualify as performance-based compensation.

Code Section 409A

Awards under the 2012 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Code Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the 2012 Plan, and we expect to seek to structure awards under the 2012 Plan, to comply with Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Code Section 409A. To the extent that we determine that any award granted under the 2012 Plan is subject to Code Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Code Section 409A. The 2012 Plan and any applicable awards may be modified to exempt the awards from Code Section 409A or comply with the requirements of Code Section 409A.

New Plan Benefits

The table below sets forth information concerning the approximate value of three-year performance-based share unit awards that will be effective under the 2012 Plan if our shareholders approve the 2012 Plan. The Compensation Committee approved these awards to the listed participants in November 2012, contingent on shareholder approval of the 2012 Plan.

These awards are not additive to our historical compensation programs, but rather are intended to replace the compensation that we have historically awarded through other types of compensation. As we describe in the Compensation Discussion and Analysis on page 66:

•

We are using three-year performance-based share units in fiscal year 2013 to increase the alignment with shareholder value creation, replacing the long-term cash incentive that we have used for prior years; and

•

We are shifting emphasis from stock options to performance-based share units by establishing a targeted mix of long-term incentive vehicles that will place more emphasis on performance share units — in fiscal year 2013, we are delivering the long-term incentive mix 50% through performance-based share units, 25% through stock options, and 25% through restricted stock.

New Plan Benefits—2012 Plan

Name and position	Performance Share Unit Award Values ($)
Stephen A. Roell Chairman, President and Chief Executive Officer	4,760,100
R. Bruce McDonald Executive Vice President and Chief Financial Officer	1,393,500
C. David Myers Vice President and President, Building Efficiency	1,378,000
Beda Bolzenius Vice President and President, Automotive Experience Seating	1,393,500
Alex A. Molinaroli Vice President and President, Power Solutions	1,357,500
All other executive officers as a group (8 persons)	4,328,000
All non-executive directors as a group (10 persons)	0
All employees, excluding executive officers, as a group (0 persons)	0

The number of performance-based share units that will be awarded if shareholders approve the 2012 Plan will equal the result obtained by dividing the award values indicated in the table above by the closing price of a share of our common stock on the day prior to the Annual Meeting.

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the 2012 Plan in the future to the executive officers named in this proxy statement or to other officers, employees, or other persons. The administrator will make such determinations from time to time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our equity compensation plans as of September 30, 2012:

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	36,468,503	$26.39	17,732,477
Equity compensation plans not approved by shareholders	-	-	-

Total	36,468,503	$26.39	17,732,477

(c) Includes shares of Common Stock that remain available for grant under Company Plans as follows: 15,575,249 shares under the 2007 Stock Option Plan, 2,021,666 shares under the 2001 Restricted Stock Plan, as amended, and 135,562 shares under the 2003 Stock Plan for Outside Directors, as amended and restated.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL

PROPOSAL FIVE:

APPROVAL ON AN ADVISORY BASIS OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we seek your approval on an advisory basis of our executive compensation as described in the Compensation Discussion and Analysis, related compensation tables and narrative disclosures provided on pages 49 through 91. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. This vote is advisory and not binding on Johnson Controls, the Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section on page 55, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align compensation with shareholders’ interests and avoid excessive risk taking;
•	Pay for performance;
•	Focus on the long term;
•	Align compensation to market; and
•	Increase at risk and performance-based compensation as responsibility increases.

We encourage shareholders to read the Compensation Discussion and Analysis Summary, starting on page 49, which describes in detail our 2012 business results, compensation program decisions, shareholder outreach process and pay for performance alignment. We believe that the information we have provided in this proxy statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team.

RECOMMENDATION OF THE BOARD:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN ADVISORY BASIS OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2013 Annual Meeting of Shareholders.

Jeffrey A. Joerres, Chairman Dennis W. Archer Eugenio Clariond Reyes-Retana William H. Lacy Mark P. Vergnano Members, Compensation Committee

Compensation Discussion and Analysis

Summary

Fiscal Year 2012 Business Results

Johnson Controls has had a long-standing tradition of delivering performance results for our shareholders, customers, and the community. We are one of the largest 100 companies in the United States (based on revenue), serving customers in more than 150 countries throughout the world, and we generate over 60% of our net sales outside of the United States. Our company has achieved sales growth for 65 of the last 66 years, adjusted earnings growth for 21 of the last 22 years, and dividend increases for 36 of the last 37 years. The company has paid consecutive dividends since 1887.

During fiscal 2012, we achieved record revenue of $42 billion and record segment income of $2.6 billion. Net income was $1.2 billion. Excluding non-recurring items and a change in accounting policy related to pension and retiree expenses, diluted earnings per share were $2.59 versus $2.46 last year. A challenging macroeconomic environment, including slower than expected market growth for each of our operating segments, resulted in our falling short of our aggressive financial targets we set coming into the year. Although facing challenges during fiscal year 2012, we believe the performance of the executive officers named in this proxy statement has positioned Johnson Controls well for future growth and to continue to invest strategically in our business and improve operating fundamentals to enhance long-term shareholder value.

The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers (NEOs). We include details of each of these highlights in the following pages of this Compensation Discussion and Analysis.

Objectives and Philosophy
Objectives of Executive Compensation Program

Our executive compensation program is designed to:

• Build long-term shareholder value

• Deliver sustained, strong business and financial results

• Attract, motivate and retain a highly qualified and effective executive team

Philosophy of Executive Compensation Program

Our executive compensation philosophy is built on five principles:

• Align compensation with shareholders’ interests and avoid excessive risk taking

• Pay for performance

• Focus on the long term

• Align compensation to market

• Increase at risk and performance-based compensation as responsibility increases

2012 Compensation Program Decisions

The table below summarizes the compensation decisions that we made at the start of fiscal year 2012 relative to the NEOs, other changes to our compensation program that became effective during fiscal year 2012, and the implications of our performance during the fiscal year on incentive award payouts.

Decisions at the start of Fiscal Year 2012 See pages 62-68 for more details

•   We increased all NEO base salaries between 3.5% and 4.5% to align with the median level of the Compensation Peer Group, with the exception of Mr. Molinaroli. We provide further detail regarding the companies in our Compensation Peer Group in the “Determining Compensation Levels” section of this document. Mr. Molinaroli received a 10% increase in base salary in recognition of his performance and contributions, to better align with the market median relative to his position, and to appropriately align his compensation relative to other positions with similar responsibilities within the Company.

•   We set earnings growth targets for both the Annual Incentive Performance Plan (AIPP) and the Long-Term Incentive Performance Plan (LTIPP) higher than those that we used in fiscal year 2011.

o      Both the AIPP and LTIPP required earnings growth of 10% over fiscal year 2011.

o      During our process for establishing targets for fiscal year 2012, the Compensation Committee of our Board, which we refer to as the Committee, reviewed our strategic plan, as well as historical and projected earnings data from our compensation peer companies and the broader Standard and Poor’s (S&P’s) 500 Stock Index. The Committee chose to set the thresholds, targets and maximums using guidance from the projected earnings data. This approach helped ensure that we provide market competitive incentive compensation based on market competitive performance.

o      We granted stock option and restricted stock awards on the fifth business day of fiscal year 2012 in compliance with our Policy on Granting Equity Awards. We did not grant any other stock awards to the NEOs during fiscal year 2012.

Other 2012 Executive Compensation Program Updates See page 70 for more details

•   Change of Control Contracts

o      We eliminated excise tax gross ups for all change of control agreements with executive officers.

o      We also eliminated from all of these agreements the trigger that allowed for an executive officer to voluntarily terminate his or her employment within a 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for “good reason”.

o      We did not compensate executive officers for these reductions in benefits.

Incentive Plan Outcomes for Performance During FY 2012

•   AIPP award payouts for NEOs were paid at a level below target based on the results of the three performance measures for fiscal year 2012: Earnings Before Interest and Tax (EBIT), Return on Sales (ROS) and Return on Assets (ROA). Overall performance for these metrics resulted in below target payouts.

	Business Unit	Actual Payout Multiplier (% of target bonus payable)

	Corporate	76.5%

	Automotive Experience	0.0%

	Building Efficiency	60.0%

	Power Solutions	93.1%

•   LTIPP award payouts for NEOs were at 136.6% of target based upon the three-year performance cycle from fiscal years 2010 to 2012.

o      Payout specific to fiscal year 2012 performance— which makes up 50% of the payout—was under target based on earnings growth and ROIC that was 77.6% of target.

o      Actual total payout was over target which reflects strong earnings growth and ROIC that exceeded targets in fiscal years 2010 and 2011.

o      The below target performance in fiscal year 2012 will continue to impact performance cycle payouts in fiscal years 2013 and 2014 under LTIPP awards that were granted in fiscal years 2011 and 2012.

•   Stock option and restricted stock grants that we made at the beginning of fiscal year 2012 are worth less than the values that we attributed to them at the time that we granted them, given the decline in Company stock price since the date of grant.

2012 Shareholder Outreaches

At our annual meeting in January 2012, 58% of shareholder votes supported our executive compensation program in an advisory “say-on-pay” vote. Johnson Controls is committed to the interests of its shareholders and the delivery of shareholder value through sustainable growth strategies. Johnson Controls believes that, as part of this commitment, it is important to maintain an ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation program. These discussions started prior to the first shareholder advisory vote on our executive compensation that took place at our annual meeting in January 2011 and involved members of our Investor Relations and Human Resources departments.

The objectives of these discussions have been 1) to better understand shareholder views on executive compensation such that we can better align programs with shareholder objectives, 2) to be responsive to views that shareholders expressed in both the 2011 and the 2012 shareholder advisory votes on executive compensation, and 3) in the case of discussions in fiscal year 2012, to discuss investor views of potential changes to Johnson Controls compensation programs for fiscal year 2013.

During fiscal year 2012, our shareholder outreach effort had two primary focus areas. In the beginning of the fiscal year, we focused our interactions with shareholders on gathering investor feedback on fiscal year 2012 program designs and the January 2012 say-on-pay shareholder advisory vote. For each outreach, we solicited feedback from investors representing slightly more than 50% of our outstanding shares. Those solicitations resulted in us holding conversations with shareholders representing approximately 40% of our outstanding shares.

Commenting on our fiscal year 2011 compensation programs, these shareholders asked us to:

•	Provide more detail about the performance target setting process for incentives;
•	Enhance the link between incentive programs and performance;
•	Consider making a portion of the long-term incentive mix performance-based equity;
•	Consider a 3-year fixed goal for long-term incentive performance measures; and
•	Address the weighting of the earnings measure in the incentive plans to balance with other business metrics.

As a result of these outreach efforts, as well as the Committee’s annual review of market trends, the Committee made changes that we believe will create an even stronger, more direct link between the compensation of our NEOs and our performance. For fiscal year 2013, the Committee has approved changes to our executive compensation program that we summarize in the table below and explain in more detail in subsequent pages.

Later in fiscal year 2012, Johnson Controls engaged with shareholders to gather feedback regarding 2013 program changes. We contacted investors representing more than 50% of outstanding shares and invited them to discuss potential program design changes and investors representing nearly 35% of outstanding shares engaged in dialogue. Shareholders expressed appreciation for our high level of shareholder outreach and were supportive of the changes that we discuss below:

Overview of 2013 Compensation Program Changes
2013 Executive Compensation Program Updates

In response to shareholder feedback, market trends and evolving business priorities, we introduced changes for fiscal year 2013 that we believe will create a clearer, more transparent connection between our key business priorities and business performance and incentive payouts. We believe these changes will create a stronger, more direct link between the executive officers’ pay and long-term shareholder value.

The changes include:

•   Annual Incentives

o      We used simple weightings for the performance measures — 70% EBIT, 20% ROS, and 10% ROA — instead of the performance matrices that we have used to determine payouts in fiscal year 2012 and prior years.

•   Long-Term Incentives

o      We used three-year performance-based share units to increase the alignment with shareholder value creation, replacing the long-term cash incentive that we have used for prior years.

o      We shifted emphasis from stock options to performance-based share units by establishing a targeted mix of long-term incentive vehicles — in fiscal year 2013, we delivered the long-term incentive mix 50% through performance-based share units, 25% through stock options, and 25% through restricted stock.

o      Similar to the approach that we took for the annual plan, we used simple weightings for the long-term performance measures— 80% earnings, 20% ROIC — instead of the performance matrices that we have used to determine payouts in fiscal year 2012 and prior years.

o      We set fixed annual performance goals for long-term performance awards in the form of the share units for each year of the cycle at the beginning of the 2013-2015 three-year cycle.

•   Executive Incentive Recoupment Policy

o      We added the ability to claw back performance-based share units to our existing Executive Incentive Recoupment Policy. We continue to monitor developments under the Dodd-Frank Act, including with respect to mandatory recoupment of incentive compensation, and will comply with regulations when they are released.

•   Omnibus Incentive Plan

o      We are seeking approval of a new Omnibus Incentive Plan that will cover all executive incentive plans, which we intend to allow for 162(m) tax deductibility to the extent the Committee determines to be desirable and consistent with the other goals of our compensation programs.

o      Equity vesting under the new Omnibus Incentive Plan will be double trigger vesting upon a change of control.

Pay-for-Performance

Pay-for-performance is one of the five principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our earnings growth (EBIT and Pre-Tax Earnings) over the applicable period and between total realizable pay versus total shareholder return (TSR) relative to our Compensation Peer Group over the prior three fiscal years.

Incentive Plan & Earnings Growth Alignment

The graph below illustrates the link between our earnings growth and corporate incentive compensation payouts. Earnings growth is the incentive measure that we have weighted most heavily in our incentive compensation, which we believe drives shareholder returns over the long term. The data on the left side shows annual changes in our earnings growth and the payout under the annual incentive plan relative to target for each of the two most recent fiscal years. The data on the right side shows the 3-year change in our earnings and LTIPP payout for the cycles ending in fiscal years 2011 and 2012 relative to target.

The data illustrate a strong relationship between our incentive pay and earnings growth – changes in earning growth are directly related to changes in incentive payments.

Realizable Pay & Three-Year Total Shareholder Return Alignment

The graph below shows the comparison of three-year TSR and “Realizable Pay” relative to our Compensation Peer Group. We provide further detail regarding the companies in our Compensation Peer Group in the “Determining Compensation Levels” section of this document.

As the graph indicates, our performance (as represented by three-year TSR results) has been below median over the measurement period. As a result of the strong link between pay and performance embedded in our incentive plans, the realizable pay (as defined below) for our CEO was also below median relative to the Compensation Peer Group.

We use the three-year period ending in our fiscal year 2011 to maximize the extent to which historical compensation and performance information from other companies with varying fiscal year ends is available for comparison purposes.

The data illustrate an appropriate relationship between our compensation programs and company financial performance – our below market performance resulted in below market realizable pay.

Realizable pay consists of: (1) base salary earned over the three-year period, (2) incentive cash payments earned over the three-year period, (3) performance based equity awards earned over the three-year period, valued using the 2011 fiscal year end closing price, (4) stock option awards granted over the three-year period, valued using the difference between the grant price and the 2011 fiscal year end closing price, (5) restricted stock awards granted over the three-year period, valued using the 2011 fiscal year end closing price, and (6) other compensation as reflected in the relevant column of the Summary Compensation Table for the applicable three-year period.

(See page 57 for more details on our Executive Compensation Peer Group).

Our Executive Compensation Objectives

Objectives

Three long-term objectives drive the Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. We use multiple compensation elements to reach these objectives and drive our executives to deliver sustained results for our shareholders (see page 61 for more details on compensation elements).

1)	Building Shareholder Value Over the Long Term

Long-term incentive compensation and stock-based opportunities comprise the largest component of our executive officers’ total direct compensation (consisting of base salary, annual incentive target and long-term incentive target), as we emphasize compensation that is directly linked with the creation of shareholder value over the long term.

Beginning in fiscal year 2013, equity-based long-term incentives will be an even greater percentage of a NEO’s target total direct compensation, increasing from approximately 50% to approximately 65%. The increase in the percentage of compensation that is tied to equity values results from granting performance-based share units rather than long-term cash awards and placing more emphasis on the long-term performance share units within the long-term incentive mix.

2)	Delivering Sustained, Strong Business and Financial Results

When determining total direct compensation for each NEO, the Committee considers our financial performance and the progress we made towards successfully executing the long-term strategic plan of the business.

3)	Attracting, Motivating and Retaining a Highly Qualified and Effective Executive Team

The attraction, motivation and retention of top executive talent are critical to our continued success. Therefore, the Committee considers executive compensation levels for similar positions at companies within our Compensation Peer Group (see page 57 for more details on the Compensation Peer Group).

Our Executive Compensation Philosophy

In the Committee’s pursuit of our long-term objectives, a philosophy built on five principles guides the Committee. These principles underlie all decisions that the Committee makes regarding the executive compensation elements, incentive plan design, and award levels.

1)	Shareholder Alignment and Risk Mitigation

To avoid hindering delivery of strong, sustainable financial results and the delivery of long-term value to our shareholders, compensation should be structured to align the interests of executive officers with the interests of shareholders and in a manner that does not encourage excessive risk-taking. To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans and places great emphasis on equity-based incentive compensation and stock ownership by executive officers. In addition, in fiscal year 2012 the Committee bolstered Johnson Control’s Executive Incentive Recoupment Policy to include performance-based share units. We provide details of our Executive Stock Ownership Policy below.

2)	Pay for Performance

A substantial portion of compensation should be variable to reward NEOs for the achievement of strategic, financial and leadership objectives.

3)	Long-Term Focus

Long-term incentive compensation and stock based awards should be designed to drive the achievement of strategic business objectives and increase shareholder value in the long run.

4)	Aligned to Market

Total direct compensation should be competitive to attract, motivate, and retain a highly qualified and effective global executive team that will continue to drive our success.

5)	Incentive Pay Alignment and Responsibility

As an executive officer’s level of responsibility increases, the target percentage of compensation that is at risk and oriented toward long-term performance should increase accordingly.

Executive Stock Ownership Policy

Under our Executive Stock Ownership Policy, Johnson Controls maintains stock ownership guidelines that require executive officers to hold significant amounts of our stock. Updated in fiscal year 2011, these guidelines tie the compensation of the NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holdings. If an executive officer does not meet the minimum ownership guidelines, the executive officer can continue to exercise equity awards but cannot sell the shares until their equity holdings meet the requirements.

The guidelines for NEOs’ stock ownership appear in the following table.

Position	Name	Required Minimum Ownership	Ownership as of November 5, 2012
Chairman of the Board, President and Chief Executive Officer	Stephen A. Roell	6 times base salary	21.4 times base salary
Executive Vice President and Chief Financial Officer	R. Bruce McDonald	3 times base salary	15.4 times base salary
Vice President and President, Building Efficiency	C. David Myers	3 times base salary	7.7 times base salary
Vice President and President, Automotive Experience Seating	Beda Bolzenius	3 times base salary	5.7 times base salary
Vice President and President, Power Solutions	Alex A. Molinaroli	3 times base salary	6.7 times base salary
Other Officers	Various	3 times base salary	4.9 times base salary

All shares directly or indirectly owned by executive officers count towards the requirement. Unvested and vested, unexercised stock options do not count. As of November 5, 2012, each NEO above exceeded his respective ownership requirement. Collectively, the NEOs own nearly 1.7 million shares of Johnson Controls stock with a value in excess of $45.8 million (based on $27.40 stock price as of September 28, 2012). In addition, these officers hold stock options to purchase approximately 6.3 million shares. These officers hold a significant investment in Johnson Controls, which is a strong reflection of our culture and aligns with our compensation philosophy.

Determining Compensation Levels

At Johnson Controls, the executive compensation program’s objectives to build long-term shareholder value, deliver sustained, strong business and financial results, and attract, motivate and retain a highly qualified and effective executive team guide executive compensation decisions, including the determination of compensation levels.

Factors that Impact Compensation

In addition to the executive compensation program’s objectives, the Committee also considers the following factors:

•	An executive officer’s performance, experience, knowledge, skills, responsibilities and potential to influence future success;
•	An executive officer’s prior salary levels, annual incentive awards and targets;
•	Current business environment;
•	Corporate governance and regulatory factors;
•	Marketplace compensation levels and practices; and
•	Shareholder perspectives.

Benchmarking Our Program Against Peers

To gauge marketplace compensation levels and practices, the Committee works with Towers Watson, an independent executive compensation consultant, to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly-traded companies that we refer to as the “Compensation Peer Group.” The Compensation Peer Group, which the Committee annually reviews and updates, consists of a group of companies that:

•	Johnson Controls competes against for talent;
•	Are in our industry or a similar industry;
•	Have broadly similar revenues and market capitalization; or
•	Participate in Towers Watson’s executive compensation surveys

We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Johnson Controls executives. For a few positions where data from the peer group is not available, we review Towers Watson data for general industry companies of similar revenue size. When determining fiscal year 2012 compensation, the Committee did not however, require the use of general industry data to make any specific compensation decisions for the NEOs. Given that our revenue is at nearly the 80th percentile relative to the Compensation Peer Group companies, data is regressed when possible to provide compensation data that represents the revenue responsibility of each Johnson Controls position that we benchmark. The median revenue (as of the latest fiscal year end) of the Compensation Peer Group is $26.4 billion, and the median net income is $2.1 billion.

Compensation Peer Group for 2012

3M Company Alcoa Inc. Caterpillar Inc. Deere & Company The Dow Chemical Company	Eaton Corporation E.I. du Pont de Nemours and Company Emerson Electric Co. General Dynamics Corporation The Goodyear Tire & Rubber Company	Honeywell International Inc. Illinois Tool Works Inc. International Paper Company Lear Corporation Lockheed Martin Corporation	Northrop Grumman Corporation Raytheon Company United Technologies Corporation Whirlpool Corporation

Targeted Pay Mix

Consistent with our pay philosophy, our pay mix at target (shown below for both our CEO and other NEOs) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2012 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2012. The charts below illustrate how the mix of total direct compensation for our NEOs emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value. The charts also illustrate the increase in equity based long-term incentives in fiscal year 2013.

Role of the Committee

The Committee is comprised of non-employee independent directors who develop, amend and approve our executive compensation program.

Each year, the Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-15%) around the 50th percentile of the Compensation Peer Group or, where data from the peer group is not available, general industry survey data. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent. The total target direct compensation opportunity for our NEOs ranges from the 50th to the 60th percentile of survey data.

The Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs that we describe under “Our Executive Compensation Philosophy.” In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers a number of factors it deems important, including:

•   The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•   The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term incentive awards;

•   The business environment and our business objectives and strategy;

Our Committee annually reviews best practices and market trends and takes appropriate actions. Executive compensation program changes that became effective during fiscal years 2008–2011 are listed below.

• Increased CEO stock ownership requirement from 5 times base pay to 6 times base pay.

• Froze our defined benefit pension plan effective after December 31, 2014. Participants moving to defined contribution plan.

• Rescinded October 1, 2008 base salary increases for executive officers in January 2009.

• Formalized the process for assessing risk in incentive compensation plans and policies.

• Formalized the process to ensure the independence of our executive compensation consultant.

• Adopted an Executive Compensation Incentive Recoupment Policy.

• Eliminated excise tax gross-up payments and the single modified trigger from any new change of control agreements.

• Eliminated the gross-ups on executive perquisites.

• Eliminated the provision to accelerate vesting benefits upon death under our Retirement Restoration Plan.

• Froze participation in our Executive Survivor Benefits Plan.

• The need to retain and motivate our executive officers; • Corporate governance and regulatory factors related to executive compensation; and • Marketplace compensation levels and practices.

The Committee makes the compensation decisions for the Chairman and CEO and the other NEOs after careful review and analysis of appropriate performance information and market compensation data. The Committee, alone, determines the compensation for the Chairman and CEO.

Beyond determining specific compensation for NEOs, the Committee works with the Company’s executive management to review and adjust compensation policies and practices to remain consistent with the company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

Best Practices of the Committee

The Committee employs established best practices to govern and effectively manage the executive compensation program. These formalized processes and practices include:

•   Use of independent advisors

•   Executive Stock Ownership Policy

•   Process for assessing risk within the executive compensation program

•   Policy on the timing of granting equity awards

•   Clawback provisions under the Executive Compensation Incentive Recoupment Policy

•   Process for reviewing executive compensation consultant independence

Role of the Chairman and CEO

The Chairman and CEO provides recommendations to the Committee on the total direct compensation for each executive officer other than himself. The Chairman and CEO does not make recommendations with respect to his own compensation.

The Chairman and CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the Chairman and CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the Compensation Consultant

The Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). However, to add rigor in the review process and to inform the Committee of market trends, the Committee engages the services of Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Committee’s goal to align shareholders’ interests with those of the executive officers. Towers Watson also directly provides the Committee with market data, which the Committee references when determining compensation for executive officers.

The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year. During fiscal year 2012, Towers Watson received $361,000 for the executive compensation consulting services it provided to the Committee. Any other professional consulting services provided by Towers Watson to our company totaled less than $35,000.

Elements of the Executive Compensation Program

There are eight principal elements of the Johnson Controls Executive Compensation Program. Collectively, these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term shareholder value; drive sustained, strong business and financial results; and, attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The changes we implemented for fiscal year 2013 that we highlight below reflect a continued shift toward simple, transparent, and incentive-based compensation that takes into account shareholder feedback gained through our shareholder engagement effort throughout the year.

Key Elements of Executive Officer Compensation Program
	Link to Program Objectives	Type of Compensation	Key Features
Base Salary (refer to page 62)	Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Plan (refer to page 63)	A cash-based award that encourages NEOs to focus on the business and financial objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth and operational performance during the fiscal year and occurs only if minimum performance levels are met.

Changes for 2013

We are creating a stronger, easier-to understand link between pay and performance by separately weighting performance measures, instead of using matrices, to determine award payouts. EBIT is weighted at 70%, ROS is weighted at 20%, and ROA is weighted at 10%.

Long-Term Incentive Performance Plan (refer to page 65)	Ensures that a NEO’s pay is directly linked to the achievement of our long-term objectives.	Cash	Payouts are based on sustained long-term pre-tax earnings growth and pre-tax return on invested capital over a 3-year performance cycle.

Changes for 2013

Instead of long-term cash incentives for our executive officers, we are using long-term performance-based share units to create a stronger link between incentive pay and shareholder expectations. The long-term incentive performance share unit measure weighting follows a simpler plan design with separately-weighted measures instead of matrices. Pre-tax earnings growth and pre-tax ROIC are weighted 80% and 20% respectively. Note that we are implementing these changes in 2013, with payouts under the new plan design occurring after the end of fiscal year 2015.

Stock Options (refer to page 67)	Links compensation of NEOs to the building of long-term shareholder value. Keeps the program competitive and helps retain talent.	Long-Term Equity	Aligns executive officers’ compensation with the creation of shareholder value.

Changes for 2013

The long-term incentive pay mix shifts emphasis away from stock options to performance-based share units—the value of long-term incentives that we deliver through stock options is approximately 25% compared to approximately 50% in the past. We consider both stock options and performance-based share units to be performance-based equity.

Restricted Stock (refer to page 67)	Helps the long-term retention of talent through an extended vesting period. Links compensation of NEOs to the building of long-term shareholder value.	Long-Term Equity	Four-year vesting promotes retention, and NEOs holding restricted stock will receive greater value if the stock price rises.
Retirement (refer to page 68)	Critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit

NEOs receive retirement benefits through four plans:

• Defined Benefit Pension Plan (freezing January 1, 2015; defined contribution plan begins)

• 401(k) Plan

• Retirement Restoration Plan

• Executive Deferred Compensation Plan

Other Benefits (refer to page 69)	Delivers modest benefits to supplement total direct compensation and provides protection for NEOs, where warranted.	Benefit

Perquisites help NEOs be more productive and efficient, and they provide protection from business risks and threats. Perquisites are limited in amount and the Committee maintains a strict policy regarding eligibility and use. Usage of perquisites for fiscal year 2012 for all NEOs combined was less than $100,000 in total.

Executive Survivor Benefits Plan (Effective September 15, 2009, this benefit is no longer available for newly elected officers and those officers participate in our regular life insurance coverage.)

Employment and Change of Control Agreements (refer to page 70)	Ensures NEOs remain focused on creating sustainable performance.	Benefit	Agreements protect the Company and the NEOs from risks by providing: • Economic stability • Death or disability payments • Payments and benefits in the event of a change in control

Changes for 2013

We have eliminated excise tax gross-ups in the event of a change of control for all executive officers. We have also eliminated from all agreements the single-modified trigger that allowed an executive officer to voluntarily terminate his or her employment within a 30-day period beginning on the first anniversary of change of control and receive benefits corresponding to a termination for “good reason”. We did not compensate executive officers for these changes. In addition, under the new Omnibus Incentive Plan, equity vesting in the event of a change of control will be double-trigger equity vesting for all participants receiving equity rather than single trigger.

Base Salaries

Base salary provides NEOs with fixed compensation and a stable source of income. The Committee considers base salary levels during each annual compensation review process or upon a promotion. When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline. If peer group data are not available, the Committee considers salaries that similarly-sized companies (defined as similar in revenue size) in general industry pay for similar positions.

Establishing Base Salaries

When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline.

Salary changes for NEOs are generally effective October 1 of each year. Salary changes may occur at other times if there is a promotion or job change.

FY 2012 pay decisions

Chairman and CEO

For fiscal year 2012, the Committee increased the Chairman and CEO’s base salary from $1,406,000 to $1,470,000 (an increase of 4.5%). The Committee’s view of Mr. Roell’s performance, relative to their assessment of the factors listed under the “Role of the Committee” section, the targeted pay positioning applicable to Mr. Roell and increases in salaries for comparable positions within the Compensation Peer Group guided the decision to increase Mr. Roell’s base salary. As a result of this increase, Mr. Roell’s salary approximated the median of the Compensation Peer Group.

Other NEOs

The Committee increased base salaries for all other NEOs in fiscal year 2012 based on the Committee’s view of each individual’s performance, the targeted pay positioning applicable to each individual, and changes in competitive market data among the Compensation Peer Group companies. Mr. McDonald received a base salary increase of 3.75%, and Messrs. Myers and Bolzenius each received a base salary increase of 3.5%.

Mr. Molinaroli received a base salary increase of 10% to recognize his performance, to better align with the market median relative to his position, and to appropriately align his compensation relative to other positions with similar responsibilities within the Company

Annual Incentive Performance Plan (AIPP)

The AIPP is a one-year cash award that encourages NEOs to focus on financial objectives that translate into stock price performance and value creation in that fiscal year. At the beginning of each fiscal year, the Committee approves our performance objectives and sets the annual performance incentive target opportunity for each executive officer, which we express as a percentage of base salary for each individual.

In fiscal year 2012, we based annual performance incentive target opportunities on year-over-year earnings growth before interest and taxes (EBIT), return on sales (ROS) and return on assets (ROA) improvements. ROS was added in fiscal year 2012 to focus our executive officers on margin expansion. EBIT, ROS and ROA focus our executive officers on the Company’s performance and each business unit’s profitability, operating strength and efficiency, and the Committee believes focusing on those measures will create long-term shareholder value. Additionally, the Committee sets the percentage for maximum and minimum threshold performance of annual performance incentives. In fiscal year 2012, we based the AIPP award payout upon matrices of EBIT, ROS and ROA. An executive officer would not have received a payout under an award if we did not meet minimum performance levels.

Awarding Performance that Drives Business Success

The annual performance incentive encourages executive officers to focus on financial performance for that fiscal year by basing the award on the following metrics:

•Earnings Before Interest and Taxes (EBIT)

•Return on Sales (ROS) (new in 2012)

•Return on Assets (ROA)

Performance Measure Definitions

Year-over-Year EBIT

We define EBIT as net income attributable to each business unit (Corporate is the aggregate of the three business units and corporate) adjusted for income tax expense, financing costs, non-controlling interests, and certain significant non-recurring items, such as impairment charges, acquisitions, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

ROS We define ROS as an internal financial measure that relates EBIT to the sales of the business unit. Corporate is the aggregate of the three business units and corporate.

Pre-Tax ROA % Improvement vs. Profit Plan (Planned ROA)

We define pre-tax ROA % improvement vs. Planned ROA as the percent of actual ROA for fiscal year 2012 compared to planned ROA as approved by the Board for our fiscal year 2012 profit plan. We define pre-tax ROA as an internal financial measure that relates EBIT to the average net operating assets of the business unit. Corporate is the aggregate of the three business units and corporate. Net Operating Assets are defined as (+) Total Assets; (-) Cash; (-) Income Tax Assets; (-) Post Employment Assets; (-) Derivative Assets; (-) Total Liabilities; (+) Debt; (+) Income Tax Liabilities; (+) Post Employment Liabilities; (+) Derivative Liabilities; (+) Dividends Payable.

For Messrs. Roell and McDonald, we based 100% of the annual incentive earned on performance relative to Corporate results. For Messrs. Myers, Bolzenius and Molinaroli we based 70% of the annual incentive earned on performance relative to respective Business Unit results, with the remaining 30% based on Corporate results.

The Committee has the discretion to decrease the size of the bonus payout for each NEO based in part on an assessment of the NEO’s individual performance, and has delegated this discretion to our Chairman and CEO with respect to the other executive officers. The Committee makes this assessment for our CEO based on its subjective evaluation of performance relative to strategic, financial and leadership objectives that the Committee or our Board has approved and has discretion to decrease the amount of the incentive award that our CEO would otherwise receive. Our CEO makes this assessment for the other executive officers based on his subjective evaluation of performance relative to strategic, financial and leadership objectives he has approved and has discretion to decrease the amount of the incentive award that the executive officers would otherwise receive.

FY 2012 Annual Incentive Performance Plan Decisions

The table below summarizes the fiscal year 2012 AIPP targets and actual awards for both the Corporate and Business Unit executives. During our process for establishing targets for fiscal year 2012, the Committee reviewed our strategic plan, as well as historical and projected earnings data from our Compensation Peer Group and the broader S&P’s 500 Stock Index. The Committee chose to set the thresholds, targets and maximums for fiscal year 2012 using guidance from the projected earnings data. This approach ensures competitive incentive compensation is provided based on market competitive performance.

Performance Measures	2012 Goals			2012 Actual Performance	2012 Actual Awards
	Threshold	Target	Maximum	Actual
Corporate
Year-Over-Year EBIT Growth	5.0%	10.0%	20.0%	8.5%	76.5%
Return on Sales (ROS)	6.2%	6.4%	6.5%	6.0%
Pre-Tax ROA Improvement vs. Profit Plan	16.7%	17.6%	18.5%	15.3%
Automotive Experience
Year-Over-Year EBIT Growth	12.5%	20.0%	30.0%	-5.7%	0.0%
Return on Sales (ROS)	5.5%	5.9%	6.3%	4.2%
Pre-Tax ROA Improvement vs. Profit Plan	17.9%	18.8%	19.7%	13.0%
Building Efficiency
Year-Over-Year EBIT Growth	5.0%	10.0%	20.0%	6.0%	60.0%
Return on Sales (ROS)	7.8%	8.0%	8.2%	8.3%
Pre-Tax ROA Improvement vs. Profit Plan	19.4%	20.4%	21.4%	18.8%
Power Solutions
Year-Over-Year EBIT Growth	5.0%	10.0%	20.0%	9.8%	93.1%
Return on Sales (ROS)	14.4%	14.6%	14.8%	14.6%
Pre-Tax ROA Improvement vs. Profit Plan	20.9%	22.0%	23.1%	19.7%

For fiscal year 2012, the target incentive opportunity percentages for the NEOs ranged from 106% to 169% of base salaries. The Committee made no changes to the target annual incentive for 2012 for any of the NEOs. For each NEO, the actual payout potentially could range from zero to two times the target payout percentage, depending on the achievement of goals, with the potential payments increasing as performance improved (though not above two times the target payout percentage). The table below summarizes the threshold, target, and maximum award potential, actual payout as a percent of target, and actual payout amounts for each NEO after reflecting the exercise of discretion that we discuss above.

NEO	Award Targets			2012 Actual Payout As a % of Target	2012 Actual Payout Amount ($)
	Threshold ($)	Target ($)	Maximum ($)
Stephen A. Roell	1,116,281	2,480,625	4,961,250	61.2%	1,518,000
R. Bruce McDonald	396,844	881,875	1,763,750	61.2%	540,000
C. David Myers	425,531	945,625	1,891,250	52.0%	492,000
Beda Bolzenius	396,844	881,875	1,763,750	18.4%	162,000
Alex A. Molinaroli	394,453	876,563	1,753,125	70.5%	618,000

FY 2013 Annual incentive Performance Plan Review and Changes

In response to shareholder feedback during fiscal year 2012 regarding the link between performance and pay and the target-setting process for annual incentives, the Committee conducted a detailed review of its AIPP framework. Based upon this review, the Committee determined to continue to use EBIT, ROS and ROA as measures for annual incentives based upon the Committee’s belief that providing incentives to focus on those measures link to our strategic plan and will create long-term shareholder value. Additionally, the Committee believes EBIT growth as a measure continues to be the most critical measure to our business when supported by an increase in ROS and reasonable rates of ROA.

The Committee has also decided to use simple weightings for the performance measures by placing specific weighting on each metric rather than using a matrix as we had in fiscal year 2012. In fiscal year 2013, annual incentive measures will have the following weights: 70% EBIT, 20% ROS, and 10% ROA. Each weighting reflects the Committee’s view of the importance of the respective measures to overall strategic plan and shareholder value creation.

Strengthening Performance Awards that Drive Long-Term Success

Performance-based equity awards are tied to a NEO’s performance over a three-year performance cycle. Target opportunities will continue to be based on the following metrics:

•Pre-tax earnings growth

•Pre-tax Return on Invested Capital (ROIC)

Measures link directly to both our income statement and balance sheet and have a significant impact on long-term stock price and on meeting the investing community’s expectations.

Long-Term Incentive Performance Plan (LTIPP)

For fiscal year 2012, the LTIPP was a cash-based award tied to our long-term overall performance to ensure that an executive’s pay was directly linked to the achievement of strong, sustained long-term operating performance.

We based grants upon a 3-year performance cycle from fiscal year 2012 through fiscal year 2014. Performance is weighted differently each year of the performance cycle, with more weight placed on the second and third years to more closely align payouts with the performance in the most recent time period and recognize that our shareholders and investors place greater importance on achieving results over the long term. At the end of the performance cycle, the Committee will apply an objective-based matrix to determine the level of each executive officer’s award for that performance cycle.

We based the target opportunities for each executive officer on the annual objectives for corporate pre-tax earnings and pre-tax return on invested capital (ROIC), that the Committee set at the beginning of each fiscal year. This approach allows the Committee to review and set appropriate performance measures each year. These financial performance measures tie to our results reflected in our annual financial statements (as included in the Annual Report on Form 10-K), which are subject to an independent audit by our auditing firm, PricewaterhouseCoopers.

Performance Measure Definitions

% Attainment of Planned ROIC

We define ROIC as income before income taxes adjusted by total financing costs and certain significant non-recurring items, such as gain or loss on divestitures, acquisition income, impairment charges, acquisition income, restructuring costs, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, excluding acquisitions.

Year-over-Year Pre-Tax Earnings

We define pre-tax earnings as income before income taxes, adjusted for certain significant non-recurring items, such as gain or loss on divestitures, acquisitions, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

FY 2012 LTIPP Award Decisions

For fiscal year 2012, NEOs were eligible for a payout under LTIPP awards that we made in fiscal year 2010 that reflected performance over the three-year performance cycle of 2010-2012. Based on performance relative to the goals that we established for fiscal year 2012, the payout specific to fiscal year 2012 performance was 77.6% of target based on pre-tax earnings growth and pre-tax ROIC that fell below target for the year. For fiscal year 2012, the objectives and actual results based on pre-tax earnings growth and pre-tax ROIC are shown in the chart below.

Long-Term Incentive Performance Plan – Fiscal Year 2012 Goals and Payout Factor
Award	Planned Pre-Tax ROIC	Pre-Tax Earnings (MM)
Threshold	18.6%	5%
Target	19.6%	10%
Maximum	20.6%	20%
Fiscal Year 2012 Results	16.7%	9.7%

As shown in the table below, the payouts relating to fiscal years 2010 and 2011 were 200% and 193.3% of target, respectively. Applying the annual weighting for each year produced an aggregate payout for the LTIPP for the 2010 - 2012 performance cycle of 136.6% of target. This is lower than the aggregate payout for the 2009-2011 performance cycle which was 163.3% of target, due to weighting placed on fiscal year 2012 performance.

Payout for Fiscal Year 2012 (2010-2012 Performance Cycle)

Fiscal Year	Pre-Tax Earnings Growth Target	Pre-Tax Earnings Growth Actual	ROIC Target	ROIC Actual	Performance Factor (percentage of target)	Annual Weighting	Annual Weighted Performance
2012	10.0%	9.7%	19.6%	16.7%	77.6%	3/6	38.8%
2011	3.0%	21.4%	18.7%	18.5%	193.3%	2/6	64.5%
2010	3.0%	314.6%	10.5%	15.2%	200%	1/6	33.3%

Actual LTIPP Payout for 2010-2012 Performance Cycle (paid upon completion of 2012 fiscal year)							136.6%

The below target performance in fiscal year 2012 will continue to impact the performance cycle payouts in fiscal years 2013 and 2014 under LTIPP awards that we granted in fiscal years 2011 and 2012, though with a different weighting as compared to the 2010 – 2012 performance cycle.

FY 2013 Long-Term Incentive Performance Plan Review and Changes

In fiscal year 2012, shareholders provided feedback on the executive compensation program and asked the Committee to consider changing a portion of the long-term incentive mix into performance-based equity and consider a 3-year fixed goal for long-term incentive performance measures. In response, the Committee reviewed the long-term incentive program, as well as market trends, and made changes to the program accordingly.

In fiscal year 2013, the Committee approved awards of long-term performance-based share units, rather than long-term cash incentives, to create a stronger link between incentive pay and shareholder value creation.

The Committee also reviewed the performance measures that the plan uses and determined that pre-tax earnings growth and pre-tax ROIC are the measures that most directly align with the creation of long-term shareholder value. Specifically, the Committee considered the use of TSR and relative

For the fiscal year 2013-2015 three-year performance period, we established a 3-year fixed goal for long-term incentive performance measures, with awards granted in performance-based share units.

In response to shareholder feedback, fixed annual goals will be set at the start of the 3-year period rather than resetting goals annually.

Payouts for the LTIPP will be in performance-based shares, rather than in cash.

TSR as a long-term the Committee considered the use of TSR and relative TSR as a long-term incentive performance measure. But given our focus on earnings growth and difficulties of choosing a peer group of companies engaged in businesses similar to Johnson Controls for purposes of a comparator group for relative TSR, the Committee instead chose to maintain the long-standing focus on operating metrics— pre-tax earnings growth and pre-tax ROIC— which are fundamental to long-term value creation for our company. Although TSR aligns executives with shareholders, the Committee determined that operating measures are more directly aligned with the achievement of the strategic plan, and that because executives receive a significant portion of their compensation in the form of equity, executives will place appropriate focus on Total Shareholder Return.

Similar to the approach it took for the AIPP for fiscal year 2013, the Committee created a simpler plan design for LTIPP performance metric weightings for fiscal year 2013 awards (compared to the use of a matrices in fiscal year 2012 and prior years), with separately weighted measures. The awards weight pre-tax earnings growth and pre-tax ROIC 80% and 20% respectively, reflecting the Committee’s emphasis on long-term earnings growth as a key driver of our performance.

Furthermore, to emphasize the long-term nature of the program, the Committee set fixed annual goals for each year of the three-year performance cycles of the LTIPP at the start of the cycle rather than setting new goals at the start of each fiscal year. In contrast to the fiscal year 2012 LTIPP plan design, the performance of each year within the three-year performance cycle will be equally weighted in determining overall performance.

Stock Options and Restricted Stock

Awarding stock options and restricted stock reflects our executive compensation philosophy and the principle of pay for performance. By awarding stock options and restricted stock, we link long-term incentives directly to our stock price. If our stock price decreases, so does the value of the executive officer’s compensation. Stock options and restricted stock also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

Our policy on granting equity awards states that the annual granting of stock options and restricted stock occurs, and is effective, on the fifth business day of the fiscal year. Any subsequent stock option grants that occur are effective on the date of a regularly scheduled Committee meeting. Executive officers or the release of public information have no bearing or influence on the timing of stock option granting.

We determined the aggregate amount of stock option and restricted stock awards for each executive officer that we granted in fiscal year 2012 after establishing the total direct compensation opportunity for each executive officer. Based on the total direct compensation opportunity, we provided equity compensation in the form of stock options and restricted stock in an amount required to attain the target total direct compensation level after determining each executive’s base salary, target AIPP opportunity and target LTIPP opportunity.

In fiscal year 2012, the overall long-term incentive compensation mix consisted of approximately 25% in the form of an LTIPP opportunity, 50% in the form of stock options using a Black-Scholes valuation, and 25% in the form of restricted stock based on fair market value on the date of grant.

However, in response to shareholder feedback and market analysis, beginning in fiscal year 2013, the Committee placed more emphasis on performance-based equity and less on stock options with options making up 25% of the long-term compensation mix and performance-based share units based on fair market value on the date of grant making up 50%. Restricted stock was 25% of the total value of long-term compensation again for fiscal year 2013.

Stock Option Determination and Vesting

We determined the sizes of stock option awards that we granted in fiscal year 2012 after establishing the target levels of cash-based compensation for each executive. Based on the total direct compensation opportunity, we provided equity compensation in an amount required to attain the targeted total direct compensation levels, consistent with our compensation philosophy. For this purpose, we value stock options using a Black-Scholes valuation. Fifty percent of each stock option award vests two years after the date of grant, and the other 50% vests three years after the date of grant. Stock option vesting is subject to continued employment, with earlier vesting upon retirement, and stock options have a ten-year exercise term.

Changes to Granting of Stock Options and Restricted Stock in 2013

In response to shareholder feedback, the Committee has made efforts to create a stronger, more direct link between compensation and performance. Beginning in fiscal year 2013, more weight will be placed on performance-based equity. This will include both stock options and performance-based share units within the overall long-term incentive mix.

In fiscal year 2012, stock options made up 50% of the overall long-term incentive compensation mix. However, in response to shareholder feedback and market analysis, beginning in fiscal year 2013, the Committee placed more emphasis on performance-based equity and less on stock options (with options making up 25% of the long-term compensation mix and performance-based share units making up 50%).

Restricted Stock Determination and Vesting

We determined the sizes of the restricted stock awards that we granted in fiscal year 2012 by subtracting all other elements of direct compensation from the total direct compensation opportunity for each executive. A portion of the resulting value is then allocated as restricted stock awards. Fifty percent of each restricted stock award vests two years after the date of grant, and the other 50% four years after the date of grant and are subject to continued vesting for executive officers who retire.

Restricted stock was 25% of the overall total value of long-term compensation awards again for fiscal year 2013.

FY 2012 Stock Option and Restricted Stock Award Decisions

We granted stock options that we awarded to executives in fiscal year 2012 under the 2007 Stock Option Plan. The exercise price of fiscal year 2012 stock options is equal to the closing price of our common stock on the date of the grant. The Committee does not engage in, or permit, “backdating” or repricing of stock options, all of which are strictly prohibited. We will make stock option grants for fiscal year 2013 and beyond under the 2012 Omnibus Incentive Plan (subject to approval in January 2013) which prohibits backdating, repricing, or cash buyouts of stock options.

Retirement

Grounded in the market practices of our Compensation Peer Group and general industry data, retirement benefits are also a critical element to the competitiveness of an executive compensation program. Johnson Controls provides three retirement benefit plans to all U.S. salaried employees; NEOs are eligible for an additional plan.

Retirement Benefit Plans

Johnson Controls provides retirement benefits to help NEOs prepare financially for retirement. NEOs are eligible for the following retirement benefit plans:

•   Pension Plan (plan will be frozen beginning January 1, 2015)

•   401(k) Plan (available to all employees)

•   Retirement Restoration Plan (available to all employees)

•   Executive Deferred Compensation Plan

Pension Plan

All U.S. salaried employees hired before January 1, 2006, participate in the pension plan. Employees with five years of employment are eligible to receive certain benefits upon retirement. Beginning January 1, 2015, this plan will be frozen and employees including NEOs will no longer accrue future pension benefits under this plan. Therefore, compensation earned after December 31, 2014, does not count in determining average compensation under the pension plan formula. Employees who were originally York International Corp. employees, including Mr. Myers, do not receive credit towards the pension plan for their service after December 31, 2003.

All current NEOs participate in the pension plan, with the exception of Dr. Bolzenius. Under an agreement negotiated with Dr. Bolzenius at the time of his employment, Johnson Controls will continue to recognize Dr. Bolzenius’ German pension agreement, which provides benefits consistent with those given to senior executives of a German company.

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including NEOs other than Dr. Bozlenius. Participants can contribute up to 25 percent of their compensation on a pre-tax basis; however, executive officers can contribute only up to 6 percent of their compensation. Based on company performance, Johnson Controls matches 75 percent to 100 percent of each dollar an employee contributes, up to 6 percent of the employee’s eligible compensation.

However, employees that we hired on or after January 1, 2006, or who were originally York employees and no longer receive service credit under the pension plan, receive a varied annual retirement contribution. This group of employees includes Mr. Myers who was originally a York employee. The contribution for this group of employees is between one percent to seven percent of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

All NEOs participate in the 401(k) plan, with the exception of Dr. Bolzenius who waived his participation in the plan. In exchange, Johnson Controls agreed that Dr. Bolzenius will continue to accrue benefits under his German pension agreement.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits Johnson Controls can provide to employees under the pension plan, the 401(k) plan and annual retirement contribution. Thus, Johnson Controls sponsors the Retirement Restoration Plan, which allows all employees to obtain the full intended benefit from the pension and 401(k) plans without regard to the Internal Revenue Code limits.

All employees, including NEOs, are eligible for the Retirement Restoration Plan, with the exception of employees hired on or after January 1, 2006, or who were originally York employees. Therefore, Mr. Myers is not eligible for the Retirement Restoration Plan as he is originally a York employee. Dr. Bolzenius is also ineligible to participate in the Retirement Restoration Plan as a result of his waiver to participate in the 401(k) plan.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists senior leaders in the management of their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan.

Other benefits

We provide perquisites to help executive officers be more productive and be efficient, and to provide protection from potential business risks. Perquisites are limited in amount, and we maintain a strict policy regarding eligibility and use of these benefits. There are no exceptions outside of this policy. For fiscal year 2012, our NEOs received personal financial planning, club dues, and personal use of a company airplane. Personal use of a company airplane is minimal and the aggregate value of this perquisite for all named executives in fiscal year 2012 was less than $15,000.

The Committee periodically reviews competitive market data to ensure that perquisites in our executive compensation program are standard and within market practice. Additionally, the Committee annually reviews the use of perquisites to ensure adherence to our policy.

Executive officers are also eligible for two additional perquisites: (1) the company vehicle policy, which is offered to all senior leadership and provides for personal use of a vehicle (the type of vehicle varies by leadership level and is limited to vehicles that use our automotive seating and interiors products), and (2) the executive physical examination program that offers executive officers an annual comprehensive physical examination within a compressed time period.

Executive Survivor Benefits Plan

NEOs hired before September 15, 2009, are eligible for the Executive Survivor Benefits Plan. Under this plan, if a participating executive officer dies while he or she is an employee, Johnson Controls will make certain payments to his or her beneficiary. This benefit is offered to executive officers in place of regular group life insurance coverage and any other executive life insurance policy. All benefits under our Executive Survivor Benefits Plan cease upon retirement or other termination. NEOs hired after September 15, 2009, participate in our regular group life insurance coverage.

Employment and Change of Control Agreements

Johnson Controls enters into employment and change of control agreements with all of our executive officers to define their right to terminate employment and protect the company from certain business risks such as threats from competitors, loss of confidentiality or trade secrets, disparagement and solicitation of employees.

Employment agreements protect executive officers from risks by providing:

•   Economic stability that enables executive officers to focus on the performance of duties

•   Death or disability payments and benefits in the event of certain terminations of employment

•   Payments and benefits, if eligible, in the event of a change of control in our Company

Changes to Employment and Change of Control Agreements

In response to shareholder feedback, Johnson Controls has revised all of its employment agreements to eliminate (1) all excise tax gross-up payments, and (2) the trigger that allowed for an executive officer to voluntarily terminate his employment within a 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for “good reason”.

FY 2012 Employment Agreement Review and Change

In response to shareholder feedback and our review of market trends, during fiscal year 2012, we revised our employment agreements with senior executive officers to eliminate all excise tax gross-up payments in the event of a change of control of our company. We also eliminated the trigger that allowed for an executive officer to voluntarily terminate his or her employment within the 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for “good reason.” We did not compensate executive officers for these changes. In addition, the new Omnibus Incentive Plan will change the treatment of equity awards in the event of a change of control to require double-trigger equity vesting. Double-trigger equity vesting will require both a change of control and executive termination to vest the equity awards. These changes to the employment agreements will help retain key NEOs after a change of control and encourage NEOs to maximize the value of the transaction for shareholders in the long term.

To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans.

Reviewing Our Compensation Program for Risk

After reviewing our compensation program, the Committee has determined that our program (including each individual element) is unlikely to place the Company at material risk. The review indicated several of our current practices effectively mitigate risk and promote performance, including:

•	A balanced mix of pay elements that ties pay to performance
•	Appropriate caps on incentives
•	Use of multiple performance measures in the annual and long-term incentive plans
•	Use of performance measures that are based on our Annual Report and Form 10-K filing
•	Committee discretion and oversight
•	Significant stock ownership guidelines
•	Appropriate use and provisions of severance and change of control agreements
•	Limited and appropriate perquisites
•	Provisions of the clawback policy
•	No excise tax gross-up payments (effective September 25, 2012)

Clawback Provisions

Johnson Controls implemented the Executive Compensation Incentive Recoupment (Clawback) Policy during fiscal year 2009. Under the policy, the Committee requires all executive officers elected by the Board to reimburse any incentive awards if:

•	The awards were based on that performance period’s financial results and became the subject of a material restatement, other than a restatement due to changes in accounting policy

•	The Committee believes the elected officer engaged in conduct that caused, or even partially caused, the need for the restatement
•	A lower payment could have been made to the elected executive officer based upon the restated financial results

If there is a material restatement of financial statements, the Committee must also seek to recover any compensation from the Chief Executive Officer and Chief Financial Officer, to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

FY 2013 Executive Compensation Incentive Recoupment Review and Change

For fiscal year 2013, the Committee revised the Executive Compensation Incentive Recoupment Policy to include the ability to claw back performance-based share units in addition to cash performance incentives. We will continue to monitor developments under the Dodd-Frank Act, including with respect to mandatory recoupment of incentive compensation, and will comply with regulations when they are released.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under the Section 162(m) of the Internal Revenue Code. The Code limits us from deducting compensation in excess of $1 million awarded to the principal executive officer or to the other three highest-paid executive officers. One exception to the code is if compensation meets the requirements to qualify as performance-based compensation.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, thus minimizing the consequences of the Section 162(m) limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives. We expect that the performance share units introduced in fiscal year 2013 will be deductible under Section 162(m).

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2012, 2011 AND 2010

The following table summarizes the compensation earned in the fiscal years noted by our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were officers as of the end of the fiscal year ended September 28, 2012. We refer to these officers as our “named executive officers” or “NEOs”.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(1)(3) ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Stephen A. Roell Chairman of the Board, President and Chief Executive Officer	2012	1,470,000	2,226,120	4,165,640	4,128,000	8,975,955	417,161	21,382,876
	2011	1,406,000	3,151,800	4,590,450	7,540,000	5,349,200	303,075	22,340,525
	2010	1,365,000	2,792,230	4,697,000	6,317,000	2,329,122	63,579	17,563,931

R. Bruce McDonald Executive Vice President and Chief Financial Officer	2012	830,000	642,150	1,248,800	1,390,000	1,073,096	170,028	5,354,074
	2011	800,000	840,480	1,363,500	2,612,000	499,872	131,947	6,247,799
	2010	776,000	667,170	1,309,000	2,219,000	374,263	67,057	5,412,490

C. David Myers Vice President and President, Building Efficiency	2012	890,000	627,880	1,195,280	1,343,000	75,861	270,255	4,402,276
	2011	860,000	840,480	1,363,500	2,401,000	24,438	220,158	5,709,576
	2010	835,000	555,975	1,309,000	1,826,000	45,092	103,929	4,674,996

Beda Bolzenius Vice President and President, Automotive Experience Seating(6)	2012	830,000	642,150	1,248,800	956,000	1,292,671	20,838	4,990,459
	2011	802,000	840,480	1,363,500	2,485,000	(1,971)	17,394	5,506,403
	2010	779,000	555,975	1,309,000	2,179,000	768,078	14,406	5,605,459

Alex A. Molinaroli Vice President and President, Power Solutions	2012	825,000	627,880	1,115,000	1,407,000	2,493,237	143,061	6,611,178
	2011	750,000	840,480	1,227,150	2,387,000	1,234,587	114,375	6,553,592
	2010	713,000	555,975	1,193,500	1,905,000	652,613	55,748	5,075,836

(1) We have not reduced amounts that we show to reflect a NEO’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferral plans.

(2) Amounts reflect the aggregate grant date fair value of restricted stock awards (in the “Stock Awards” column) and option awards (in the “Option Awards” column), in each case computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Footnote 11 to our audited financial statements for the fiscal year ended September 28, 2012, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 19, 2012, includes assumptions that we used in the calculation of these amounts.

(3) Amounts reflect the cash awards to the NEOs which we discuss in further detail in the Compensation Discussion and Analysis under the headings “Annual Incentive Performance Plan” and “Long-Term Incentive Performance Plan”. Our NEOs earned the amounts shown based on performance during fiscal years 2010-2012. We paid these amounts after our fiscal year-end (September 28, 2012).

(4) Amounts reflect the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans that we have established, determined as of the measurement dates we used for financial statement reporting purposes for fiscal year 2012 and using interest rate and mortality rate assumptions consistent with those that we used in our financial statements. The amounts include benefits that the NEO may not currently be entitled to receive because the executive is not vested in such benefits. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. Changes in the present value of the NEO’s benefits are the result of the assumptions applied (and discussed in footnote 1 to the pension table) and the value of executive compensation received over the previous five year period. No NEO received preferential or above market earnings on nonqualified deferred compensation.

Approximately one-third of increase in the pension value shown for Mr. Roell was due to the decrease in discount/lump sum rates. The discount rate for determining the present value of benefits was 5.25% as of the end of fiscal year 2011 and 4.15% as of the end of fiscal year 2012. The three segment lump sum interest rates at the end of fiscal year 2011 were 2.21%/4.43%/5.55% and the three segment lump sum interest rates at the end of fiscal year 2012 were 1.13%/3.71%/4.52%. The three segment lump sum rates are based on Corporate Bond rates for the month of August.

(5) Amounts reflect reimbursements with respect to financial planning, personal use of a vehicle, relocation expenses, executive physicals, personal use of our aircraft and club dues. (We discuss these benefits further under the heading “Other Benefits” on page 69.) Amounts for fiscal 2012 also reflect our matching contributions under our qualified and nonqualified retirement plans, as follows: Mr. Roell – $358,620; Mr. McDonald – $146,370; Mr. Myers – $251.405, and Mr. Molinaroli – $119,565. The amount shown for Mr. Roell includes $30,000 for financial planning and $11,161 for club memberships. The amount shown for Mr. McDonald includes $3,200 for financial planning and $11,393 for club memberships. The amount shown for Mr. Molinaroli includes $11,172 for club memberships. The amount shown for Mr. Bolzenius includes $11,967 for club memberships.

(6) Dr. Bolzenius’ change in pension value is calculated in Euros (based on his German Pension Agreement). For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using a fixed exchange rate of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2012

The following table contains information concerning the plan-based equity and non-equity awards that we granted to our NEOs in fiscal year 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options(2) (#)	All Other Option Awards: Number of Shares of Stock(3) (#)	Exercise or Base Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Stephen A. Roell	10/7/2011	-	-	-		467,000	28.54	4,165,640
	10/7/2011	-	-	-	78,000	-	28.54	2,226,120
	N/A(6)	1,116,281	2,480,625	4,961,250	-	-	-	N/A
	N/A(7)	882,000	2,205,000	4,410,000	-	-	-	N/A
R. Bruce McDonald	10/7/2011	-	-	-		140,000	28.54	1,248,800
	10/7/2011	-	-	-	22,500		28.54	642,150
	N/A(6)	396,844	881,875	1,763,750	-	-	-	N/A
	N/A(7)	249,000	622,500	1,245,000	-	-	-	N/A
C. David Myers	10/7/2011	-	-	-		134,000	28.54	1,195,280
	10/7/2011	-	-	-	22,000		28.54	627,880
	N/A(6)	425,531	945,625	1,891,250	-	-	-	N/A
	N/A(7)	267,000	667,500	1,335,000	-	-	-	N/A
Beda Bolzenius	10/7/2011	-	-	-		140,000	28.54	1,248,800
	10/7/2011	-	-	-	22,500		28.54	642,150
	N/A(6)	396,844	881,875	1,763,750	-	-	-	N/A
	N/A(7)	249,000	622,500	1,245,000	-	-	-	N/A
Alex A. Molinaroli	10/7/2011	-	-	-		125,000	28.54	1,115,000
	10/7/2011	-	-	-	22,000		28.54	627,880
	N/A(6)	394,453	876,563	1,753,125	-	-	-	N/A
	N/A(7)	247,500	618,750	1,237,500	-	-	-	N/A

(1) These columns show the range of potential payouts (a) for annual incentive performance awards that we describe in the section titled “Annual Incentive Performance Plan” in the Compensation

Discussion and Analysis, and (b) for long-term incentive performance awards that we describe in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion and Analysis. We granted the annual incentive awards for fiscal year 2012 and the long-term cash incentive performance awards for the 2012-2014 performance period at the beginning of fiscal year 2012 as we describe in the Compensation Discussion and Analysis. Payouts, if any, under the long-term incentive awards for the 2012-2014 performance periods that we granted will be based on performance for fiscal years 2012, 2013, and 2014, respectively. We would make any payments due under the 2012-2014 awards after the end of fiscal 2014, as we describe in the Compensation Discussion and Analysis.

(2) The amounts shown in this column reflect the number of shares of restricted stock we granted to each NEO pursuant to the 2001 Restricted Stock Plan. The grant vests 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date, contingent on the NEO’s continued employment.

(3)The amounts shown in this column reflect the number of stock options we granted to each NEO pursuant to the 2007 Stock Option Plan. The stock options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEO’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(4)We awarded the fiscal year 2012 stock option grants to the NEOs with an exercise price per share equal to our closing stock price on the date of grant.

(5)Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 11 to our audited financial statements for the fiscal year ended September 28, 2012, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 19, 2012, includes assumptions that we used in the calculation of these amounts.

(6) The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2012, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Annual Incentive Performance Plan.”

(7) The award reflected in this row is a long-term cash incentive performance award that we granted for the performance period of fiscal years 2012-2014, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Long-Term Incentive Performance Plan.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2012 YEAR-END

The following table contains information concerning equity awards held by our NEOs that were outstanding as of September 28, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)
Stephen A. Roell					224,500	6,151,300
	525,000	-	22.5617	11/16/2015
	591,000	-	23.965	10/2/2016
	375,000	-	40.21	10/1/2017
	550,000	-	28.79	10/1/2018
	305,000	305,000	24.87	10/1/2019
	-	505,000	30.54	10/1/2020
	-	467,000	28.54	10/7/2021
R. Bruce McDonald					60,000	1,644,000
	72,000	-	17.5167	11/19/2013
	150,000	-	20.5633	11/17/2014
	225,000	-	22.5617	11/16/2015
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	85,000	85,000	24.87	10/1/2019
	-	150,000	30.54	10/1/2020
	-	140,000	28.54	10/7/2021
C. David Myers					57,250	1,568,650
	120,000	-	24.3667	1/3/2016
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	85,000	85,000	24.87	10/1/2019
	-	150,000	30.54	10/1/2020
	-	134,000	28.54	10/7/2021
Beda Bolzenius					57,750	1,582,350
	15,000	-	20.5633	11/17/2014
	150,000	-	22.5617	11/16/2015
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	85,000	85,000	24.87	10/1/2019
	-	150,000	30.54	10/1/2020
	-	140,000	28.54	10/7/2021
Alex A. Molinaroli					57,250	1,568,650
	90,000	-	23.965	10/2/2016
	90,000	-	40.21	10/1/2017
	145,000	-	28.79	10/1/2018
	77,500	77,500	24.87	10/1/2019
	-	135,000	30.54	10/1/2020
	-	125,000	28.54	10/7/2021

(1) We granted all options listed in this column 10 years prior to their respective expiration dates. The options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment.

(2) Restricted stock vesting dates are as follows: Mr. Roell – 45,000 shares will vest on November 1, 2012; 39,000 shares will vest on October 7, 2013; 56,500 shares will vest on November 2, 2013; 45,000 shares will vest on November 1, 2014 and 39,000 shares will vest on October 7, 2015; Mr. McDonald –12,000 shares will vest on November 1, 2012; 11,250 shares will vest on October 7, 2013; 13,500 shares will vest on November 2, 2013; 12,000 shares will vest on November 1, 2014 and 11,250 shares will vest on October 7, 2015; Mr. Myers – 12,000 shares will vest on November 1, 2012; 11,000 shares will vest October 7, 2013; 11,250 shares will vest on November 2, 2013; 12,000 shares will vest on November 1, 2014 and 11,000 shares will vest on October 7, 2015; Dr. Bolzenius –12,000 shares will vest on November 1, 2012; 11,250 shares will vest on October 7, 2013; 11,250 shares will vest on November 2, 2013; 12,000 shares will vest on November 1, 2014 and 11,250 shares will vest on October 7, 2015; Mr. Molinaroli –12,000 shares will vest on November 1, 2012; 11,000 shares will vest on October 7, 2013; 11,250 shares will vest on November 2, 2013; 12,000 shares will vest on November 1, 2014 and 11,000 shares will vest on October 7, 2015.

(3) We calculated the market value of shares of stock that have not vested based on the September 28, 2012 closing market price for a share of our common stock, which was $27.40.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2012

The following table provides information about stock options that our NEOs exercised and restricted stock that vested in fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen A. Roell	-	-	131,500	$2,735,510
R. Bruce McDonald	60,000	$614,418	31,500	$989,685
C. David Myers	-	-	26,250	$824,738
Beda Bolzenius	-	-	26,250	$824,738
Alex Molinaroli	-	-	26,250	$824,738

(1)	Amounts represent the product of the number of shares an officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividends released.

PENSION BENEFITS AS OF SEPTEMBER 28, 2012

The following table sets forth certain information with respect to the potential benefits to our NEOs under our qualified pension and retirement restoration plans as of September 28, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Stephen A. Roell	Johnson Controls Pension Plan	29.75	1,528,344	-
	Retirement Restoration Plan	29.75	27,165,689	-
R. Bruce McDonald	Johnson Controls Pension Plan	10.92	332,929	-
	Retirement Restoration Plan	10.92	2,546,835	-
C. David Myers	Johnson Controls Pension Plan(2)	9.83	296,928	-
Beda Bolzenius(3)	German Pension Arrangement	--	3,662,589	-
Alex A. Molinaroli	Johnson Controls Pension Plan	27.75	867,509	-
	Retirement Restoration Plan	27.75	5,227,303	-

(1) We calculated the amounts reflected in this column for all NEOs other than Dr. Bolzenius using the following assumptions: A calculation date of September 28, 2012, a 4.15% discount rate, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years (Mr. Myers’ assumed retirement age is 62), and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 28, 2012. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. We calculated the amount reflected in this column for Dr. Bolzenius using the assumptions described below under “German Pension Arrangement.”

(2) Mr. Myers is a participant in the Johnson Controls Pension Plan as a historic York Plan participant.

(3) Dr. Bolzenius has a German Pension Arrangement. Dr. Bolzenius’ pension benefit will be paid in Euros. For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007 of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

Johnson Controls Pension Plan – The Johnson Controls Pension Plan is a defined benefit pension plan that provides benefits for most of our non-union U.S. employees, including our eligible NEOs. Our Pension Plan has two components: (1) a component that covers Johnson Controls employees hired prior to January 1, 2006, other than York employees, and (2) a component that covers York employees who were participants in the York International Pension Plan Number One, which was merged into the Pension Plan effective December 31, 2006.

Employees we hired prior to January 1, 2006 (other than York employees) automatically became participants in our Pension Plan in the month in which they were hired. Employees hired on or after January 1, 2006, are not eligible to participate in the Pension Plan.

Subject to certain limitations that the Internal Revenue Code imposes, the monthly retirement benefit payable under our Pension Plan to participants other than the York employees, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years).

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls participants is age 65. The benefits of all of our NEOs, except Mr. Myers and Dr. Bolzenius are calculated using this formula.

For York employees, including Mr. Myers, participating in our Pension Plan, the monthly benefit payable at normal retirement age in a single life annuity is $25 times years of credited service, or if greater, an amount equal to 1/12th of the following:

•	1.6% of final average compensation minus 1% of the participant’s primary Social Security benefit payable at normal retirement age, times years of credited service (up to 30 years), plus

•	0.50% of final average compensation times years of credited service in excess of 30, but not more than 40, years.

Service after December 31, 2003, does not count as credited service in this formula. For purposes of this formula, compensation means the participant’s taxable compensation, plus contributions to a 401(k) plan and 50% of the amount that the participant deferred under a nonqualified deferred compensation plan, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2014. Normal retirement age for York participants is age 65. Mr. Myers is the only NEO whose benefits are calculated using this formula.

Participants in our Pension Plan generally become vested in their pension benefits upon completion of 5 years of service. Our Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows:

•

If a Johnson Controls participant terminates employment prior to age 55, then the reduction is 5% for each year that benefits begin before their social security retirement age. If a Johnson Controls participant terminates employment on or after age 55 and after completing ten years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age.

•

If a York participant terminates employment prior to age 55, then the benefit is actuarially reduced for each year earlier than the normal retirement age. If a York participant terminates employment on or after age 55, then benefits are reduced 7% for each year that benefits begin before age 62 and 6% for each year that benefits begin before age 59.

Mr. Roell is currently eligible for early retirement under the Pension Plan.

German Pension Arrangement – We have entered into a supplemental agreement with Dr. Bolzenius that provides for retirement benefits. We refer to the supplemental agreement as the “German Pension Arrangement.” The German Pension Arrangement entitles Dr. Bolzenius to credit for one pension “unit” for each year since November 2, 2004 that he has been an employee of our subsidiary, Johnson Controls GmbH. The values of the pension units range between 28,282€ (or $37,340 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) and 10,857€ (or $14,334 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) depending on Dr. Bolzenius’ age. The annual pension benefit, paid monthly, under the German Pension Arrangement is given by the sum of all pension units credited until the time of the termination of Dr. Bolzenius’ employment.

Dr. Bolzenius’ German Pension Arrangement provides for full benefits only if his employment terminates after age 65, but permits him to receive reduced benefits upon an eligible early retirement (age 63). Upon an early retirement, Dr. Bolzenius’ benefits are based on the acquired pension unit total would be reduced by 0.5% for each month the early retirement occurred prior to age 65. Dr. Bolzenius is not currently eligible for early retirement.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we used the following valuation method and material assumptions: We calculated the amounts reflected for Dr. Bolzenius in accordance with SFAS No. 87 - Employers’ Accounting for Pensions using the following assumptions: A calculation date of September 28, 2012, a 3.50% discount rate, retirement occurring at age 65, and applicability of the RT-2005 G by K. Heubeck Mortality Tables.

Retirement Restoration Plan – Our Retirement Restoration Plan is an unfunded, nonqualified plan that provides retirement benefits above the payments that an employee, other than a York employee, will receive from our Pension Plan in those cases in which the Code’s qualified plan limits restrict the employee’s benefits. The Retirement Restoration Plan provides a benefit equal to the difference between the actual pension benefit payable under our Pension Plan and what such pension benefit would have been without regard to any Code limitation on either the amount of benefits or the amount of compensation that the benefit formula can take into account. Because Mr. Myers was a York employee, he is not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan. Dr. Bolzenius is also not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan because he is not a participant in the Johnson Controls Pension Plan.

A participant is vested in his or her Retirement Restoration Plan benefits only if vested in his or her benefits under our Pension Plan. Benefits under the Retirement Restoration Plan are payable as an annuity at the later of the participant’s termination of employment or attainment of age 55.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2012

The following table sets forth certain information with respect to participation in our nonqualified Executive Deferred Compensation Plan by our NEOs during the fiscal year ended September 28, 2012.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen A. Roell	346,500	343,920	445,376	0	8,287,963
R. Bruce McDonald	328,720	131,670	854,958	0	9,237,123
C. David Myers	123,480	224,455	536,636	0	4,405,348
Beda Bolzenius	0	0	0	0	0
Alex A. Molinaroli	107,940	104,865	644,017	0	2,589,600

(1) Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a NEO earned in fiscal year 2012. Mr. Roell’s Executive Contributions include $73,200 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Roell’s Executive Contributions include $273,300 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2011. Mr. Roell’s Registrant Contributions include $343,920 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. McDonald’s Executive Contributions include $34,800 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. McDonald’s Executive Contributions include $97,920 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2011. Mr. McDonald’s Registrant Contributions include $131,670 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Myers’ Executive Contributions include $38,400 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Myers’ Executive Contributions include $85,080 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2011. Mr. Myers’ Registrant Contributions include $224,455 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Molinaroli’s Executive Contributions include $34,500 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Molinaroli’s Executive Contributions include $73,440 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2011. Mr. Molinaroli’s Registrant Contributions include $104,865 that is also reported in the All Other Compensation column of the Summary Compensation Table.

(2) Amounts shown include the company matching contributions that we make under our Retirement Restoration Plan because the Internal Revenue Code limits such contributions under our 401(k) plan.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings include amounts relating to appreciation in the price of our common stock, and negative amounts relating to depreciation in the price of our common stock, because the deferred amounts include deferred stock units, the value of which is tied to the value of our common stock. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a NEO’s deferred compensation account subject to vesting.

We maintain the following two nonqualified deferred compensation plans under which executives, including our NEOs, may elect to defer their compensation. Dr. Bolzenius does not participate in the Retirement Restoration Plan because he is not a participant in the Johnson Controls Pension Plan and he has waived his participation in the 401(k) plan in exchange for continued accrual of benefits under his German pension agreement.

•	Our Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual and long-term cash bonuses and restricted stock awards.

•

Our Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) plan because of qualified plan limits that the Internal Revenue Code imposes. The Retirement Restoration Plan also credits participants with a matching contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into our 401(k) plan. The Retirement Restoration Plan also credits participants with an amount equal to the difference between the amount of retirement contribution made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits.

Under both plans, a participant may elect to have his or her cash deferrals credited to a common stock unit account or one or more investment accounts that are the same as those available under our 401(k) plan, which serve to measure the earnings that we will credit on the participant’s deferrals. Restricted stock deferrals under the Executive Deferred Compensation Plan are automatically credited to the common stock unit account until vested, after which the participant may reallocate deferrals to another investment account. Amounts allocated to the common stock unit account are credited with dividend equivalents, which are treated as if reinvested in additional common stock units.

Under both plans, deferred amounts are paid upon a participant’s termination of employment in a lump sum or up to ten year annual installments, as the participant elects.

Dividends paid on restricted stock awards that a participant has elected not to defer are also accumulated within the Executive Deferred Compensation Plan, deemed reinvested in common stock units, and paid to a participant in a lump sum when the related shares of restricted stock vest.

DIRECTOR COMPENSATION DURING FISCAL YEAR 2012

The following table provides information about the compensation that our directors earned during fiscal year 2012 and their holdings of equity awards as of September 28, 2012. The table does not include Mr. Roell, who is our Chairman of the Board, President and Chief Executive Officer and who received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
David Abney	110,022	129,978	240,000
Dennis W. Archer	110,022	129,978	240,000
Robert L. Barnett	116,272	129,978	246,250
Natalie A. Black(3)	135,022	129,978	265,000
Eugenio Clariond Reyes-Retana	116,072	129,978	240,000
Robert A. Cornog	135,022	129,978	265,000
Richard Goodman(3)	135,022	129,978	265,000
Jeffrey A. Joerres	135,022	129,978	265,000
William H. Lacy	135,022	129,978	265,000
Mark P. Vergnano(4)	96,574	113,954	210,528

(1) Amounts shown include a portion (45.8%) of the annual retainer of $240,000 that we pay quarterly to each of our non-employee directors, and an additional annual retainer of $25,000 that we pay quarterly to the Chairperson of each of our committees of the Board and our Lead Director. In the event the Lead Director is also a Chairperson of a committee, the additional annual retainer is limited to $25,000 in total.

(2) Amounts shown in the table reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and represent a portion (54.2%) of the annual retainer of $240,000 that we pay to each of our non-employee directors. The amounts shown include a grant to each non-employee director, with the exception of Mr. Vergnano, of 4,072 shares of our common stock based on the closing stock price on the grant date of $31.92. Based on his election to the Board date of November 16, 2011, Mr. Vergnano’s amount shown includes a grant of 3,570 shares of our common stock based on the closing price on the grant date of $31.92.

(3) Amounts shown reflect those associated with transitioning chair positions for the Governance and Audit Committees.

(4) Mr. Vergnano was elected as a director on November 16, 2011.

For fiscal year 2012, we paid each non-employee director $240,000 (pro rated for partial year service) in the form of an annual retainer, $110,000 paid in cash and $130,000 in shares of common stock at the then current market price, which shares we issued under the 2003 Director Stock Plan. Towers Watson annually conducts a competitive pay analysis to ensure that compensation paid to non-employee directors is competitive with our Compensation Peer Group and other similarly sized general industry companies. We pay the cash portion of the retainer quarterly in October, January, April and July. We issue the stock annually using the market closing price as of the date of the Annual Meeting. We also reimburse non-employee directors for any expenses relating to their service as directors. Additionally, we pay the Chairpersons of the Audit, Compensation, Corporate Governance and Finance Committee, as well as the Lead Director, an annual cash retainer of $25,000. In the event the Lead Director is also a Chairperson of a committee, the additional annual retainer is limited to $25,000 in total.

We maintain a director stock ownership policy that requires our directors to hold significant amounts of our stock. Our current stock ownership policy requires our directors to hold five times the value of the common stock portion of their retainer within five years of their election or appointment to our Board. All of our directors comply with the stock ownership policy guidelines.

We permit non-employee directors to defer all or any part of their retainer under the Deferred Compensation Plan for Certain Directors. A director may elect to treat any amount deferred as if invested in any of the investment funds that are available under our tax-qualified Savings and Investment Plan or into share units. We pay the deferred amount as adjusted for earnings, losses, gains and dividends, as applicable, to the director after the director retires or otherwise ceases service on our Board, in a lump sum or up to ten year annual installments, as the director elects. Prior to October 1, 2006, under the Director Share Unit Plan, we credited stock units annually into each non-employee director’s account. Directors may now elect to treat the value of existing units as if invested in any of the accounts available under the Savings and Investment Plan.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following is a discussion of the nature and estimated value of payments and benefits that each of our NEOs would receive in the event of termination of the executive’s employment or upon a change of control. We based the estimated value of the payments and benefits that we would provide on an assumption that the termination of employment or the change of control, or both, as applicable, occurred on September 28, 2012, the last business day of our fiscal year 2012. We can only determine the actual amounts of payments and benefits that an executive officer would receive upon his termination or upon a change of control at the actual time of such event.

Employment Agreements

We have entered into an employment agreement with each of our executive officers, including each of our NEOs.

Each employment agreement contains substantially similar terms except for individual salary amounts and benefits. In addition to setting forth the terms and conditions of each NEO’s employment and the amounts payable upon the executive’s termination of employment, the employment agreements contain terms that protect the company from certain business risks, including:

•

an agreement by the executive officer to perform his/her assigned duties by devoting full time, due care, loyalty and best efforts to the duties and complying with all applicable laws and the requirements of our policies and procedures on employee conduct;

•	a prohibition on the executive officer’s competition with our company, both during employment and for a period of one year after employment;

•	a prohibition on the executive officer’s ownership of a 5% or greater interest in any of our competitors;

•	a prohibition on the executive officer’s ability to share confidential information and trade secrets, both during employment and for two years after employment; and

•	a requirement that disputes related to the employment agreement be settled through arbitration instead of potentially costly litigation.

Summary of the Payments and Benefits Upon Each Termination Scenario

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if he had terminated employment on September 28, 2012, under various scenarios. These payments and benefits are generally based on the terms of the employment agreements and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, nonqualified Executive Deferred Compensation Plan, Executive Survivor Benefits Plan, and the severance plan for our U.S. salaried employees.

For each termination scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs. These include distributions under our pension plan and 401(k) savings plan, disability benefits, vesting of stock option and restricted stock awards under equity plans, any salary or bonus awards due to the employee through the date of termination, pro-rated bonus awards relating to outstanding bonus awards and accrued vacation.

Voluntary Termination: A NEO may terminate his employment with us at any time. In general, upon the executive’s voluntary termination:

•	we are not obligated to provide any severance pay;

•

all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock and restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 79) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 82).

Retirement and Early Retirement: None of our NEOs whom we employed on September 28, 2012 was eligible for full retirement on that date, although Mr. Roell was eligible for early retirement (which our Pension Plan defines as reaching age 55 and having 10 or more years of service). For an estimate of the value of the pension benefit for a NEO upon retirement, please see the Pension Benefits Table on page 79. In addition to such pension benefit, upon the executive’s full or early retirement:

•	we are not obligated to pay any severance;

•

the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	with respect to stock options:

the vesting of any unvested stock options that we granted to the executive under our 2000 Stock Option Plan and our 2007 Stock Option Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•

the executive will retain his shares of restricted stock and restricted stock units that had not vested at the time of retirement, and they will continue to vest on the normal vesting schedule (however, the award agreement provides that the executive will not earn the award if he engages in conduct harmful to the best interests of our company after his retirement);

•

if the executive (other than Dr. Bolzenius, who is not eligible for participation in the Retirement Restoration Plan) is age 65 or older, his accounts under the Retirement Restoration Plan will vest in full; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 79) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 82).

Termination for “Cause”: We may terminate the employment of a NEO for “cause” under the terms of the employment agreements. A termination for “cause” generally means a termination for theft, dishonesty, fraudulent misconduct, violation of certain provisions of the employment agreement, gross dereliction of duty, grave misconduct injurious to our company, and serious violation of the law or our policies on employee conduct. A NEO will not receive any special payments or benefits if we terminate his employment for “cause.” On the executive’s termination date, all of his outstanding stock options will immediately terminate, and we will cancel any pending option exercises. In addition, the executive will forfeit all unvested shares of restricted stock and restricted stock units. The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 79) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 82).

Termination without “Cause”: If we terminate the employment of a NEO and the termination is not for “cause,” then:

•

the executive officer will receive a cash severance benefit in an amount equal to the greater of one year of the executive’s base salary as of the termination date or twice the amount payable under our severance plan for U.S. salaried employees. The severance benefit under the salaried severance plan depends upon the employee’s years of service with us, with severance starting at two weeks of base salary for an employee who has only one year of service and increasing to a maximum of 52 weeks of base salary for an employee who has 30 or more years of service;

•

all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock or restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 79) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 82).

The following is an estimate of the severance that each NEO would receive assuming the termination without “cause” occurred on September 28, 2012:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Severance	$2,826,923	$830,000	$890,000	$830,000	$1,491,346

Termination due to Disability: If a total and permanent disability causes a NEO’s termination, then:

•	we are not obligated to pay severance. Rather, the executive may be entitled to disability pay under our short- and long-term disability plans for U.S. salaried employees;

•

the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive officer will immediately vest in his accounts under the Retirement Restoration Plan;

•	if the executive is younger than age 65, then the executive will continue to be covered under the Executive Survivor Benefits Plan, the benefits of which we describe below; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of total and permanent disability, the executive also will be entitled to distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits table on page 79) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Plan table on page 82).

The following is an estimate of the retirement restoration plan benefit that arises from vesting that accelerates due to disability that each NEO would receive assuming the disability termination occurred on September 28, 2012:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Retirement Restoration Plan	$0	$0	$0	$0	$0

Termination due to Death: If a NEO dies while he is our employee, then:

•

the executive officer is eligible for benefits under our Executive Survivor Benefits Plan if our Board elected him or her as an officer prior to September 15, 2009. Under the terms of the plan that were in effect at September 28, 2012, the beneficiaries of a NEO would receive a lump sum death benefit in an amount equal to three times the executive’s final base salary if the executive dies prior to age 55, or two times the executive’s base salary if the executive dies on or after age 55, plus an additional “gross-up” amount. As of September 28, 2012, the applicable multiples for the NEOs are: Mr. Roell – two times, Mr. McDonald – three times, Mr. Myers – three times, Dr. Bolzenius – three times, and Mr. Molinaroli – three times. In addition, the beneficiaries of the executive officer would receive a continuation of the executive’s base salary for a period of six months after the executive officer’s death. During fiscal year 2009, the Executive Survivor Benefits Plan was frozen to limit participation to current elected officers. Officers elected after September 15, 2009, will participate in our regular group life insurance coverage.

•

the executive’s beneficiaries will receive, at the end of the applicable performance period for each of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount the executive would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•

the vesting of the executive’s stock options will accelerate such that the options become immediately exercisable to the extent they would have vested during the one-year period after the date of death;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of death, the executive or the executive’s beneficiaries also will be entitled to a distribution of the executive’s vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 79) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 82).

The following is an estimate of the Executive Survivor Benefits Plan value that each NEO would receive assuming the death occurred on September 28, 2012:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Executive Survivor Benefits Plan (1)	$5,870,371	$4,764,345	$5,103,755	$3,152,016	$4,735,644

(1) In determining the amount of the gross-up to include in the table above, we made the following material assumptions: a tax rate of 42.75% for Wisconsin residents and a tax rate of 39.35% for Michigan residents. During fiscal year 2009, The Committee froze this Plan to limit participation to current elected officers. No new participants are allowed.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers, including each of our NEOs. Upon a change of control of our company, the change of control agreements supersede the employment agreements. The change of control agreements generally entitle each NEO to continued employment with our company or our successor for two years following the change of control, with a base salary, bonus and other benefits at least equal to the base salary, bonus and benefits we paid or provided prior to the change of control. The change of control agreements require our executive officers to comply with confidential information covenant provisions during employment and for two years following termination of employment. The change of control agreements also provide for a severance payment and continued welfare and medical benefits upon termination of the executive’s employment under certain circumstances during the two year employment period that begins on the date of the change of control, as we explain in more detail under “Termination Upon or Following a Change of Control” below. The agreement defines a change of control as:

•	the acquisition by a person or group of 35% or more of our common stock;

•	a change in a majority of our Board without the endorsement of the new Board members by the existing Board members;

•

a reorganization, merger, share exchange or other corporate reorganization or a sale of all or substantially all of our assets, except if it would result in continuity of our shareholders of at least 50%, if no person owns 35% or more of the outstanding shares of the entity resulting from the transaction, and if at least a majority of our Board remains; or

•	approval by our shareholders of our liquidation or dissolution.

Summary of the Payments and Benefits Upon a Change of Control

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if a change of control had occurred or if both a change of control and a termination of employment had occurred, on September 28, 2012. These payments and benefits are generally based on the terms of our change of control agreements, and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, and nonqualified Executive Deferred Compensation Plan, that were in place on September 28, 2012.

For each change of control scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs (such as vesting of stock option and restricted stock awards under equity plans and payments of pro-rated bonus awards relating to outstanding bonus awards).

Change of Control: In the event of a change of control of our company, which each relevant compensation and bonus plan generally defines in the same manner as under the change of control employment agreement we discuss above, on September 28, 2012 the following would have occurred as of the time of the change of control whether or not the NEO’s employment terminated:

•

the executive officer would have received a pro-rata portion of the maximum amount payable under each annual and long-term bonus award outstanding under our Annual and Long-Term Incentive Performance Plans;

•	vesting of all stock options that the executive officer then holds would have accelerated so that the options will be exercisable in full;
•	all of the executive officer’s unvested shares of restricted stock and restricted stock units would have vested; and
•

all amounts that the executive officer accrued under the nonqualified Executive Deferred Compensation Plan and Retirement Restoration Plan would have vested immediately and we would have paid these amounts in full in a lump sum.

The payments and the value of benefits under the change of control agreements or under any of our other plans and programs in connection with a change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes, which would cause the executive officer to pay additional federal taxes. The change of control agreement previously provided that we would pay the executive officer an additional amount, called a “gross-up payment,” necessary to offset any taxes of this type that the Internal Revenue Service imposes on the executive officer and any additional taxes on this payment. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010. Effective September 25, 2012, the Committee eliminated this provision for all agreements.

Under the new Omnibus Incentive Plan, a “double trigger” will be required for accelerated vesting of equity awards in a change of control in which the awards are assumed or replaced, meaning that, in addition to the change of control occurring, the employee’s employment must be terminated by us without cause or by the employee with good reason (if the employee has an agreement providing for good reason termination) for his or her unvested equity to become vested on an accelerated basis.

Termination Upon or Following a Change of Control: As we discuss above, we have change of control agreements with each of our NEOs. This agreement provides for a two year employment period that begins on the date of the change of control.

Under the agreement,

•	if we terminate the executive officer’s employment (or our successor terminates the executive officer’s employment) other than for cause;
•	if the executive officer terminates his employment for good reason;
•	if the executive officer’s employment ceases as a result of the executive officer’s death or disability; or
•

if the executive officer voluntarily terminates his employment within a 30-day period beginning on the first anniversary of the change of control (during fiscal year 2009, the Committee eliminated this trigger for any new executive officers elected after September 14, 2009);

in each case within the two year period then the executive officer or the executive officer’s beneficiary will receive:

•	a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of:
¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or
¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

•	payment of a pro-rata portion of the greater of the following:
¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or
¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

however, if (and only if) the executive officer’s termination occurs on the change of control date, then we will reduce this amount by the amount we paid under the Annual and Long-Term Incentive Performance Plan as a result of the change of control);

•

a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under our pension plan and our Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

•	continued medical and welfare benefits for the remainder of the employment period.

As we describe under “Change of Control,” the payments and the value of benefits we provide under the change of control agreements or under any of our other plans or programs in connection with the change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes. The change of control agreement provides that we will pay the executive officer a gross-up payment as applicable. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010.

The following is an estimate of the severance and continued medical and welfare benefit value that each NEO would receive assuming the change of control and termination occurred on September 28, 2012:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Severance (1)	$21,704,815	$6,039,015	$8,240,000	$8,110,000	$8,174,000
Continued Medical & Welfare Benefits (2)	$1,722,572	$353,530	$31,770	$633,647	$569,715

(1)	The amount reported reflects the amounts actually earned under the short- and long-term bonus awards for the performance period ending in fiscal year 2012.

(2)

The amount reflects our estimate of the cost to us of providing medical and welfare benefits for the employment period, including medical, prescription, dental, disability and life, accidental death and travel and accident insurance. The amount also includes the lump sum value of the additional benefits the NEO would have accrued during the employment period under our pension plan and our Retirement Restoration Plan.

If the executive officer terminates his employment during the employment period for other than good reason (except, for our current NEOs, during the 30-day period beginning on the first anniversary of the change of control)

then the executive officer will receive only a payment of a pro-rata portion of the greater of the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or the sum of the annual and long-term cash bonuses for the most recently completed fiscal year.

If we terminate the executive officer’s employment for cause, then no additional pay or benefits are due.

We would have “cause” to terminate the executive officer’s employment under the change of control agreement if the executive repeatedly and deliberately fails to perform the duties of his position and does not correct such failure after notice, or if the executive officer is convicted of a felony involving moral misconduct.

The executive officer would have “good reason” to terminate employment under the change of control agreement if:

•	we assign the executive officer duties inconsistent with his position or we take other actions to reduce the executive officer’s authority or responsibilities;

•	we breach any provision of the change of control agreement relating to salary, bonus and benefits payable following the change of control;

•	we require the executive officer to relocate;

•	we terminate the executive officer’s employment other than as the agreement permits;

•	we fail to require the successor in the change of control transaction to expressly assume the agreement; or

•	we request that the executive perform an illegal or wrongful act in violation of our code of conduct.

The executive officer also had the right, exercisable during a 30-day period following the first anniversary of a change of control, to terminate his or her employment with us for any reason and receive the severance payments and the continued medical and welfare benefits we describe above as if the executive officer had terminated for good reason. During fiscal year 2009, the Committee eliminated this provision for any new executive officers hired after September 14, 2009. Effective September 25, 2012, the Committee eliminated this provision for all agreements.

PROPOSAL SIX:

CONSIDERATION OF A SHAREHOLDER PROPOSAL FOR AN

INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS

One of our shareholders has informed us that it intends to submit the following proposal at the Annual Meeting. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained upon written request made to our Secretary:

Whereas: The Board of Directors of a company is meant to be an independent body, elected by, and accountable to, shareholders;

Whereas: The Board of Directors is charged by law with the duty, authority, and responsibility to formulate and direct corporate policies that serve the interests of the shareholders;

Whereas: The Chair of the Board of Directors is charged with overseeing the Board, with a central role in the Board’s selection, independent oversight, and evaluation of the company’s chief executive officer (CEO);

Whereas: In order to avoid conflicts-of-interest, and to ensure the independent oversight of the CEO, the Chair of the Board of Directors should not be a current or former employee of the company;

RESOLVED: Shareholders request that the Board of Directors adopt a policy to separate the positions of Chair of the Board of Directors and CEO, and that the Chair of the Board of Directors shall be an independent director, who is not a former or current employee of the company. The policy should allow for departure under extraordinary circumstances, such as the unexpected resignation of the Chair.

SHAREHOLDER’S SUPPORTING STATEMENT

The recent economic and banking crisis raises the issue of whether boards of directors are providing adequate and effective oversight of management, and protecting the interests of shareholders. The combination of the positions of Chair of the Board of Directors and CEO at a number of the weakened companies has given rise to deep concerns about whether the independent oversight of such boards was compromised by the influence of the CEOs.

While the management of the company is the purview of the CEO, the Board of Directors is obligated to independently oversee the CEO and management, and to protect the interests of the shareholders. Combining the positions of CEO and Chair of the Board of Directors potentially undermines the independence of the Board of Directors, and creates the environment for negative impacts of conflicting interests. As companies move forward beyond the crisis, board of directors need to be more vigilant and active in adopting, and ensuring compliance with, policies to avert events of such magnitude and impact.

The existence of the non-executive Chair of the Board of Directors is the norm in many countries outside the United States – over 79% of large British companies and all German and Dutch companies have split the positions (Millstein Center for Corporate Governance), and support for this reform is growing in the United States. Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors). More that [sic] 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

RECOMMENDATION OF THE BOARD:

FOR THE REASONS STATED BELOW, THE BOARD

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

OPPOSING STATEMENT

After careful consideration, and for the reasons stated below, the Board believes the proposal is not in the best long-term interests of Johnson Controls or our shareholders, and the Board recommends voting “AGAINST” this proposal. The Board believes it has strong corporate governance measures in place to ensure independent and effective oversight of the CEO as further outlined below.

The Proposal would restrain the Board’s ability to govern

The Board believes the proposal would unduly restrain the Board’s ability to govern by requiring the Board to permanently and inflexibly separate the positions of Board Chairman and CEO. The Board is responsible for fostering the long-term success of Johnson Controls. In connection with this responsibility, the Board regularly reviews and assesses our board leadership structure. In this review, each director has a fiduciary duty to exercise his or her good faith business judgment in the best interests of Johnson Controls and our shareholders. The Board believes that it is in the best long-term interests of Johnson Controls and our shareholders for the Board to have the flexibility to determine the appropriate leadership structure for the Board at any given time. Further, the Board believes it would be unwise to adopt an inflexible policy that would restrict its future ability to satisfy the Board’s fiduciary duties to act in the best interests of Johnson Controls, particularly with respect to structuring the leadership of the Board.

The Board has strong corporate governance measures in place

The Board has already adopted corporate governance measures, including establishing a very strong independent Lead Director role, to help assure the Board’s ability to provide independent oversight of the CEO and management. The function of the Board in monitoring the performance of our senior management is fulfilled by the presence of a substantial majority of independent directors and the Lead Director arrangement. The Board believes our corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. These corporate governance measures serve as extremely effective counterbalances to factors commonly cited as reasons to separate the Board Chairman and CEO.

Lead Director

The independent, non-management members of the Board, upon the recommendation of the Corporate Governance Committee, have designated an independent nonexecutive director to act as Lead Director. The responsibilities of our Lead Director match the responsibilities outlined by proxy advisory firms’ guidelines and are further outlined in our Corporate Governance Guidelines and the recently adopted Lead Director Charter. Our Lead Director responsibilities are very similar to those typically performed by an independent board chair and include: (i) approving the Board meeting schedules to assure there is sufficient time to discuss the Board agenda items; (ii) approving the Board meeting agendas to ensure that topics deemed important by the independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed; (iii) calling meetings of the Board’s independent directors; (iv) developing the agenda for and serving as chairman of the executive sessions of the Board’s independent directors; (v) serving as principal liaison on sensitive issues between the independent directors and the Board Chair and the CEO; (vi) serving as the chairman of Board meetings when the Board Chairman is not present; (vii) approving information sent to the Board; and (viii) at the request of a major shareholder, being reasonably available to communicate and consult with the shareholder.

Independent Directors

Our Corporate Governance Guidelines require that at least two-thirds of the Board’s members must be independent. At present, 11 of our 12 directors are independent as defined by the New York Stock Exchange listing standards and our independence requirements as outlined in the Corporate Governance Guidelines. All members of the key board committees — the Audit Committee, the Compensation Committee, and the Corporate Governance Committee — are independent. In addition, effective January 1, 2013, Mark P. Vergnano will succeed Jeffrey A. Joerres as chair of the Compensation Committee and Mr. Joerres will no longer serve on the Compensation Committee.

Current structure promotes stability and continuity

The Board believes the current Board Chair-CEO arrangement promotes a cohesive, strong and consistent vision and strategy for Johnson Controls. Mr. Roell, who currently holds the Board Chair and CEO positions, possesses an in-depth knowledge of our operations and risk management practices which enables him to provide effective leadership to the Board. The Board believes that, for Johnson Controls, a large and diversified international company, the CEO as Chair is most effectively able to ensure that the independent directors’ attention is devoted to the issues of greatest importance to Johnson Controls and our shareholders.

The Board believes that combining the roles of Chair and CEO can:

•	Enhance alignment between the Board and our management in strategic planning and execution as well as operational matters;
•	Avoid the confusion over roles, responsibilities and authority that can result from separating the positions; and
•	Streamline the Board process to conserve time for consideration of important matters that the Board needs to address.

In summary, our overall corporate governance policies and practices combined with the strength of the our independent directors and Lead Director position serve to enable the Board to formulate and direct corporate policies, provide independent oversight, evaluate the CEO and management and avoid any potential conflicts that may result from combining the roles of Board Chair and CEO.

BOARD RECOMMENDATION:

FOR THE REASONS STATED ABOVE, THE BOARD

RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL

PROPOSAL SEVEN:

CONSIDERATION OF A SHAREHOLDER PROPOSAL

TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT

One of our individual shareholders has informed us that he intends to submit the following proposal at the Annual Meeting. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained upon written request made to our Secretary:

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law.

Adoption of this proposal can best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal should be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

The Corporate Library/GMI, an independent investment research firm rated our company “D” with “High Governance Risk,” and “Very High Concern” in Executive Pay – $22 million for our CEO Stephen Roell.

Our CEO gained $4 million from the exercise of 300,000 stock options. Plus, our CEO had $20 million in pension benefits, $7 million in non-qualified deferred pay and had a potential payment of $45 million if there is a change in control.

40% of our votes rejected our company’s “say-on-pay” for two years running. Jeffrey Joerres received 20% in negative votes and Robert Barnett received 10% in negative votes – by far exceeding the negative votes of some of our directors.

Robert Barnett, age 71, was negatively flagged by The Corporate Library due to his involvement with the USG Corporation board which went bankrupt. To compound this, Mr. Barnett sat on our audit and nomination committees. Directors, with an independence deficit of 14 to 26 years long tenure each, held 6 seats on our most important board committees. Our Lead Director, Robert Cornog, had 20 years tenure to challenge his independence. Mark Vergnano owned no stock.

Individual directors enjoyed three years between elections. One percent of our shares can overrule 79% of shareholder votes with our supermajority rules.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Shareholder Action by Written Consent – Yes on 7

RECOMMENDATION OF THE BOARD:

FOR THE REASONS STATED BELOW, THE BOARD

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

OPPOSING STATEMENT

Our Board strongly believes that every shareholder should have the opportunity to consider and vote upon proposed shareholder actions. Indeed, shareholders holding just 10 percent of our outstanding shares have the right to call a special meeting of our shareholders. Our Board also believes, for the reasons discussed below, that the written consent process, as compared to shareholders acting at a meeting, is not as well suited to allowing all shareholders the ability to consider the merits of proposed shareholder actions. Accordingly, under our organizational documents and our governing Wisconsin corporate law, shareholder actions taken without a meeting must be taken by unanimous written consent. Our Board believes that permitting shareholders to act by less than unanimous written consent is not necessary to achieve the proponent’s objectives and would hurt shareholder interests by disenfranchising certain shareholders, circumvent the protections and advantages provided by shareholder meetings, waste company resources and confuse shareholders.

Permitting shareholder action by less than unanimous written consent is not necessary to achieve the Proponent’s objectives

Permitting shareholder action by less than unanimous written consent is not necessary to improve our corporate governance status. To the contrary, we believe our corporate governance measures already include a number of positive attributes. We have been listed as one of Corporate Responsibility magazine’s 100 Best Corporate Citizens for the past seven years, including being ranked #1 in 2011 and #5 in 2012. This list ranks companies based on publicly available information in seven categories: environment, climate change, employee relations, human rights, governance, finance, and philanthropy.

We also welcome and encourage shareholders to communicate with us at all times and offer several mechanisms already in place, including those described in “Board Information – Shareholder and Other Interested Party Communication with the Board,” to facilitate a dialogue with our Board. In addition, we similarly always welcome communications through our Investor Relations department via telephone or e-mail as set forth on our corporate website.

Shareholders already have a right to call meetings

Among many others, as we have noted, shareholders holding just 10 percent of our outstanding shares have the right to call a special meeting of our shareholders. Not only is this a positive governance attribute, it also obviates the need to permit shareholder action by less than unanimous written consent by providing a means for shareholders to raise important matters outside of the normal annual meeting cycle. Accordingly, there is no need for shareholders to be able to act by less than unanimous written consent to raise such matters.

We have made many corporate governance and executive compensation enhancements

We also have in place a majority voting standard for uncontested elections of directors. In addition, as outlined earlier in this proxy statement, we are setting forth a proposal to amend our Restated Articles of Incorporation to accomplish a declassification of our Board, the approval of which requires an affirmative vote of two-thirds of the shares entitled to vote at the Annual Meeting. This first step is required under Wisconsin law to effect the movement from a classified Board to the annual election of all directors. Moreover, we do not have a shareholder rights plan in place. Further, as described in the “Compensation

Discussion and Analysis” section of this proxy statement, the Board’s Compensation Committee is significantly changing our executive compensation structure in response to shareholder feedback to more closely align executive compensation with our performance. Finally, as we discuss more fully in the context of Proposal Six, we have established a very strong independent Lead Director role, whose duties match the duties outlined by proxy advisory firms’ guidelines. As a result of our current structure and practices with regard to these matters, our Board does not believe it is necessary to permit shareholder action by less than unanimous written consent for the purpose of improving our corporate governance status.

Shareholder action by less than unanimous written consent disenfranchises shareholders

Shareholder action by less than unanimous written consent would not require input from, or even communication to, all shareholders, and as a result, it would disenfranchise all of those shareholders who were not given the opportunity to participate in the written consent process. Instead, action by less than unanimous written consent would, subject to applicable law, allow shareholders holding a majority of our outstanding shares to take an action, including significant actions such as agreeing to sell our company, without a vote or any input from other shareholders. In fact, such an action could be finalized before other shareholders were even aware of it, much less before they were offered an opportunity to consent or object. This risk of disenfranchisement is even more serious when considering the possible context under which it could occur. Action at a shareholders meeting affords all shareholders an equal opportunity to review, consider and vote on any proposal that a shareholder submits under Rule 14a-8 or pursuant to the procedures in our By-Laws. In contrast, action by less than unanimous written consent would allow opportunistic market participants who hold (or borrow) shares for only a short period of time potentially to determine the outcome on a particular issue without any notice to long-term investors. Moreover, such activity could be directed at very short-term speculation in stock prices, which could be at odds with our long-term, sustainable success.

Permitting shareholder action by less than unanimous written consent circumvents protections and advantages provided by shareholder meetings

The requirement that action be taken at a meeting of shareholders provides protections and advantages not present when action is permitted to be taken by less than unanimous written consent. Information regarding a shareholder proposal to be voted upon at a shareholder meeting is widely disseminated through the required proxy statement. Proxy statements must include certain information with respect to a shareholder proposal, including information from our Board on a proposal that it considers not to be in the best interests of Johnson Controls. In addition, a meeting provides all shareholders with an opportunity to discuss concerns with other shareholders, with the Board and with management. The process of voting at a shareholders meeting provides for transparent, public and deliberate consideration of issues facing our company and ensures that all shareholders have sufficient information and time to weigh the arguments that all sides present. In contrast, action by less than unanimous written consent does not guarantee any of these protections and advantages.

Permitting shareholder action by less than unanimous written consent could result in a waste of our resources and shareholder confusion

Permitting shareholder action by less than unanimous written consent could result in a waste of our resources and shareholder confusion. If the proposal were implemented, shareholders could solicit written consents as frequently as desired and regardless of the size of their holdings in Johnson Controls. If a proposed action is not in the best interests of Johnson Controls, because it reflects a narrow self-interest or otherwise, we could be required to spend valuable management time and money tracking and defending against the action. Moreover, multiple groups of shareholders would be able to solicit written consents, some of which may be duplicative or conflicting. This would only lead to confusion for our shareholders and a chaotic state of affairs for Johnson Controls.

In summary, the Board believes the adoption of this proposal is unnecessary because we are committed to high standards of corporate governance and have taken numerous steps to achieve better governance and greater transparency and accountability to our shareholders. Further, our shareholders have the right to call a special meeting. The Board will continue to consider whether changes to our organizational documents and corporate governance practices are appropriate and in the best interests of Johnson Controls and our shareholders.

BOARD RECOMMENDATION:

FOR THE REASONS STATED ABOVE, THE BOARD

RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL

JOHNSON CONTROLS SHARE OWNERSHIP

Directors and Officers

The following table lists our common stock ownership as of November 5, 2012 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Options Exercisable Within 60 Days(2)	Units Representing Deferred Compensation(3)
Roell, Stephen A.	3,611,552	2,903,500	167,186
McDonald, R. Bruce	1,271,177	1,164,000	283,075
Myers, C. David	983,852	837,000	32,771
Bolzenius, Beda	980,710	882,000	—
Molinaroli, Alex A.	607,468	547,500	71,310
Abney, David E.	6,775	—	11,174
Archer, Dennis W.	2,400	—	49,350
Barnett, Robert	17,181	—	154,224
Black, Natalie A.	15,990	—	64,877
Clariond, Eugenio	370,743	—	49,922
Cornog, Robert A.	33,182	—	173,411
Goodman, Richard	4,507	—	18,778
Joerres, Jeffrey A.	11,644	—	78,997
Lacy, William H.	46,629	—	92,005
Vergnano, Mark P.	3,570	—	—
All Directors and Executive Officers as a group (23 persons)	10,426,891	8,486,700	1,247,080
Total percent of common stock	1.52%

(1)	Includes all shares over which the officer or director has voting or investment power. Also includes the amount shown for such person in the “Options Exercisable Within 60 Days” column.

(2)	Reflects options to purchase common stock exercisable within 60 days that are owned by these officers. These amounts are included in the amount in the “Amount and Nature of Beneficial Ownership” column.

(3)	Reflects common stock equivalents under the deferred and equity based compensation plans that are owned by these officers and directors. Units will not be distributed in the form of common stock. These amounts are not included in the amounts in the “Amount and Nature of Beneficial Ownership” column.

Schedule 13D and Schedule 13G Filings

We believe that the following table is an accurate representation of beneficial owners of more than 5% of any class of our securities. The table is based upon reports on Schedule 13Ds and Schedule 13Gs filed with the SEC as of November 7, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Common Stock $0.01- 7/18	BlackRock, Inc. 40 East 52nd Street New York, NY 10022(1)	40,984,318	6.02%
	Capital World Investors 333 South Hope Street Los Angeles, CA 90071(2)	40,696,000	6.0%

(1)	The table reflects the BlackRock, Inc. holdings it reported in a Schedule 13G filing amendment dated January 20, 2012. At that time, BlackRock, Inc. reported sole voting power and sole dispositive power with respect to 40,984,318 shares. In a series of more recent Schedule 13F filings, BlackRock, Inc. and its subsidiaries reported as of June 29, 2012 that they held sole voting authority with respect to 37,180,769 shares.

(2)	The table reflects the Capital World Investors (a division of Capital Research and Management Company) holdings it reported in a Schedule 13G filing amendment dated February 9, 2012. At that time, Capital World Investors reported sole voting power with respect to 26,401,000 shares and sole dispositive power with respect to 40,696,000 shares. In a more recent Schedule 13F filing, Capital World Investors reported as of June 30, 2012 that it held sole voting authority with respect to 26,401,000 shares and held an additional 13,195,000 shares with shared or no voting authority.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all reports required to be filed during fiscal year 2012 with the SEC under Section 16(a) of the Securities Exchange Act of 1934 were timely made, with the exception of one report filed by Robert A. Cornog, which was not timely filed due to an administrative oversight regarding the acquisition of 405.318 phantom stock units on May 23, 2012. The report was filed the day after the filing deadline.

By order of the Board of Directors.

Jerome D. Okarma Vice President, Secretary and General Counsel December 10, 2012

Shareholder Information Summary

Executive Offices	Shareholder Communications	Shareholder Services

Johnson Controls, Inc. 5757 N. Green Bay Avenue Milwaukee, WI 53209-4408 (414) 524-1200 www.johnsoncontrols.com webmaster@jci.com New York Stock Exchange Symbol: JCI CUSIP: 478366 107

www.johnsoncontrols.com

Click on “Investors” for

•   Investor/Financial information

-       Automatic dividend reinvestment plan and common stock purchase plan information

-       The latest company financial news

-       SEC filings

-       Cost Basis Information

-       E-mail news alert sign-up

-       Webcasts of quarterly earnings conference calls and analyst presentations

-       Current stock prices

-       Electronic financial literature

•   Corporate Governance Information

-       Corporate Governance Guidelines

-       Corporate Governance Policies

-       Board Committee Charters

Johnson Controls Investor Line

Call (800) 524-6220 to:

•   Order financial literature

•   Leave comments

Johnson Controls Integrity Helpline

-       U.S. & Canada: (866) 444-1313

-       Outside U.S. & Canada: visit
http://jci.ethicspoint.com for telephone numbers

Lead Director (Effective January 1, 2013)

William.H.Lacy@jci.com

Audit Committee Chair

Richard.Goodman-EXT@jci.com

Corporate Governance Committee Chair

Natalie.A.Black@jci.com

Stock Transfer Agent

Wells Fargo Bank, N.A.

Shareowner Services Department

PO Box 64874

St Paul, MN 55164-0874

(877) 602-7397

www.wellsfargo.com/shareownerservices

www.shareowneronline.com

DTC #2665

Delivery Service Address

Wells Fargo Bank, N.A.

Shareowner Services Department

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Contact Wells Fargo for information about

•   Dividend Payments

•   Shareholder Information Handbooks

•   Address Changes

•   Registration Changes

•   Enrollment in Automatic Dividend Reinvestment and common stock Purchase Plan

Other Shareholder inquiries should be directed to

Angela Blair

(414) 524-2363

shareholder.services@jci.com

Institutional Investors should contact

Glen L. Ponczak

(414) 524-2375

Glen.L.Ponczak@jci.com

THE COMPANY IS NOT INCLUDING THIS SHAREHOLDER INFORMATION

SUMMARY AS PART OF, OR INCORPORATING IT BY REFERENCE INTO, THE

PROXY STATEMENT.

APPENDIX A

RESTATED ARTICLES OF INCORPORATION

OF

JOHNSON CONTROLS, INC.

Pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, the existing Articles of Incorporation are hereby amended, superseded and restated to read as follows:

ARTICLE I

Name

The name of the corporation is Johnson Controls, Inc.

ARTICLE II

Purpose

The corporation is organized for the purpose of any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statues, including (without in any manner limiting by the following enumeration the generality of the foregoing) the manufacture, sale and installation of, and dealing in, automatic temperature and humidity controls for heating, cooling, ventilating, air-conditioning and industrial processing.

ARTICLE III

Authorized Shares

The aggregate number of shares which this corporation has authority to issue is 1,802,000,000 shares, consisting of 1,800,000,000 shares of class of designated “Common Stock” of the par value of $~~0.01-7/18~~1.00 per share and 2,000,000 shares of class designated “Preferred Stock” of the par value of $1.00 per share. Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such share shall not be liable for any further payments except as otherwise provided by applicable Wisconsin Statutes. Notwithstanding any other provision hereof, the Board of Directors shall have no authority to cause any shares of Preferred Stock to be issued if, as a result of such issuance, the aggregate amount payable in the event of voluntary or involuntary liquidation on all shares of Preferred Stock outstanding would exceed $100,000,000. The preferences, limitations and relative rights of each class shall be as follows:

(A) Preferred Stock

(1) Series of Preferred Stock

The Board of Directors shall ~~(~~have~~)~~ authority to divide the Preferred Stock into series, and shall determine and fix the relative rights and preferences of the shares of any series so established prior to the issuance thereof, but only with respect to:

(a) The rate of dividend and the date from which such dividends shall be cumulative;

(b) The price at and the terms and conditions on which shares may be redeemed;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund provisions for the redemption or purchase of share;

(e) The terms and conditions on which shares may be converted into shares of Common Stock, if the shares or any series are issued with the privilege of conversion.

(f) Voting rights, if any.

Except as to the matters expressly set forth above in this Paragraph (1), all series of the Preferred Stock of the corporation, whenever designated and issued, shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters.

All shares of any one series of Preferred Stock hereinabove authorized shall be alike in every particular, and each series thereof shall be distinctively designated by letter or descriptive words or figures.

(2) Dividends

The holders of Preferred Stock shall be entitled to receive dividends at the rate per annum specified as to each series pursuant to Paragraph (1), and no more, payable quarterly on the last day of March, June, September, and December in each year for the respective calendar quarter ending on such dates (“Dividend Periods”) out of the unreserved earned surplus of the corporation or out of any capital surplus legally available for the payment of such dividends, when and as declared by the Board of Directors. Such dividends shall accrue on each share of Preferred Stock from the first day of the Dividend Period in which such share is issued or from such other date as the Board of Directors may fix for this purpose pursuant to Paragraph (1). All dividends on Preferred Stock shall be cumulative so that if the corporation shall not pay or set apart for payment the dividend, or any part thereof, for any Dividend Period, on the Preferred Stock then issued and outstanding, such deficiency in the dividend on the Preferred Stock shall thereafter be fully paid or declared and set apart for payment, but without interest before any dividend shall be paid or declared and set apart for payment on the Common Stock. The holders of Preferred Stock shall not be entitled to participate in any other or additional earnings or profits of the corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

Any dividend paid upon the Preferred Stock at a time when any accrued dividends for any prior Dividend Period are delinquent shall be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest Dividend Period for which dividends are then wholly or partly delinquent, and shall be so designated to each shareholder to whom payment is made.

No dividends shall be paid upon any shares of any series of Preferred Stock of the corporation for a current Dividend Period unless there shall have been paid or declared and set apart for payment dividends required to be paid to the holders of each other series of Preferred Stock for all past Dividend Periods of such other series. If any dividends are paid on any of the Preferred Stock with respect to any past Dividend Period at any time when less than the total dividends then accumulated and payable for all past Dividend Periods on all of the Preferred Stock then outstanding are to be paid or declared and set apart for payment, then the dividends being paid shall be paid on each series of Preferred Stock in proportions that the dividends than accumulated and payable on each series for all past Dividend Periods bear to the total dividends then accumulated and payable for all such past Dividend Periods on all outstanding Preferred Stock.

(3) Liquidation, Dissolution or Winding Up

In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money’s worth the amount specified pursuant to Paragraph (1) with respect to that series of Preferred Stock, together with all accrued but unpaid dividends thereon (whether or not earned or declared), before any of such assets shall be paid or distributed to holders of Common Stock. In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, if the assets shall be insufficient to pay the holders of all of the series of Preferred stock then outstanding the full amounts to which they may be entitled, the holders of each outstanding series shall share ratably in such assets in proportion to the amounts which would be payable with respect to such series if all amounts payable thereon were paid in full. The consolidation or merger of the corporation with or into nay restoration, or a sale of all or any part of its assets, shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph.

(4) Redemption

Except as otherwise provided with respect to a particular series pursuant to Paragraph (1), the following general redemption provisions shall apply to each series of Preferred stock (hereinafter in this paragraph referred to as “Series”):

On or prior to the date fixed for redemption of a particular Series or any part thereof as specified in the notice of redemption for said Series, the corporation shall deposit adequate funds for such redemption, in trust for the account of holders of the Series to be redeemed, with a bank having trust company in good standing organized under the laws of the United States of America or the State of Wisconsin doing business in the State of Wisconsin and having capital, surplus and undivided profits aggregating at least One Million Dollars ($1,000,000), and if the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account shall have been stated in such notice of redemption, them from and after the mailing of such notice and the making of such deposit the shares of the Series called for redemption no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such share in or with respect to the corporation shall forthwith cease and terminate except only the right of the holders of such shares (2) to transfer such shares prior to the date fixed for redemption, (b) to receive out of said deposit the redemption price of such shares, which shall nevertheless include accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed, and (c) to exercise on or before the close of business on the fifth day preceding the date fixed for redemption privileges of conversion, if any, not theretofore expired.

In case of redemption of only a part of a Series, the corporation shall designate by lot, in such manner as the Board of Directors may determine, the share to be redeemed, or shall effect such redemption pro rata.

Any moneys so deposited by the corporation which shall remain unclaimed by the holders of the shares called for redemption and not converted shall, at the end of six years after the date fixed for redemption, be paid to the corporation upon its request, after which repayment the holders of the shares so called for redemption shall no longer look to the said bank or trust company for the payment of the redemption price but shall look only to the corporation or to others, as the case may be, for the payment of any lawful claim for such moneys which holders of said shares may still have. After said six-year period, the right of any shareholder other person to receive such payment may be forfeited in the manner and with the effect provided under Wisconsin Law. Any portion of the moneys so deposited by the corporation, in respect of shares of the Series converted into Common Stock, shall be repaid to the corporation upon its request.

(5) Conversion Rights

Except as otherwise provided with respect to a particular series pursuant to Paragraph (1), the following general conversion provisions shall apply to each series of Preferred Stock which is convertible into Common Stock (hereinafter, in this paragraph, referred to as “Series”):

(a) All shares of Common Stock issued upon conversion shall be fully paid and nonassessable, and shall be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the share or shares converted and except as otherwise provided by applicable Wisconsin Statutes.

(b) The number of shares of Common Stock issuable upon conversion of a particular Series at any time shall be the quotient obtained by dividing the aggregate conversion value, as herein provided, of the shares of that Series surrendered for conversion, by the price per share of Common Stock then in effect for that Series as herein provided. The corporation shall not be required, however, upon any such conversion, to issue any fractional share of Common Stock, but in lieu thereof the corporation shall pay to the shareholder who would otherwise be entitled to receive such fractional share if issued, a sum in case equal to the value of such fractional share at the rate of the then market value per share of Common Stock which for purposes hereof shall mean the last reported sale price of Common Stock on the New York Stock Exchange. Share of Preferred Stock shall be deemed to have been converted as of the close of business on the date of receipt at the office of the Transfer Agent of the certificates therefor, duly endorsed, together with written notice by the holder of his election to convert the same.

(c) The basic conversion price per share of Common Stock for a particular Series, as provided for under the detailed description of the individual Series, shall be subject to adjustment from time to time as follows:

(i)       In case the corporation shall (A) pay a dividend or make a distribution of all holders of outstanding shares of its Common Stock as a class in shares of its Common Stock, (B) subdivide or split the outstanding shares of its Common Stock into a larger number of shares, or (C) combine the outstanding shares of its Common Stock into a smaller number of shares, the base conversion price per share of Common Stock in effect immediately prior thereto shall be adjusted retroactively so that the holder of each outstanding share of each Series of Preferred Stock which by its terms is convertible into Common Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of Common Stock of the corporation which he would have owned and been entitled to receive after the happening of any of the events described above had such share of such Series been converted immediately prior to the happening of such event. An adjustment made pursuant to this clause (c) (i) shall become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. such adjustments shall be made successively whenever any event described above shall occur.

(ii)       In case the corporation shall issue to all holders of its Common Stock as a class any rights or warrants enabling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as hereinafter defined) at the record date ~~fir~~for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per share of Common Stock in effect immediately prior thereto for each Series of Preferred Stock which by its terms is convertible into Common Stock shall be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator shall be the sum of the number of shares of Common Stock outstanding at such record date and the number of share of Common Stock which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the corporation in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share of which the denominator shall be the sum of the number of shares of Common Stock outstanding at such record date and the number of additional shares of Common Stock so offered for subscription or purchase. An adjustment made pursuant to this clause (c) (ii) shall become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments shall be made successively whenever any event described above shall occur.

(iii)       In case the corporation shall distribute to all holders of its Common Stock as a class evidences of its indebtedness or assets (other than cash dividends), the basic conversion price per share of Common Stock in effect immediately prior thereto for each Series of Preferred Stock which by its terms is convertible into Common Stock shall be adjusted retroactively by multiplying such ~~basis~~basic conversion price by a fraction, of which the numerator shall be the difference between the current market price per share per share of Common Stock at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by the Board of Directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one share of Common Stock, and of which the denominator shall be the current market price per share of Common Stock. An adjustment made pursuant to this clause (c) (iii) shall become effective retroactively immediately after such record date. Such adjustments shall be made successively whenever any event described above shall occur.

(d) For the purpose of any computation under clause (c) (iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the high and low sale prices of the Common Stock of the corporation, as reported in the New York Stock Exchange - Composite Transactions (or such other principal market quotation as may then be applicable to such Common Stock) for each of the 30 consecutive trading days commencing 45 trading days before such date.

(e) For the purpose of making the computations prescribed in clause (c) of this Paragraph (5), no adjustment shall be made in the basic conversion price for any Series of Preferred Stock in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents; provided however, that any adjustments which by reason of this clause (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further that anything to the contrary in the foregoing notwithstanding any adjustment required for purposes of making the computations in said clause (c) shall be made not later than the earlier of (x) 3 years after the effective date provided for under said clause (c) for such adjustment or (y) the date as of which such adjustment would require an increase or decrease of at least 3% in the aggregate number of shares of Common Stock issued and outstanding on the first date on which an event occurred which required the making of a computation prescribed in said clause (c). All calculations under this Paragraph (5) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(f) In the case of any capital reorganization or reclassification of Common Stock, or if the corporation shall be consolidated with or merged into, or sell or dispose of all substantially all of its property and assets, to any other corporation, proper provisions shall be made as part of the terms of such capital reorganization, reclassification, consolidation, merger or sale that any shares of a particular Series at the time outstanding shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of a particular Series would have been entitled upon such capital reorganization, reclassification, consolidation or merger.

(g) No adjustment with respect to dividends upon any Series or with respect to dividends upon Common Stock shall be made in connection with any conversion.

(h) Whenever there is an issue of additional shares Common Stock of the corporation requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a series, the corporation shall file and its transfer agent or agents and at its principal office in Milwaukee, Wisconsin, a statement signed by the President or a Vice President and by the Treasurer or Assistant Treasurer of the corporation, describing specifically such issue of additional shares of Common Stock or such other event (and, in the case of a capital reorganization, reclassification, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever there are issued by the corporation to all holders of its Common Stock as a class any rights or warrants enabling them to subscribe for or purchase shares of Common Stock, the corporation shall also file in like manner a statement describing the same and the consideration receivable by the corporation therefrom. The statement so filed shall be open to inspection by any holder of record of shares of any Series.

(i) The corporation shall at all times have authorized and shall at all times reserve and set aside a sufficient number of duly authorized shares of Common Stock for the conversion of all stock of all then outstanding Series which are convertible into Common Stock.

(6) Reissuance of Shares

Any shares of Preferred Stock retired by purchase, redemption, through conversion or through the operation of any sinking fund or redemption or purchase account, shall thereafter have the status of authorized but unissued shares of Preferred Stock of the corporation, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares of Preferred Stock.

(7) Voting Rights of Preferred Stock

(a) Ordinary Voting Rights. Holders of Preferred Stock shall be entitled to one vote for each share of such class held on all questions on which shareholders of the corporation are entitled to vote and shall vote together share for share with the holders of Common Stock as one class, except as otherwise provided by law or as hereinafter otherwise provided or as otherwise determined by the Board of Directors at the time of the establishment of such Series of Preferred Stock pursuant to clause (f) of Paragraph (1) of this Section (A).

(b) Special Voting Rights. Holders of Preferred Stock shall have voting rights as provided in the preceding clause (a) and, in addition, the following special voting rights:

(i)       Election of Directors. Whenever dividends payable on any series of the Preferred Stock shall be in arrears in an aggregate amount equivalent to six full quarterly dividends on the shares of all of the Preferred Stock of that series then outstanding, the holders of Preferred Stock of that series shall have the exclusive and special right voting separately as a class, to elect two directors of the corporation, and the number of directors constituting the Board of Directors shall be increased to the extent necessary to effectuate such right. Whenever such right of the Board of Directors shall be increased to the extent necessary to effectuate such right. Whenever such right of the holders of any series of the Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of the holders of such series of the Preferred Stock called as hereinafter provided in clause (b) (ii), or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of any series of the Preferred Stock voting separately as a class to elect members of the Board of Directors of the corporation as aforesaid shall continue until such time as all dividends accumulated on such series of the Preferred Stock shall have been paid in full, at which time the special right of the holders of such series of the Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

(ii)       Special Meetings of Holders of Preferred Stock. At any time when such special voting power shall have vested in the holders of any series of the Preferred Stock as hereinbefore provided in clause (b) (i), a proper officer of the corporation shall, upon the written request of the holders of record of at least 10% of such series of the Preferred Stock then outstanding addressed to the Secretary of the corporation, call a special meeting of the holders of such series of the Preferred Stock for the purpose of electing directors pursuant to clause (b) (i). Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the By-laws (or if there be no designation, at the principal offices of the corporation in Milwaukee, Wisconsin). If such meeting shall not be called by the proper officers of the corporation within 20 days after personal service of the said written request upon the Secretary of the corporation, or within 30 days after mailing the same within the United States of America by registered or certified mail addressed to the Secretary of the corporation at its principal office, then the holders of record of at least 10% of such series of the Preferred Stock then outstanding may designate in writing one of their numbers to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held in Milwaukee, Wisconsin. Any holder of such series of Preferred Stock so designated shall have access to the stock books of the corporation for the purpose of causing meeting of shareholders to be called pursuant to these provisions. Notwithstanding the provisions of this clause (b) (ii), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iii)       Special Rules Applicable While Any Series of Preferred Stock Has Special Voting Rights. At any annual or special meeting at which the holders of any series of the Preferred Stock shall have the special right, voting separately as a class, to elect directors as provided in clause (b) (i), the presence, in person or by proxy, of the holders of 33-1/3% of such series of the Preferred Stock shall be required to constitute a quorum of such series for the election of any director by the holders of such series as a class. At any such meeting or adjournment thereof, (A) the absence of a quorum of such series of the Preferred Stock shall not prevent the election of directors other than those to be elected by such series of the Preferred Stock voting as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by such series of the Preferred Stock voting as a class and (B) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time until a quorum shall be present, without notice other than announcement at the meeting.

During any period in which the holders of any series of the Preferred Stock have the right to vote as a class for directors as provided in clause (b) (i), any vacancies in the Board of Directors shall be filled only ~~be~~by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the series or class of stock which elected the directors whose office shall have become vacant. During such period the directors so elected by the holders of any series of the Preferred Stock shall continue in office (A) until the next succeeding annual meeting or until their successors, if any are elected by such holders and qualify, or (B) unless required by applicable law to continue in office for longer period, until termination of the right of the holders of such series of the Preferred Stock to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any series of the Preferred Stock to vote as a class for directors as provided in clause (b) (i), the term of office of the directors then in office so elected by the holders of such series shall terminate.

(iv)       Action Requiring Approval of Two-Thirds of Outstanding Shares of Each Series of Preferred Stock. The affirmative vote or written consent of the holders of record of at least ~~tow~~two-thirds of the outstanding shares of a series of the Preferred Stock shall be a prerequisite of the right of the corporation.

(A) To create any shares of any securities convertible into or evidencing the right to purchase shares ranking prior to such series of the Preferred Stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up; or

(B) To change the designations, preferences, limitations, or relative rights of the outstanding shares or such series of Preferred Stock in any manner prejudicial to the holders thereof.

(v)       Action Requiring Approval of a Majority of Outstanding Shares of Each Series of Preferred Stock. The affirmative vote or written consent of the holders of a majority of the outstanding shares of each series of Preferred Stock shall be a prerequisite to the right of the corporation to authorize any shares of Preferred Stock in excess of 2,000,000 shares or any other shares ranking on a parity with Preferred Stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up.

(8) Restrictions in Event of Default in Dividends on Preferred Stock

If at any time the corporation shall have failed to pay dividends in full on the Preferred Stock, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the Preferred Stock outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time the corporation shall have failed to pay in full amounts payable with respect to any obligations to retire shares of the Preferred Stock, thereafter and until such amount shall have been paid in full or set apart in trust for payment (a) the corporation, without the affirmative vote or consent of the holders of at least 66-2/3% of the Preferred Stock at the time outstanding given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the Preferred Stock shall vote separately as a class, regardless of series, shall not redeem less than all of the Preferred Stock at such time outstanding; (b) the corporation shall not purchase any Preferred Stock except in accordance with a purchase offer made in writing to all holders of Preferred Stock of all series upon such terms as the Board of Directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided that (i) the corporation, to meet the requirements of any purchase retirement or sinking fund provisions with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (ii) nothing shall prevent the corporation from completing the purchase or redemption of shares of Preferred Stock for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and (c) the corporation shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other stock of the corporation ranking junior to the Preferred Stock as to dividends and upon liquidation.

~~(9)       Series B, $2.00 Cumulative Convertible Preferred Stock.~~

~~(a)       Designation—Series B. There shall be a series of the Preferred Stock of this corporation hereby designated as Series B, $2.00 Cumulative Convertible Preferred Stock~~

~~(hereinafter in this Paragraph (9) referred to as “Series B Stock”) consisting of 1,000,000 shares. The shares of Series B Stock shall have the rights and preferences hereinafter set forth, in addition to those otherwise provided with respect to all shares of Preferred Stock.~~

~~(b)       Dividends—Series B. The rate of dividends on the Series B Stock shall be $2.00 pre annum, payable quarterly on the last days of March, June, September and December of each year for the respective Dividend Periods ending on such dates. Dividends on shares of Series B Stock shall accrue from and after October 1, 1978 and shall be cumulative from and after such date whether or not on nay quarterly dividend date there shall be funds legally available for the payment of dividends.~~

~~(c)       Liquidation, Dissolution or Winding Up—Series B. In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Series B Stock shall be entitled to receive out of the assets of the corporation in money’s worth an amount equal to $40.00 for each share of the Series B Stock, plus all accrued but unpaid dividends thereon, and no more, before any of such assets shall be paid or distributed to holders of Common Stock. The consolidation or merger of the corporation with or into any other corporation, or a sale of all or any part of its assets, shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph.~~

~~(d)       Redemption—Series B.~~

~~(1)       The shares of Series B Stock shall not be redeemable on or before October 9, 1983 and thereafter will be redeemable at any time at the option of the corporation, exercised by resolution of the Board of Directors, either in whole or in part, at (x) a redemption price per share equal to the lesser of (i) $40.00 per share, or (ii) 110% of the less of (A) the average of the high and low sales prices of the shares of Common Stock, par value $5 per share, of Globe-Union Inc. as reported in the New York Stock Exchange—Composite Transactions (or by any such other national securities exchange on which such shares shall be listed) on the trading day immediately preceding the date on which the shareholders of Globe-Union Inc. approve the Plan and Agreement of Reorganization dated June 27, 1978 between Globe-Union Inc. and the corporation, or (B) the average “when issued” price of the Series B Stock as quoted in the customary “when issued” market on such trading day immediately preceding the date of such approval by the shareholders of Globe-Union Inc., except that in the event that there is not in the opinion of Goldman Sachs & Co. a readily ascertainable “when issued” market for the Series B Stock on such trading day, then such average “when issued” price shall, for purposes of this clause (II) (B), be the average of the high and low sales prices of the Series B Stock as reported in the New York Stock Exchange—Composite Transactions (or by any such other national securities exchange on which such shares shall be listed) on the first trading day on which such shares are traded after October 10, 1978 (or if such Series B Stock is not listed on the New York Stock Exchange (or any such other national securities exchange) on such first trading date after October 10, 1978 then the average of the bid and asked prices of the Series B Stock on such first trading date as quoted by the National Association of Securities Dealers through its automated quotation system), plus (y) in each case a sum equal to all accrued but unpaid dividends of such Series B Stock; provided, however, that the corporation shall have no such right to redeem shares of Series B Stock unless the product of (A) the quotient of the conversion value (as defined in clause (e) below) divided by the basic conversion price (as adjusted from time to time), times (B) the average of the high and low sales prices of the Common Stock of the corporation, as reported in the New York Stock Exchange—Composite Transactions (or such other principal market quotation as may then be applicable to such Common Stock) for ten consecutive trading days ending with the tenth trading day prior to the date of the corporation’s notice of redemption under clause (d) (2) below, is at least $42.00 for each such trading day.~~

~~(2)       Notice of any redemption of Series B Stock, specifying the time and place of redemption, shall be mailed to each holder of record of the shares to be redeemed, at his address of record, not more than all the shares owned by such shareholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the number of the certificates representing such shares.~~

~~(e)       Conversion Right—Series B. Any holder of Series B Stock may convert the same, at any time, into shares of Common Stock on the basis herein provided, at a basic conversion price of $32.40 per share, subject to adjustment from time to time as hereinbefore provided in Paragraph (5), provided that the conversion right of any shares of Series B Stock which shall have been called for redemption shall terminate at the close of business on the fifth day preceding the date fixed for the redemption of such shares. For the purpose of such conversion, shares of Series B Stock shall at all times be taken to have a conversion value of 440.00 per share.~~

~~(f)       Notice to Holders of Series B Stock. Immediately after the initial issuance of the Series B Stock the corporation shall file with its transfer agent or agents a statement specifying the redemption price provided in clause (d) (1) (x) and the basic conversion price provided in clause (e) (including, in reasonable detail, the manner in which such redemption price and basic conversion price were calculated), and cause a notice, setting forth such redemption price and basic conversion price, to be mailed to holders of record of shares of Series B Stock at their addresses as shown on the books of the corporation.”~~

(B) Common Stock

(1) Dividends

After all dividends on all series of Preferred Stock entitled to dividends which shall have accrued through the ends of the last preceding Dividend Periods set for all such series shall have been paid or declared and set apart for payment at the rates at which such series of Preferred Stock are entitled for the last preceding Dividend Periods set for such series, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, at its discretion, out of any assets of the corporation at the time legally available for payment of dividends of Common Stock.

(2) Dissolution

In the event of the dissolution of the corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock which shall be entitled to a preference over the holders of Common Stock of the full preferential amounts to which they are entitled, the holders of Common Stock shall be entitled to share ratably in the distribution of the remaining assets of the corporation.

(3)	Voting Rights of Common Stock

Holders of Common Stock shall be entitled to one vote for each share of such class held on all questions on which shareholders of the corporation as entitled to vote and shall vote together share for share with the holders of Preferred Stock as one class, except as otherwise provided by law or as herein otherwise provided.

(C) General

(1)	Pre-emptive Rights

No holder of any class of stock of the corporation shall have any pre-emptive or preferential right to subscribe for or purchase any of the unissued shares of stock the corporation, whether now or hereafter authorized, or any stock of this corporation purchased by this corporation or by its nominee or nominees, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation, or any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine.

(2)	Holders of Record

The corporation shall be entitled to treat the holder of record of any share or shares or stock as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

(3)	Increases Shareholder Voting Requirement in Connection with Certain Merger and Other Transactions

(a) Except as set forth in clause (d) of this Paragraph (3), the affirmative vote or consent of the holders of four-fifths of all classes of stock of this corporation entitled to vote in elections of directors, considered for the purposes of this Paragraph (3) as one class, shall be required (i) for the adoption of any agreement for the merger or consolidation of this corporation with or into any other corporation, or (ii) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of the assets of this corporation to, or any sale, lease, exchange, mortgage, pledge or other disposition to this corporation or any subsidiary thereof in exchange for securities of this corporation of any assets of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of stock of this corporation entitled to vote in elections of directors considered for the purposes of this Paragraph (3) as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of this corporation otherwise required by law, these Articles of Incorporation or any agreement between this corporation and any national securities exchange.

(b) For the purposes of this paragraph (3), (i) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of this corporation (A) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise or (B) which are beneficially owned, directly or indirectly (including shares deemed owned through application of subclause (A), above), by any other corporation, person or entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposition of stock of this corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1969, and (ii) the outstanding shares of any class of stock of this corporation shall include shares deemed owned through application of subclauses (A) and (B) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(c) The Board of Directors shall have the power and duty to determine for the purposes of this Paragraph (3), on the basis of information known to such Board, whether (i) such other corporation, person or other entity beneficially owns more than 10% of the outstanding shares of stock of this corporation entitled to vote in elections of directors, (ii) a corporation, person, or entity is an “affiliate” or “associate” (as defined above) of another, and (iii) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Paragraph (3).

(d) The provisions of this Paragraph (3) shall not be applicable to (i) any merger or consolidation of this corporation with or into any other corporation, or any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of the assets of this corporation to, or any sale, lease mortgage, pledge or other disposition to this corporation or any subsidiary thereof in exchange for securities of this corporation of any assets of, any other corporation, person or other entity, if the Board of Directors of this corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity, with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity shall have become a beneficial owner of more than 10% of the shares of stock of this corporation entitled to vote in elections of directors; or (ii) any merger or consolidation of this corporation with, or any sale, lease, exchange, mortgage, pledge or other disposition to this corporation or any subsidiary thereof of any assets of any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by this corporation and its subsidiaries.

(e) No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Paragraph (3), unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of four-fifths of all classes of stock of this corporation entitled to vote in elections of directors, considered for the purposes of this Paragraph (3) as one class.

ARTICLE IV

Board of Directors

(A) The Board of Directors shall consist of such number of directors (not less than three) as ~~in~~is fixed from time to time by the By-laws. The By-laws may provide, to the extent permitted by law, that the directors be divided into classes until the annual meeting of shareholders of the corporation held in 2014 and that the terms of office ~~or~~of directors of each class may be more than one year. Commencing with the annual meeting of shareholders of the corporation held in 2014, directors shall be elected and shall hold office for terms as follows: (i) at the 2014 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, (ii) at the 2015 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2014 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, and (iii) at the 2016 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified. A director may be removed from office during the term for which he has been elected only by affirmative vote ~~to~~of two-thirds of the outstanding shares entitled to vote for the election of such director. Any director elected to fill a vacancy who is replacing a director who was in the course of serving a three-year term shall serve for the remainder of the predecessor’s term.

(B) The By-laws of the corporation may provide that, to the extent provided in such By-laws, an individual shall be elected a director of the corporation by the shareholders if, and only if, the number of votes cast favoring that individual’s election exceeds the number of votes cast opposing that individual’s election at any meeting for the election of directors at which a quorum is present, subject to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies on the Board of Directors (including a vacancy resulting from an increase in the number of directors) filled by a vote of the Board of Directors.

ARTICLE V

Registered Office and Agent

The address of the registered office is 5757 North Green Bay Avenue, Glendale, Wisconsin 53209, and the name of the registered agent at such address is Jerome D. Okarma.

ARTICLE VI

Indemnification

(A) The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connect with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(B) The corporation shall indemnify any person who was or is a party threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(C) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding Sections (A) and (B) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection therewith.

(D) Any indemnification under Sections (A) or (B) of this Article VI, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections. Such determination shall be made:

(1)    By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding.

(2)    If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion;

(3)    By the shareholders; or

(4)    By the chief legal officer of the corporation only in the following circumstances

(a) the indemnified is a non-officer, non-director employee of the corporation, and

(b) the chief legal officer reasonably concludes that the actions of the indemnified were in accordance with the laws of the U.S. and Wisconsin, meet the requirements of this Article and were in accordance with the current Ethics Policy of the corporation; the chief legal officer reports fully on such decisions to the Audit Committee of the Board of Directors at its next meeting.

(E) Expenses, including attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section (D) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VI.

(F) The right to indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

* * * * * * *

These Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and all amendments to the Articles of Incorporation through January ~~26, 2011~~23, 2013.

This document was drafted by Jerome D. Okarma, Esq.

APPENDIX B

JOHNSON CONTROLS, INC.

2012 OMNIBUS INCENTIVE PLAN

1.        Purpose and Effective Date.

(a)      Purpose.  The Johnson Controls, Inc. 2012 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers and employees and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, or receive monetary payments, on the potentially favorable terms that this Plan provides.

(b)      Effective Date.  This Plan will become effective on September 25, 2012 (the “Effective Date”), subject to the approval of the Company’s shareholders within twelve (12) months of the Effective Date. Awards may be granted under this Plan on and after the Effective Date, provided that any Awards granted prior to the date that the Plan is approved by the Company’s shareholders shall be conditioned on such shareholder approval.

(c)      Prior Plans.  If the Company’s shareholders approve this Plan, then the Johnson Controls, Inc. 2007 Stock Option Plan, the Johnson Controls, Inc. 2001 Restricted Stock Plan, the Johnson Controls, Inc. Annual Incentive Performance Plan and the Johnson Controls, Inc. Long-Term Incentive Performance Plan (collectively, the “Prior Plans”) will terminate on the date of such shareholder approval, and no new awards will be granted under the Prior Plans after their termination date; provided that the Prior Plans will continue to govern awards outstanding as of the date of the Prior Plans’ termination and such awards shall continue in force and effect until fully distributed or terminated pursuant to their terms.

2.        Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a)      “10% Shareholder” means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary corporation.

(b)      “Administrator” means the Committee. In addition, subject to any limitations imposed by law and any restrictions imposed by the Committee, the Chief Executive Officer of the Company may act as the Administrator with respect to Awards granted (or to be granted) to employees who are not Section 16 Participants or subject to Code Section 162(m) at the time such authority or responsibility is exercised.

(c)      “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d)      “Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company; provided that when determining when a Participant has experienced a separation from service for purposes of the Plan, control shall be determined pursuant to Code Sections 414(b) or (c), except that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place it appears in the regulations thereunder.

(e)      “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Dividend Equivalent Units, an Annual Incentive Award, a Long-Term Incentive Award, or any other type of award permitted under the Plan.

(f)        “Beneficial Ownership” (or derivatives thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(g)        “Board” means the Board of Directors of the Company.

(h)        “Cause” means (1) if the Participant is subject to an employment agreement with the Company or an Affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the Administrator and set forth in an Award agreement, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, (D) violation of any federal, state or local law in connection with the Participant’s employment or service, or (E) breach of any fiduciary duty to the Company or an Affiliate.

(i)        “Change of Control” means the first to occur of the following events:

(i)      The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(i)(iii)(A) – 2(i)(iii)(C);

(ii)      Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)      Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)      Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of an Award (1) that provides for the payment of deferred compensation that is subject to Code Section 409A or (2) with respect to which the Company permits a deferral election, the definition of Change of Control herein shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

(j)        “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k)        “Commission” means the United States Securities and Exchange Commission or any successor agency.

(l)        “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board designated by the Board to administer the Plan and composed of no fewer than two directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Code Section 162(m)(4)(C); provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(m)        “Company” means Johnson Controls, Inc., a Wisconsin corporation, or any successor thereto.

(n)        “Deferred Compensation Plan” means the Johnson Controls, Inc. Executive Deferred Compensation Plan, as from time to time amended and in effect.

(o)        “Deferred Stock Right” means the right to receive Stock or Restricted Stock at some future time.

(p)        “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an officer or an employee of the Company or an Affiliate.

(q)        “Disability” means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) with respect to an ISO, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Administrator. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

(r)        “Dividend Equivalent Unit” means the right to receive a payment, in cash or property, equal to the cash dividends or other distributions paid with respect to a Share.

(s)        “Eligible Employee” means any officer or other employee of the Company or of any Affiliate, or any individual that the Company or an Affiliate has engaged to become an officer or employee.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(u)        “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transition, one-time or similar items or charges; the diluted impact of goodwill on acquisitions; and any other items specified by the Administrator; provided that, for Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing at the time the Award is made unless, after application of the Excluded Items, the amount payable under the Award is reduced.

(v)        “Fair Market Value” means, per Share on a particular date: (i) the closing price on such date on the New York Stock Exchange or, if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the last bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator. The Administrator also shall establish the Fair Market Value of any other property. If an actual sale of a Share occurs on the market, then the Company may consider the sale price to be the Fair Market Value of such Share.

(w)        “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.

(x)        “Incentive Stock Option” or “ISO” mean an Option that meets the requirements of Code Section 422.

(y)        “Option” means the right to purchase Shares at a stated price for a specified period of time.

(z)        “Participant” means an individual selected by the Administrator to receive an Award.

(aa)      “Performance Awards” means a Performance Share and Performance Unit, and any Award of Restricted Stock, Restricted Stock Units or Deferred Stock Rights the payment or vesting of which is contingent on the attainment of one or more Performance Goals.

(bb)      “Performance Goals” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:

(i)        Basic earnings per common share for the Company on a consolidated basis.

(ii)       Diluted earnings per common share for the Company on a consolidated basis.

(iii)      Total shareholder return.

(iv)      Fair Market Value of Shares.

(v)       Net sales.

(vi)      Cost of sales.

(vii)     Gross profit.

(viii)    Selling, general and administrative expenses.

(ix)      Operating income.

(x)       Segment income.

(xi)      Earnings before interest and the provision for income taxes (EBIT).

(xii)     Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA).

(xiii)    Net income.

(xiv)    Accounts receivable.

(xv)     Inventories.

(xvi)    Trade working capital.

(xvii)   Return on equity.

(xviii)  Return on assets.

(xix)    Return on invested capital.

(xx)     Return on sales.

(xxi)    Economic value added, or other measure of profitability that considers the cost of capital employed.

(xxii)   Free cash flow.

(xxiii)	Net cash provided by operating activities.

(xxiv)	Net increase (decrease) in cash and cash equivalents.

(xxv)	Customer satisfaction, which may include customer backlog and/or relationships.

(xxvi)	Market share.

(xxvii)	Quality.

(xxviii)	Safety.

(xxix)	Realization or creation of innovation projects or products.

(xxx)	Employee engagement.

(xxxi)	Employee and/or supplier diversity improvement.

(xxxii)	Sustainability measures, such as reduction in greenhouse gases.

(xxxiii)	Completion of integration of acquired businesses and/or strategic activities.

(xxxiv)	Development, completion and implementation of succession planning.

The Performance Goals described in items (v) through (xxxiv) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.

In addition, the Administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above (A) with respect to Awards that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or (B) to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the Award.

Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(cc)    “Performance Shares” means the right to receive Shares (including Restricted Stock) to the extent Performance Goals are achieved.

(dd)    “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(ee)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(ff)      “Plan” means this Johnson Controls, Inc. 2012 Omnibus Incentive Plan, as may be amended from time to time.

(gg)    “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(hh)    “Restricted Stock” means a Share that is subject to a risk of forfeiture or a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(ii)      “Restricted Stock Unit” means the right to receive a payment equal to the Fair Market Value of one Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(jj)        “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, termination of employment from the Company and its Affiliates (for other than Cause) on a date the Participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the Company’s or its Affiliate’s defined benefit pension plans, or if the Participant is not covered under any such plan, on or after attainment of age fifty-five (55) and completion of ten (10) years of continuous service with the Company and its Affiliates or on or after attainment of age sixty-five (65) and completion of five (5) years of continuous service with the Company and its Affiliates.

(kk)      “Rule 16b-3” means Rule 16b-3 promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(ll)        “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(mm)   “Share” means a share of Stock.

(nn)     “Stock” means the Common Stock of the Company.

(oo)     “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(pp)     “Stock Unit” means a right to receive a payment equal to the Fair Market Value of one Share.

(qq)     “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(rr)       “Unrestricted Shares” means Shares issued under the Plan that are not subject to either a risk of forfeiture or a Restriction Period.

3.        Administration.

(a)      Administration.  The Administrator shall administer this Plan. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan and all Awards, including but not limited to the authority to: (i) interpret the provisions of this Plan and any Award agreement; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Notwithstanding the above statement or any other provision of the Plan, the Committee shall have no discretion to increase the amount, once established, of compensation payable under an Award that is intended to be performance-based compensation under Code Section 162(m), although the Committee may decrease the amount of compensation a Participant may earn under such an Award.

(b)      Delegation to Other Committees or Officers.  To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants or Awards made to Participants subject to Code Section 162(m) at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of directors who are “non-employee directors” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Code Section 162(m)(4)(C). If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c)      Indemnification.  The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s articles of incorporation and by-laws permit.

4.        Eligibility.  The Administrator (to the extent of its authority) may designate any of the following as a Participant from time to time: any officer or other employee of the Company or its Affiliates or any individual that the Company or an Affiliate has engaged to become an officer or employee. The Administrator’s designation of a Participant in any year will not require the Administrator to designate such person to receive an Award in any other year. No individual shall have any right to be granted an Award, even if an Award was granted to such individual at any prior time, or if a similarly-situated individual is or was granted an Award under similar circumstances.

5.        Types of Awards.  Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 16(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6.         Shares Reserved under this Plan.

(a)        Plan Reserve.  Subject to adjustment as provided in Section 18, an aggregate of thirty-six million, eight hundred thousand (36,800,000) Shares are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted by one Share for each Share subject to an Option or SAR (that will be settled in Shares), and the aggregate number of Shares reserved under this Section 6(a) shall be depleted by 2.65 Shares for each Share subject to an Award other than an Option or SAR. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b)        Incentive Stock Option Award Limits.  Subject to adjustment as provided in Section 18, the Company may issue an aggregate of three million (3,000,000) Shares upon the exercise of Incentive Stock Options.

(c)        Replenishment of Shares Under this Plan.  If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: Shares tendered in payment of the exercise price of an Option; Shares withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.

(d)        Addition of Shares from Prior Plans.  After the termination date of the Prior Plans, if any Shares subject to awards granted under the Prior Plans would again become available for new grants under the terms of such plans if such plans were still in effect (taking into account such plan’s provisions concerning termination or expiration, if any), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under Section 6(a). Any such Shares will not be available for future awards under the terms of the Prior Plans.

(e)        Participant Limitations.  Subject to adjustment as provided in Section 18, no Participant may be granted Awards that could result in such Participant:

(i)       receiving Options for, and/or Stock Appreciation Rights with respect to, more than two million (2,000,000) Shares during any fiscal year of the Company;

(ii)      receiving Awards of Restricted Stock (including any dividends paid thereon) and/or Restricted Stock Units (including any associated Dividend Equivalent Units) and/or Deferred Stock Rights (including any associated Dividend Equivalent Units) relating to more than five hundred thousand (500,000) Shares during any fiscal year of the Company;

(iii)      receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than one million (1,000,000) Shares during any fiscal year of the Company;

(iv)      receiving Awards of Performance Units the value of which is not based on the Fair Market Value of Shares that would pay more than six million dollars ($6,000,000) during any fiscal year of the Company;

(v)      receiving other Stock-based Awards pursuant to Section 13 relating to more than five hundred thousand (500,000) Shares during any fiscal year of the Company;

(vi)      receiving an Annual Incentive Award in any fiscal year of the Company that would pay more than six million dollars ($6,000,000); or

(vii)      receiving a Long-Term Incentive Award in any fiscal year of the Company that would pay more than six million dollars ($6,000,000).

In all cases, determinations under this Section 6(e) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7.        Options.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:

(a)        Whether the Option is an Incentive Stock Option or a “nonqualified stock option” which does not meet the requirements of Code Section 422;

(b)        The number of Shares subject to the Option;

(c)        The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d)        The exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(e)        The terms and conditions of exercise, including the manner and form of payment of the exercise price; provided that if the aggregate Fair Market Value of the Shares subject to all ISOs granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Code Section 422(d), then such ISOs shall be treated as nonqualified stock options to the extent such limitation is exceeded; and

(f)        The term; provided that each Option must terminate no later than ten (10) years after the date of grant and each Incentive Stock Option granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8.         Stock Appreciation Rights.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

(a)        Whether the SAR is granted independently of an Option or relates to an Option;

(b)        The number of Shares to which the SAR relates;

(c)        The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d)        The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(e)        The terms and conditions of exercise or maturity;

(f)         The term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

(g)        Whether the SAR will be settled in cash, Shares or a combination thereof.

If an SAR is granted in relation to an Option, then, unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9.        Performance and Stock Awards.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Performance Shares or Performance Units, including but not limited to:

(a)      The number of Shares and/or units to which such Award relates;

(b)      Whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

(c)      The Restriction Period with respect to Restricted Stock or Restricted Stock Units and the period of deferral for Deferred Stock Rights;

(d)      The performance period for Performance Awards;

(e)      With respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and

(f)      With respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

Except as otherwise provided in the Plan, at such time as all restrictions applicable to an Award of Restricted Stock, Deferred Stock Rights or Restricted Stock Units are met and the Restriction Period expires, ownership of the Stock subject to such restrictions shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are paid in cash, then the payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.

10.        Annual Incentive Awards.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or (for Awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of one fiscal year of the Company except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

11.        Long-Term Incentive Awards.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or (for Awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.

12.        Dividend Equivalent Units.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant that provides for the deferral of such amounts until a stated time; provided that Dividend Equivalent Units that relate to Performance Awards that are contingent on the achievement of a Performance Goal at the time the cash dividend or other distribution is paid with respect to a Share shall also be contingent on the achievement of such Performance Goal and shall not be paid until such Performance Goal is achieved; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Units may be granted only in connection with a “full-value Award.” For this purpose, a “full-value Award” includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), Deferred Stock Rights and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

13.        Other Stock-Based Awards.  Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of Unrestricted Shares (which may be awarded in lieu of cash compensation to which a Participant is otherwise entitled, in exchange for cancellation of a compensation right, as a bonus, upon the attainment of Performance Goals or otherwise) or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award; and provided further that the date of grant cannot be prior to the date the Administrator takes action to approve the Award.

14.        Effect of Termination on Awards.  The Administrator shall have the discretion to determine, at the time an Award is made to a Participant or any time thereafter, the effect of the Participant’s termination of employment or service with the Company and its Affiliates on the Award.

15.        Transferability.

(a)      Restrictions on Transfer.  No Award (other than Unrestricted Shares), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (i) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (ii) transfer an Award.

(b)      Restrictions on Exercisability.  Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

16.        Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a)        Term of Plan.  Unless the Board or Committee earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate on the date all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no Incentive Stock Options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan for such purpose.

(b)        Termination and Amendment.  The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i)      the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii)      shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii)      shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(b) or the limits set forth in Section 6(e) (except as permitted by Section 18), (B) an amendment to materially expand the group of individuals that may become Participants, or (C) an amendment that would diminish the protections afforded by Section 16(e).

(c)        Amendment, Modification, Cancellation and Disgorgement of Awards.

(i)      Subject to the requirements of the Plan, including the limitations of Section 16(e), the Administrator may modify, amend or cancel any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of Section 18 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii)      Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

(iii)      Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

(d)      Survival of Authority and Awards.  Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)      Repricing and Backdating Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 18, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current Share price in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f)      Foreign Participation.  To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b).

In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award agreement to contrary.

(g)      Code Section 409A.  The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

17.      Taxes.

(a)      Withholding.  In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b)      No Guarantee of Tax Treatment.  Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c)      Participant Responsibilities.  If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

18.      Adjustment Provisions; Change of Control.

(a)      Adjustment of Shares.  If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)      Issuance or Assumption.  Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements of any principal securities exchange or market on which the Shares are then traded.

(c)      Change of Control.  If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award agreement or by the Administrator prior to the date of the Change of Control, in the event of a Change of Control:

(i)      If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor in the Change of Control transaction. If applicable, each Award which is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii)      To the extent the Survivor in the Change of Control transaction does not agree to assume the Awards or issue replacement awards as provided in clause (i), then immediately prior to the date of the Change of Control:

(A)      Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award.

(B)      Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) that are not then vested shall vest.

(C)      All Performance Awards and Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid upon the Change of Control, and all Performance Awards and Annual and Long-Term Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the Change of Control equal to the product of (1) the target value payable to the Participant under his Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the Change of Control occurs and the denominator of which is the number of days in the performance period.

(D)      All Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

(iii)      In the event that (1) the Survivor terminates the Participant’s employment or service without cause (as defined in the agreement relating to the Award or, if not defined therein, as defined by the Administrator) or (2) if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that contemplates the termination of his or her employment or service for good reason, and the Participant terminates his or her employment or service for good reason (as defined in such agreement), in the case of either (1) or (2) within twenty-four (24) months following a Change of Control, then the following provisions shall apply to any assumed Awards or replacement awards described in paragraph (i) and any Awards not cancelled in connection with the Change of Control pursuant to paragraph (ii):

(A)      Effective upon the date of the Participant’s termination of employment or service, all outstanding Awards or replacement awards automatically shall vest (assuming for any Award the vesting of which is subject to Performance Goals, that such goals had been met at the target level); and

(B)      With respect to Options or Stock Appreciation Rights, at the election of the Participant, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the excess of the Fair Market Value of the Shares on the date of such termination covered by the portion of the Option or Stock Appreciation Right that has not been exercised over the exercise or grant price of such Shares under the Award; and

(C)      With respect to Restricted Stock, Restricted Stock Units or Deferred Stock Rights, at the election of the Participant, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the Fair Market Value of a Share on the date of such termination; and

(D)      With respect to Performance Awards and Annual and Long-Term Incentive Awards that are earned but not yet paid, such Awards or replacement awards shall be paid upon the termination of employment or service, and with respect to Performance Awards and Annual and Long-Term Incentive Awards for which the performance period has not expired, such Awards shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the date of termination equal to the product of (1) the target value payable to the Participant under his Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the termination occurs and the denominator of which is the number of days in the performance period; and

(E)      With respect to other Awards, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash in an amount equal to the value of the Award.

Notwithstanding anything to the contrary in the foregoing, the Participant has a deferral election in effect with respect to any amount payable under this Section 18(c), such amount shall be deferred pursuant to such election and shall not be paid in a lump sum as provided herein; provided that, with respect to amounts payable to a Participant (or the Participant’s beneficiary or estate) who is entitled to a payment hereunder because the Participant’s employment terminated as a result of death or Disability, or payable to a Participant who has met the requirements for Retirement (without regard to whether the Participant has terminated employment), no payment shall be made unless the Change of Control also constitutes a change of control within the meaning of Code Section 409A.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

(d)        Application of Limits on Payments.  Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

19.        Miscellaneous.

(a)      Other Terms and Conditions.  The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i)      the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii)      one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(iii)      restrictions on resale or other disposition of Shares; and

(iv)      compliance with federal or state securities laws and stock exchange requirements.

(b)      Employment and Service.  The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i)      a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment; and

(ii)      a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c)      No Fractional Shares.  No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d)      Offset.  The Company shall have the right to offset, from any amount payable or stock deliverable hereunder, any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant or any individual with a right to the Participant’s Award.

(e)      Unfunded Plan.  This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(f)      Requirements of Law and Securities Exchange.  The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

(g)      Restrictive Legends; Representations.  All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange. The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(h)      Governing Law.  This Plan, and all Awards hereunder, and all determinations made and actions taken pursuant to this Plan, shall be governed by the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof) and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States or as otherwise provided hereinafter. Notwithstanding anything to the contrary herein, if any individual (other than the Company) brings a claim involving the Company or an Affiliate, regardless of the basis of the claim (including but not limited to claims relating to wrongful discharge, Title VII discrimination, the Participant’s employment or service with the Company or its Affiliates or the termination thereof, benefits under this Plan or other matters), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and the following provisions, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(i)      Initiation of Action.  Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel

Johnson Controls, Inc.

5757 North Green Bay Avenue

P.O. Box 591

Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(ii)      Compliance with Personnel Policies.  Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the personnel policies of the Company or an Affiliate, as applicable. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any complaint resolution procedure of the Company or an Affiliate, as applicable, has been completed.

(iii)      Rules of Arbitration.  All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under the award or policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(iv)      Representation and Costs.  Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(v)      Discovery; Location; Rules of Evidence.  Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(vi)      Confidentiality.  The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

(i)      Construction.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(j)      Severability.  If any provision of this Plan or any Award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any Award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.

Shareowner ServiceSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

☐ Check this box if address change, and indicate correction below:	To vote by Internet or telephone, see reverse side of this proxy card.

Proxy

2013 Annual Meeting – January 23, 2013

The Board of Directors recommends a vote “FOR” items 1 through 5, and “AGAINST” items 6 and 7.

						FOR ALL	WITHHOLD FROM ALL
1.	Elect Directors	01	David P. Abney	02	Julie L. Bushman
		03	Eugenio Clariond Reyes-Retana	04	Jeffrey A. Joerres	☐	☐

EXCEPTIONS
To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.

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2.	Ratify the appointment of PricewaterhouseCoopers as independent auditors for 2013.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approve the proposed restatement of the Restated Articles of Incorporation.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Approve the Johnson Controls, Inc. 2012 Omnibus Incentive Plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	Approve on an advisory basis named executive officer compensation.	☐	FOR	☐	AGAINST	☐	ABSTAIN

6.	Consider a shareholder proposal for an independent Chair of the Board of Directors.	☐	FOR	☐	AGAINST	☐	ABSTAIN

7.	Consider a shareholder proposal to permit shareholder action by written consent.	☐	FOR	☐	AGAINST	☐	ABSTAIN

If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, FOR item 4, FOR item 5, AGAINST item 6, AGAINST item 7, and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

[Important information contained on reverse side; please read.]

Dated:

Please sign in box.

Please sign name exactly as it appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

The signatory, having received the Notice of Meeting and Proxy Statement dated December 10, 2012, and Annual Report on Form 10-K, hereby appoints S.A. Roell and J. D. Okarma, and each of them, proxies with power of substitution to vote for the signatory at the annual shareholders’ meeting of Johnson Controls, Inc., to be held on January 23, 2013, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.

This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 15, 2012. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

JOHNSON CONTROLS, INC.

PROXY

2013 Annual Meeting – January 23, 2013

Johnson Controls and other plan participants: If you are a participant in the Johnson Controls Savings and Investment (401k) Plan, the Trim Masters, Inc. Retirement Plan, the Johnson Controls Automotive Experience Production Employee Savings and Investment (401k) Plan, the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees, the Bridgewater LLC Profit Sharing Plan, the Johnson Controls Federal Systems Retirement Savings (401k) Plan, the Avanzar Interior, LLC Savings and Investment (401k) Plan, or the JCIM Savings and Investment (401k) Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

Bristol Compressors Thrift and Retirement Plan participants: If you are a participant in the Bristol Compressors Thrift and Retirement Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

The shares credited to your account in any above-referenced plan will be voted as directed. If no voting direction is indicated on your returned card, if the card is not signed, or if the card is not received by January 17, 2013, the plan shares credited to your account will be voted in the same proportion as directions received from participants.

If your shares of the Company’s Common Stock are registered in your name, and no voting direction is indicated on your returned card, the shares you hold will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, FOR item 4, FOR item 5, AGAINST item 6, AGAINST item 7, and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.

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Proxy

VOTE BY TELEPHONE, INTERNET OR MAIL

24 Hours a Day, 7 Days a Week

Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.

Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website to create your electronic ballot.

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.